Exhibit 10.4

SECOND AMENDED AND RESTATED CREDIT

AGREEMENT

made and entered into

as of October       , 2007

by and among

WALCO INTERNATIONAL, INC.,

a Delaware corporation (successor by merger to

Walco International, Inc., a California corporation)

KVSL ACQUISITION, LTD.,

an Alberta corporation

EACH OF THE CREDIT PARTIES WHICH IS NOW OR HEREAFTER A

GUARANTOR HEREUNDER FROM TIME TO TIME,

EACH OF THE FINANCIAL INSTITUTIONS WHICH IS

A SIGNATORY HERETO OR

WHICH MAY FROM TIME TO TIME

BECOME A PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

a national banking association

as Administrative Agent, US Administrative Agent, US Collateral Agent, and

as an Issuing Bank

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

a national banking association

as Canadian Administrative Agent and Canadian Collateral Agent, and

as an Issuing Bank

GENERAL ELECTRIC CAPITAL CORPORATION,

a Delaware corporation

as Documentation Agent for such Financial Institutions,

and

J.P. MORGAN SECURITIES INC.,

as sole and exclusive Lead Arranger and Bookrunner

i

5.9 Representations by Others	88
5.10 Permits, Licenses, Etc.	89
5.11 Employee Benefit Programs	89
5.12 Title to Properties; Possession Under Leases	90
5.13 Assumed Names	90
5.14 Investment Company Act	90
5.15 [Reserved]	90
5.16 Agreements	90
5.17 Environmental Matters	91
5.18 No Change in Credit Criteria or Collection Policies	91
5.19 Solvency	91
5.20 Status of Collateral	92
5.21 Term Loan Debt Documents	92
5.22 Transactions with Related Parties	93
5.23 Patents, Trademarks and Copyrights	93
5.24 Acquisition Documents	93
6. Affirmative Covenants	93
6.1 Businesses and Properties	94
6.2 Taxes	94
6.3 Financial Statements and Information	94
6.4 Inspections; Field Examinations; Appraisals and Physical Counts	96
6.5 Further Assurances	97
6.6 Books and Records	97
6.7 Insurance	97
6.8 Employee Benefit Programs	98
6.9 Use of Proceeds	99
6.10 Guarantors, Joinder Agreements	100
6.11 Notice of Events	101
6.12 Environmental Matters	102
6.13 End of Fiscal Year	102
6.14 Pay Obligations and Perform Other Covenants	102
6.15 Cash Dominion; Collection and Application of Accounts	102
6.16 Accounts and Other Collateral Matters	104
6.17 Agreements	104
7. Negative Covenants	106
7.1 Indebtedness	106
7.2 Liens	108
7.3 Contingent Liabilities	110
7.4 Mergers, Consolidations and Dispositions and Acquisitions of Assets	111
7.5 Nature of Business	114
7.6 Transactions with Related Parties	114
7.7 Investments, Loans	114
7.8 ERISA Compliance	115
7.9 Intentionally Deleted	115
7.10 Change in Accounting Method	115

7.11 Redemption, Dividends, Issuance of Equity Interests, Distributions and Restricted Payments	115
7.12 Fixed Charge Coverage Ratio	117
7.13 Capital Expenditures	117
7.14 Intentionally Deleted	117
7.15 Sale of Accounts	117
7.16 Sale and Lease-Back Transactions	117
7.17 Change of Name or Place of Business	117
7.18 Restrictive Agreements	118
7.19 Modification or Waiver of Documents Governing Term Loan Debt	118
7.20 Availability	118
7.21 Anti-Terrorism Laws	118
8. Events of Default and Remedies	118
8.1 Events of Default	118
8.2 Remedies Cumulative	122
9. The Agents and the Issuing Banks	122
9.1 Appointment, Powers and Immunities	122
9.2 Reliance	123
9.3 Defaults	123
9.4 Rights as a Lender	124
9.5 Indemnification	124
9.6 Non-Reliance on Agents, Issuing Banks and Other Lenders	124
9.7 Failure to Act	125
9.8 Resignation or Removal of Agent	125
9.9 Canadian Collateral Located in Quebec	125
10. Miscellaneous	126
10.1 No Waiver	126
10.2 Notices	126
10.3 Governing Law	127
10.4 Survival; Parties Bound	127
10.5 Counterparts	127
10.6 Limitation of Interest	127
10.7 Survival	129
10.8 Captions	129
10.9 Expenses, Etc.	129
10.10 Indemnification	130
10.11 Amendments, Waivers, Etc.	131
10.12 Successors and Assigns	133
10.13 Entire Agreement	136
10.14 Severability	137
10.15 Disclosures	137
10.16 Capital Adequacy	137
10.17 Taxes	138
10.18 Waiver of Claims	140
10.19 Right of Setoff	140

10.20 Waiver of Right to Jury Trial	141
10.21 Additional Provisions Regarding Collection of Accounts and other Collateral	141
10.22 Hedging Obligations; Cash Management Obligations	142
10.23 Construction	145
10.24 Joint and Several Obligations	145
10.25 USA Patriot Act	145
10.26 Confidentiality	145
10.27 No Rights, Duties or Obligations of Documentation Agent	145
10.28 Financial Assistance Limitations	146
10.29 Judgment Currency	146

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (together with all amendments, modifications and supplements hereto and restatements hereof, this “Agreement”) is made and entered into as of October       , 2007, by and among WALCO INTERNATIONAL, INC. (“US Borrower”), a Delaware corporation (successor by merger to Walco International, Inc., a California corporation), KVSL ACQUISITION, LTD. (“Canadian Borrower”), an Alberta corporation, EACH OF THE CREDIT PARTIES WHICH IS NOW OR HEREAFTER A GUARANTOR HEREUNDER, EACH OF THE FINANCIAL INSTITUTIONS WHICH IS A SIGNATORY HERETO OR WHICH MAY FROM TIME TO TIME BECOME A PARTY HERETO (individually, a “Lender” and collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as the Administrative Agent, the US Administrative Agent, the US Collateral Agent and an Issuing Bank, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH (“JPMorgan Canada”), as the Canadian Administrative Agent, the Canadian Collateral Agent and an Issuing Bank, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Documentation Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Documentation Agent”).

W I T N E S S E T H:

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of September 26, 2006, executed by and among the U.S. Borrower, the Credit Parties named therein, the Lenders, the Administrative Agent, and the Documentation Agent, as previously amended pursuant to the terms of that certain First Amendment to Amended and Restated Credit Agreement dated effective June 29, 2007, executed by and among the Borrower, the Credit Parties named therein, the Lenders and the Administrative Agent (said Amended and Restated Credit Agreement, as amended, being herein collectively referred to as the “Original Agreement”).

In connection with the Acquisition (as defined below), the Borrower, the undersigned Credit Parties, the Administrative Agent and the Lenders, together with the other parties hereto, now desire to amend and restate the Original Agreement in its entirety.  Accordingly, the Original Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

THAT, in consideration of the mutual covenants, agreements and undertakings herein contained, the parties hereto agree as follows:

1.                                       Definitions.

1.1           Certain Defined Terms.  Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in the Loan Documents have the meanings provided below.

Accounts shall have the meaning set forth in Article 9 of the UCC and in the PPSA.

Acquisition shall mean (a) the acquisition by the Canadian Borrower, pursuant to the terms of the Acquisition Agreement, of (i) all of the issued and outstanding Equity Interests of Holdco (which holds ninety-eight percent (98%) of the issued and outstanding Equity Interests of the Target) and (ii) the remaining two percent (2%) of the Equity Interests of the Target not owned by Holdco, and (b) the simultaneous occurrence of the Canadian Borrower Merger.   At all times after the Canadian Borrower Merger is effective, the amalgamated entity described in Section 6.18 and named “Kane Veterinary Supplies Ltd.” shall be deemed to be the Canadian Borrower for purposes of this Agreement and all other Loan Documents.

Acquisition Agreement shall mean that certain Stock Purchase Agreement dated effective as of the Closing Date, by and among the Canadian Borrower, Animal Health International, Inc.,  Timothy Kane, Patrick Kane, Douglas Kane, Sherry McGinnis, Cassy Kane, Holdco and the Target.

Acquisition Documents shall mean the Acquisition Agreement and all agreements, documents and instruments executed and delivered, or to be executed and delivered, pursuant thereto in connection with the Acquisition, in each case as in effect on the Closing Date.

Additional US Availability Credit shall mean a US Availability sublimit over and above the amount of US Availability attributable to the US Borrowing Base, with the amount of said sublimit being equal to (a) $10,000,000 at all times prior to March 31, 2008, (b) $8,333,333 at all times on and after March 31, 2008, but prior to September 30, 2008, (c) $6,666,667 at all times on and after September 30, 2008, but prior to March 31, 2009, and (d) zero at all times on and after March 31, 2009.   Notwithstanding any other provision to the contrary contained in this Agreement or in any other Loan Document, the US Revolving Loans outstanding hereunder from time to time will be deemed funded on a “first drawn” basis under the amount of US Availability attributable to the Additional US Availability Credit until the then applicable amount of the Additional US Availability Credit is exhausted on March 31, 2009, with the balance of any US Revolving Loans then outstanding being deemed funded under the amount of US Availability attributable to the US Borrowing Base.  Upon at least five (5) Business Days’ prior irrevocable written notice to the Administrative Agent, the US Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Additional US Availability Credit; provided, however, that (i) the Additional US Availability Credit shall not be reduced at any time to an amount less than the amount required to cause US Availability to be equal to or greater than zero, and (ii) each partial reduction of the Additional US Availability Credit shall be in a minimum of $1,000,000, or an integral multiple of $1,000,000 in excess thereof.

Adjusted Canadian Prime Rate shall mean the sum of (a) the Canadian Prime Rate and (b) the Applicable Margin.

Adjusted CDOR Rate Borrowing shall mean, with respect to any CDOR Rate Borrowing for any Interest Period requested by the Canadian Borrower, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) the CDOR Rate in effect for such Interest Period and (ii) the Applicable Margin.

Adjusted LIBOR Rate shall mean, with respect to any LIBOR Borrowing for any Interest Period requested by the US Borrower, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) the product of (1) the LIBOR Rate in effect for such Interest Period and (2) Statutory Reserves and (ii) the Applicable Margin.

Adjusted US Base Rate (Canada) shall mean the sum of (a) the US Base Rate (Canada) and (b) the Applicable Margin.

Administrative Agent means JPMorgan, in its capacity as administrative agent for the Lenders hereunder and its successors and assigns in such capacity.

Affiliate of any Person shall mean any other Person which controls or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ownership of securities or by contract; provided that no Lender shall be an Affiliate of the Borrower. Without limiting the generality of the foregoing, control of the right to vote of five percent (5%) or more of all voting securities of a Person or beneficial ownership of five percent (5%) of the outstanding equity interests in such Person shall be deemed to be control for purposes of compliance with the provisions of Section 7.6 hereof; provided, however, that with respect to any key management employees of the Borrower, control of the right to vote of five percent (5%) or greater, but less than fifteen percent (15%), of all voting securities of the Parent and/or the Borrower or beneficial ownership of five percent (5%) or greater, but less than fifteen percent (15%), of the outstanding equity interests in the Parent and/or the Borrower by such key management employee shall not be deemed to be control for purposes of compliance with the provisions of Section 7.6 hereof.

Agents shall mean the Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent together, and Agent shall mean any one of such Agents individually.

Aggregate Availability shall mean, at any time, an amount equal to the sum of the US Availability and the Canadian Availability.

Alternate Base Rate shall mean, for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the sum of (a) the greater of (i) the Prime Rate (computed on the basis of the actual number of days elapsed over a 360-day year) in effect on such day, and (ii) the Federal Funds Effective Rate (computed on the basis of the actual number of days elapsed over a 360-day year) in effect for such day plus ½ of 1% and (b) the Applicable Margin.  For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate or Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Effective Rate, respectively.  If for any reason the Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a)(ii) until the circumstances giving rise to such inability no longer exist.

Alternate Base Rate Borrowing shall mean, as of any date, that portion of the principal balance of the Loans to the US Borrower bearing interest at a rate determined by reference to the Alternate Base Rate as of such date.

Annual Audited Financial Statements shall mean (a) the annual financial statements of the Credit Parties and their Subsidiaries, including all notes thereto, which statements shall include, on a Consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a retained earnings statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of independent certified public accountants with an accounting firm of national standing and with a reputation satisfactory to the Agent, which report shall not contain any material qualification (and be without comment as to the accountants’ opinion whether the Borrower is a “going concern” or can continue to be a “going concern”), except that such report may contain qualification with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP and (b) to the extent required by the Agent, annual consolidating financial statements of the Credit Parties and their Subsidiaries containing a balance sheet as of the end of such fiscal year and a statement of operations for such fiscal year prepared in reasonable detail.  Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or Event of Default with respect to any of the financial covenants set forth in Sections 7.12, 7.13 and 7.14 hereof, or if in the opinion of such accountant any such Default or Event of Default exists, a description of the nature and status thereof.

Applicable Agent shall mean (a) with respect to any Class of Commitments, extensions of credit thereunder, payments in respect thereof and other matters pertaining thereto, the Agent in respect of such Class and (b) with respect to any action or determination under any Security Document or Collateral thereunder, the Collateral Agent to which a security interest is granted under such Security Document; provided that the Administrative Agent shall be the Applicable Agent for all purposes not involving a particular Class of Commitments, extensions of credit thereunder, payments thereunder or other matters pertaining thereto, or actions or determinations under a particular Security Document.

Applicable Lending Office shall mean, (a) with respect to each US Lender, such US Lender’s Domestic Lending Office in the case of an Alternate Base Rate Borrowing and such US Lender’s LIBOR Lending Office in the case of a LIBOR Borrowing, and (b) with respect to each Canadian Lender, such Canadian Lender’s Canadian Lending Office in the case of a US Base Rate (Canada) Borrowing or Canadian Prime Rate Borrowing, such Canadian Lender’s LIBOR Lending Office in the case of a LIBOR Borrowing for Canadian Revolving Loans denominated in Dollars, and such Canadian Lender’s Canadian Lending Office in the case of a CDOR Rate Borrowing.

Applicable Margin shall mean, a rate per annum of 1.50% for LIBOR Borrowings and CDOR Rate Borrowings and a rate per annum of 0.00% for Alternate Base Rate Borrowings, Canadian Prime Rate Borrowings and US Base Rate (Canada) Borrowings; provided, however, that as of the end of each fiscal quarter of the US Borrower (commencing with the period ending September 30, 2008), the Applicable Margin shall be adjusted upward or downward, as applicable, to the respective amounts shown in the schedule below based on the Leverage Ratio for the Credit Parties and their Subsidiaries, on a Consolidated basis, tested as of the end of the applicable fiscal quarter of the Credit Parties.  For purposes hereof, any such adjustment in the respective amounts of the Applicable Margin, whether upward or downward, shall be effective ten (10) Business Days after the applicable Annual Audited Financial Statements or the Monthly Unaudited Financial Statements of the Credit Parties have been delivered to and received by the Administrative Agent in accordance with the terms of Sections 6.3(a) and 6.3(b) hereof; provided, however, if any such financial statements are not delivered in a timely manner as required under the terms of Sections 6.3(a) and 6.3(b) hereof, the Applicable Margin from the date such financial statements were due until ten (10) Business Days after the Administrative Agent and Lenders receive the same will be the highest level set forth below for the Applicable Margin.

Leverage Ratio	Per Annum Percentage for LIBOR Borrowings & CDOR Rate Borrowings	Per Annum Percentage for Alternate Base Rate Borrowings, Canadian Prime Rate Borrowings & US Base Rate (Canada) Borrowings
Greater than or equal to 4.50x	2.00%	0.00%
Less than 4.50x, but greater than or equal to 3.75x	1.75%	0.00%
Less than 3.75x, but greater than or equal to 3.25x	1.50%	0.00%
Less than 3.25x, but greater than or equal to 2.50x	1.375%	0.00%
Less than 2.50x	1.25%	0.00%

Notwithstanding the foregoing or any other provision to the contrary contained in this Agreement or in any other Loan Document, the Applicable Margin for that portion of the US Revolving Loans deemed funded on a “first drawn” basis under the Additional US Availability Credit (i.e., the amount of US Revolving Loans then outstanding up to the then applicable amount of the Additional US Availability Credit) will be equal to the sum of (i) the amount of the Applicable Margin as determined above plus (ii) an additional 0.75%.

Applications shall mean all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of the Borrower.

Approved Fund means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Acceptance shall have the meaning specified in Section 10.12(c) hereof.

Availability shall mean Canadian Availability or US Availability, as the context may require.

Blocked Person shall mean (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;  (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;  (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Borrower or Borrowers shall mean, individually or collectively, the Canadian Borrower or the US Borrower.

Business Day shall mean a day when the principal office in New York City and/or Toronto, Canada, as the context may require, of the Applicable Agent is open for business and the Lenders’ Applicable Lending Offices are generally open for business; provided, however, that with respect to LIBOR Borrowings, Business Day shall also mean a day on which transactions in US Dollar deposits between lenders may be carried on in the London eurodollar interbank market.

Business Entity shall mean corporations, partnerships, limited liability companies, joint ventures, joint stock associations, business trusts and other business entities.

C$ shall mean the lawful money of Canada.

C$ Denominated Loan shall mean a Canadian Revolving Loan denominated in C$.

Calculation Date shall mean the last Business Day of each calendar month or the date of each Request for Extension of Credit, Rate Selection Date or request for a Letter of Credit.

Canadian Administrative Agent shall mean JPMorgan Canada, in its capacity as administrative agent for the Canadian Lenders hereunder and its successors and assigns in such capacity.

Canadian Availability shall mean at any time (a) the lesser at such time of (i) the Canadian Total Revolving Credit Commitment (as such amount may be reduced in accordance with the provisions of this Agreement) and (ii) the Canadian Borrowing Base, less (b) the sum of (i) the aggregate amount of each Canadian Lender’s Revolving Credit Exposure at such time, (ii) the aggregate amount of accrued and unpaid interest outstanding under the Canadian Revolving Loans at such time, (iii) all other outstanding Canadian Obligations which are due and payable at such time, including without limitation, fees related to any Canadian Letters of Credit, and legal fees and other amounts payable under Section 10.9 hereof by the Canadian Borrower or any Canadian Subsidiary, and (iv) all Reserves against Canadian Availability established by the Administrative Agent from time to time in its Permitted Discretion.

Canadian Benefit Plans means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Credit Party or any Subsidiary of any Canadian Credit Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

Canadian Borrower shall have the meaning specified in the preamble of this Agreement and the definition of “Acquisition”.

Canadian Borrower Merger shall have the meaning specified in Section 6.18 hereof.

Canadian Borrowing Base shall mean, as of any date, the amount of the then most recent computation of the Canadian Borrowing Base, determined by calculating the amount equal to the following:

(a)                                  85% of Eligible Accounts of the Canadian Borrower and the Canadian Subsidiaries; plus

(b)                                 the lesser of (i) 65% of Eligible Inventory of the Canadian Borrower and the Canadian Subsidiaries (valued, in each case, at the lower of cost or fair market value on a first-in, first-out basis), and (ii) 85% of the Net Recovery Rate of Eligible Inventory of the Canadian Borrower and the Canadian Subsidiaries; provided, however, that during the period commencing on April 1 and ending on September 30 of each calendar year, the 65% advance rate for Eligible Inventory of the Canadian Borrower and the Canadian Subsidiaries contained in clause (i) above shall, at the discretion of the Administrative Agent, be increased to up to 75% and the 85% advance rate for the Net Recovery Rate of Eligible Inventory of the Canadian Borrower and the Canadian Subsidiaries contained in clause (ii) above shall, at the discretion of the Administrative Agent, be increased to up to 100% ; less

(c)                                  all Reserves against the Canadian Borrowing Base established by the Administrative Agent from time to time in its Permitted Discretion.

Notwithstanding anything to the contrary set forth in the immediately preceding sentence, the Administrative Agent reserves the right to adjust downward, to a level acceptable to the Administrative Agent in its Permitted Discretion, the advance rates set forth above for Eligible Accounts of the Canadian Borrower and the Canadian Subsidiaries if the average dilution percentage for all Accounts of the Canadian Borrower and the Canadian Subsidiaries ever exceeds five percent (5%).  For purposes hereof, “average dilution percentage” shall mean for each dollar of gross sales by the Canadian Borrower and the Canadian Subsidiaries, the average percentage of such dollar of gross sales that is not collected by the Canadian Borrower and the Canadian Subsidiaries for any reason, including without limitation, any credits, rebates, refunds, returns, discounts or any other reason.  The Canadian Borrowing Base may be computed by the Administrative Agent on as frequent as a daily basis (based on all information reasonably available to the Administrative Agent, including without limitation, the periodic reports and listings delivered to the Administrative Agent in accordance with Sections 6.3(e), (f) and (g) hereof).

Canadian Collateral shall mean Collateral owned by any of the Canadian Credit Parties.

Canadian Collateral Agent shall mean JPMorgan Canada, in its capacity as collateral agent for the Canadian Lenders, and its successors and assigns in such capacity.

Canadian Credit Parties shall mean (a) the Canadian Borrower and (b) each of the Canadian Borrower’s Canadian Subsidiaries, if any, and any other Person which is formed or organized under the federal laws of Canada or any province or territory of Canada and who becomes a Guarantor of the Canadian Obligations pursuant to Section 6.10, and their respective successors and assigns.

Canadian Lender shall mean, as of any date of determination, a Lender with a Canadian Revolving Credit Commitment or, if the Canadian Total Revolving Credit Commitment has terminated or expired, a Lender with Canadian Revolving Credit Exposure.

Canadian Lending Office shall mean, with respect to any Canadian Lender, the office of such Canadian Lender specified as its “Canadian Lending Office” opposite or below its name on the signature pages hereof, or such other office or Affiliate of such Canadian Lender as such Canadian Lender may from time to time specify to the Canadian Borrower and the Administrative Agent.

Canadian Letter of Credit shall mean a Letter of Credit issued for the account of the Canadian Borrower.

Canadian Letter of Credit Advances shall mean all sums which may from time to time be paid by any and all of the Canadian Lenders pursuant to any and all of the Canadian Letters of Credit, together with all other sums, fees, reimbursements or other obligations which may be due to the applicable Issuing Bank or any of the Canadian Lenders pursuant to any of the Canadian Letters of Credit.

Canadian Letter of Credit Exposure Amount shall mean at any time the sum of (i) the aggregate undrawn amount of all Canadian Letters of Credit outstanding at such time plus (ii) the aggregate amount of all Canadian Letter of Credit Advances for which the Canadian Lenders have not been reimbursed and which remain unpaid at such time.

Canadian Obligations shall mean all Obligations owing by any Canadian Credit Party to one or more Canadian Lenders or their respective Affiliates.

Canadian Pension Plans means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Canadian Credit Party or any Subsidiary of any Canadian Credit Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

Canadian Prime Rate shall mean, on any day, the annual rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) the annual rate of interest announced from time to time by JPMorgan Canada as its prime rate in effect at its principal office in Toronto, Ontario, Canada on such day being the reference rate used for determining interest rates on C$ denominated commercial loans to its customers in Canada, and (b) the CDOR Rate for a thirty (30) day period in effect on such day plus one percent (1%).

Canadian Prime Rate Borrowings shall mean C$ Denominated Loans which bear interest at a rate based upon the Adjusted Canadian Prime Rate.

Canadian Revolving Credit Commitment shall mean, as to any Canadian Lender, the obligation of such Canadian Lender to make Canadian Revolving Loans and incur liability for the Canadian Letter of Credit Exposure Amount in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount set forth as such Canadian Lender’s Revolving Credit Commitment in Schedule 1.1(b) attached hereto (as the same may be reduced from time to time pursuant to Section 2.4 hereof).

Canadian Revolving Credit Commitment Percentage shall mean, with respect to any Canadian Lender, the ratio, expressed as a percentage, of such Canadian Lender’s Revolving Credit Commitment to the Canadian Total Revolving Credit Commitment.

Canadian Revolving Credit Exposure shall mean on any day, as to a particular Canadian Lender, the sum of (a) the outstanding principal balance of such Canadian Lender’s Revolving Credit Note on such day plus (b) the product of (i) such Canadian Lender’s Revolving Credit Commitment Percentage times (ii) the Canadian Letter of Credit Exposure Amount Exposure on such day.

Canadian Revolving Credit Notes shall mean the promissory notes, each substantially in the form of Exhibit A-2 attached hereto, of the Canadian Borrower evidencing the Canadian Revolving Loans, payable to the order of the respective Canadian Lenders in the amount of said Canadian Lender’s Revolving Credit Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof substitutions therefor.  Canadian Revolving Credit Note shall mean any of such promissory notes.

Canadian Revolving Loans shall mean the Revolving Loans made to the Canadian Borrower made pursuant to Section 2.1(b) hereof in either Dollars or C$.  Canadian Revolving Loan shall mean one of such Canadian Revolving Loans.

Canadian Security Agreement shall mean any Security Agreement entered into on or after the date of this Agreement, in form and substance acceptable to the Administrative Agent, by any Canadian Credit Party (as required by this Agreement or any other Loan Document) in favor of the Canadian Collateral Agent for the ratable benefit of the Canadian Lenders to secure the Canadian Obligations, as the same may be amended, restated or otherwise modified from time to time.  Notwithstanding the foregoing or any other provision herein or in any existing Security Agreement previously executed by any Canadian Credit Party to the contrary, each such existing Security Agreement executed by any Canadian Credit Party shall only secure the Canadian Obligations and shall not secure any of the US Obligations.

Canadian Subsidiary shall mean any Subsidiary of the US Borrower that is organized under the laws of Canada or any province thereof.

Canadian Total Revolving Credit Commitment shall mean, on any day, the aggregate of all of the Canadian Lenders’ Revolving Credit Commitments on such day; provided, however, that so long as any US Obligations are outstanding hereunder, the aggregate amount of the Canadian Total Revolving Credit Commitment will be reduced by the portion of the US Revolving Credit Exposure that exceeds $120,000,000 at any time (and the Canadian Revolving Credit Commitment of each Canadian Revolving Lender will reduce proportionately in accordance with its Canadian Revolving Credit Commitment Percentage).  As of the Closing Date, the Canadian Total Revolving Credit Commitment is $15,000,000, subject to reduction as provided in the preceding sentence based upon the portion of the US Revolving Credit Exposure that exceeds $120,000,000 at any time.

Capital Expenditures shall mean, with respect to any Person for any period, all capital expenditures of such Person, on a Consolidated basis, for such period (including without limitation, the aggregate amount of Capital Lease Obligations incurred during such period which are required to be capitalized and reported as a liability on the consolidated balance sheet of such Person), determined in accordance with GAAP, consistently applied.  For the avoidance of doubt, the term “Capital Expenditures” shall not include those items described in Section 7.4(e)(7).

Capital Lease Obligations shall mean the obligations of a Person to pay that portion of rent or other amounts constituting payments of principal under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended), provided that for purposes of this Agreement, the amount of such obligations shall be only the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

Cash Dividends shall mean, with respect to any Person for any period, all fixed and calculable cash dividend payments actually made with respect to any Equity Interests of such Person for such period.

Cash Management Obligations shall mean any and all obligations and liabilities of the US Borrower or any of its Subsidiaries to the Administrative Agent, JPMorgan, JPMorgan Canada, any other Lender or any of their respective Affiliates, now existing or hereafter arising, whether direct, indirect, joint, several, or joint and several, arising under or in any way relating to or incurred in connection with (a) any deposit accounts maintained by the US Borrower or any of its Subsidiaries with the Administrative Agent, JPMorgan, JPMorgan Canada, any other Lender or any of their respective Affiliates, (b) any cash management services or treasury administration services provided by Administrative Agent, JPMorgan, JPMorgan Canada, any other Lender or any of their respective Affiliates (c) any documentation relating thereto, or (d) any services or transactions relating thereto, including without limitation, daylight overdraft exposure and credit card, debit card and other similar products; provided, however, that with respect to any such obligations and liabilities owing by the US Borrower or any of its Subsidiaries to any Lender other than JPMorgan or JPMorgan Canada, such other Lender notifies the Administrative Agent in writing of the amount of such obligations and liabilities not less frequently than once each calendar month or more frequently as the Administrative Agent requires pursuant to written notice delivered to the Lenders.

CDOR Rate shall mean, with respect to any CDOR Rate Borrowing for any Interest Period, an interest rate per annum equal to the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the Reuters Screen CDOR Page, as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto, Canada local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto, Canada local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum.  In the event that such rate is not available at such time for any reason, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Canadian Administrative Agent (rounded upwards, if necessary, to the next 1/16 of 1%) to raise C$ for the applicable Interest Period as of 10:00 a.m. Toronto, Canada local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Administrative Agent on the immediately preceding Business Day.

CDOR Rate Borrowing shall mean, as of any date, that portion of the principal balance of the Loans denominated in C$ bearing interest at the Adjusted CDOR Rate as of such date.

Change of Control shall mean the occurrence of any of the following at any time after the Closing Date:

(a)                                  at any time any Person and/or its respective Affiliates shall either (i) beneficially own in the aggregate, directly or indirectly, 35% or more of the aggregate voting power of all issued and outstanding classes of Equity Interests in the Parent having the right to elect Board of Directors of the Parent, or (ii) have the right to cause enough of their nominees in the aggregate to be elected or appointed, and remain serving at all times as, Board of Directors of the Parent so as to constitute a majority of such Board of Directors;

(b)                                 at any time the Parent shall cease to own directly, free and clear of all Liens (other than in favor of the US Collateral Agent for the ratable benefit of the US Lenders and the holders of the Term Loan Debt ), both legal title to and beneficial ownership of 100% of all issued and outstanding Equity Interests of the US Borrower; provided, however, that a transfer of the legal title to and beneficial ownership of Equity Interests of the US Borrower having no more than 10% of the aggregate voting power of all classes of Equity Interests in the US Borrower or 10% of the total economic equity interests of the US Borrower to management employees of the US Borrower shall not trigger a Change of Control; or

(c)                                  at any time (i) the Parent shall cease to have the right to elect, directly or indirectly, by virtue of beneficial ownership of Equity Interests of the US Borrower, contract or otherwise, at least a majority in number of the members of the Board of Directors of the US Borrower or (ii) less than a majority in number of the members of the Board of Directors of the US Borrower shall have been elected or appointed, directly or indirectly, by the Parent.

As used above, “beneficially own” shall have the same meaning as defined in Rules 13d-3 and 13d¬-5 of the Securities and Exchange Act of 1934, as amended, or any successor provision thereto.

Charlesbank shall mean Charlesbank Equity Fund VI, Limited Partnership, a Delaware limited partnership.

Class, when used in reference to (a) any Revolving Loan or Revolving Credit Exposure (or any component thereof), refers to whether such Revolving Loan are Canadian Revolving Loans, US Revolving Loans or Swingline Loans, or, in the case of Revolving Credit Exposure (or any component thereof), whether such Revolving Exposure is Canadian Revolving Credit Exposure or US Revolving Credit Exposure (or, in each case, the applicable component thereof), (b) any Commitment, refers to whether such Commitment is a Canadian Revolving Credit Commitment or a US Revolving Credit Commitment, (c) any Lender, refers to whether such Lender is a Canadian Lender or a US Revolving Lender, (d) any Borrowing Base, refers to whether such Borrowing Base is the Canadian Borrowing Base or the US Borrowing Base, or (e) any Availability, refers to whether such Availability is Canadian Availability or US Availability. The term “Class” shall have a correlative meaning when used in reference to any other defined term.

Closing Date shall mean the date of this Agreement.

Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

Collateral shall mean all collateral and security as described in the Security Documents.

Collateral Access Agreement shall mean any landlord waiver, subordination or other agreement, in form and substance satisfactory to the Administrative Agent, between the Applicable Agent and any third party (including any warehouseman, bailee or other similar Person) in possession of any Collateral or any landlord of any Credit Party for any real Property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

Commitment shall mean any US Revolving Credit Commitment or Canadian Revolving Credit Commitment, and Commitments shall mean all such Commitments collectively.

Commitment Fee, with respect to any US Lender, shall have the meaning assigned to it in Section 2.3.

Commitment Percentage shall mean, (a) with respect to any US Lender, (i) prior to the termination of the US Total Revolving Credit Commitment, the ratio, expressed as a percentage, of such US Lender’s US Revolving Credit Commitment to the US Total Revolving Credit Commitment, and (ii) after the termination of the US Total Revolving Credit Commitment, the ratio, expressed as a percentage, of the amount of such US Lender’s outstanding US Loans and its portion of the US Letter of Credit Exposure Amount and the Swingline Exposure to the aggregate amount of all outstanding US Loans and the total US Letter of Credit Exposure Amount and the Swingline Exposure, and (b) with respect to any Canadian Lender, (i) prior to the termination of the Canadian Total Revolving Credit Commitment, the ratio, expressed as a percentage, of such Canadian Lender’s Canadian Revolving Credit Commitment to the Canadian Total Revolving Credit Commitment, and (ii) after the termination of the Canadian Total Revolving Credit Commitment, the ratio, expressed as a percentage, of the amount of such Canadian Lender’s outstanding Canadian Loans and its portion of the Canadian Letter of Credit Exposure Amount to the aggregate amount of all outstanding Canadian Loans and the total Canadian Letter of Credit Exposure Amount.

Consequential Loss shall mean, with respect to (a) the payment of principal of or interest on a LIBOR Borrowing or a CDOR Rate Borrowing, as applicable, on a day other than the last day of the applicable Interest Period, (b) the failure to borrow or convert a LIBOR Borrowing or a CDOR Rate Borrowing, as applicable, on the date specified by the applicable Borrower for any reason, or (c) any cessation of the Adjusted LIBOR Rate or the Adjusted CDOR Rate, as applicable, to apply to the applicable Revolving Loans or any part thereof pursuant to Section 2.9 hereof, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by any of the Lenders or the Applicable Agent as a result thereof, including without limitation, any interest paid by any of the Lenders to lenders of funds borrowed by it to make or carry the applicable Revolving Loans and any other costs and expenses sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain the applicable Revolving Loans.

Consolidated shall mean, for any Person, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with GAAP (except as otherwise required herein) for such Person and all Subsidiaries thereof.

Contingent Obligation shall mean, as to any Person, any obligation of such Person guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”), whether directly or indirectly, including without limitation, any obligation of the Person for whom Contingent Obligations is being determined, (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.

Contribution Agreement shall mean any Contribution Agreement executed by and among the applicable Borrower and its Subsidiaries, as the same may be amended, modified, supplemented, restated and joined in pursuant to a Joinder Agreement, from time to time.

Credit Parties shall mean each of the Parent, the US Borrower, the Canadian Borrower and the Guarantors, and Credit Party shall mean any one of such Persons.

Debt Service Expense shall mean, with respect to the Credit Parties for any period, the aggregate of regularly scheduled principal payments of all Funded Debt (including, without limitation, regularly scheduled principal payments of the Term Loan Debt and any mandatory principal payments of the Term Loan Debt based upon Excess Cash Flow (as defined in the Term Loan Debt Agreement), but excluding any principal payments of the Revolving Loans to the extent there is not an equivalent permanent reduction in the Total Revolving Credit Commitment), made or to be made by such Person during such period, on a Consolidated basis, in accordance with GAAP, consistently applied.

Default Rate shall mean, on any day, as follows: (a) with respect to principal which is outstanding under any Note, the sum of the Interest Option otherwise applicable thereto on such day plus two percent per annum (it being understood that if any such applicable Interest Option is based on the Adjusted LIBOR Rate or the Adjusted CDOR Rate, the Default Rate with respect to the applicable principal amount shall only be calculated with reference to the applicable Adjusted LIBOR Rate or the Adjusted CDOR Rate until the Interest Period applicable thereto expires, and upon the expiration of such applicable Interest Period, the Default Rate for such applicable principal amount shall be computed on the basis of the sum of (i) the Alternate Base Rate for such day (for such amounts denominated in Dollars) or (ii) the Canadian Prime Rate (for such amounts denominated in C$), in each case, plus two percent per annum, and (b) with respect to accrued interest, fees and other Obligations (other than past due principal outstanding under any Note), the sum of (i) the Alternate Base Rate for such day (for such amounts denominated in Dollars) or (ii) the Canadian Prime Rate (for such amounts denominated in C$), in each case, plus two percent per annum.

Discontinued Operations shall mean, as of any day, operations of any Credit Party or any of its Subsidiaries which have been discontinued, and which, as of such day, have been fully terminated, disposed of or liquidated.

Dollar Denominated Loans shall mean all US Revolving Loans and any Canadian Revolving Loans which are denominated in Dollars.

Dollar Equivalent shall mean, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount determined by the Administrative Agent using the applicable Exchange Rate in effect on such date of determination.

Dollars or $ (without further designation) refers to lawful money of the United States of America.

Domestic Lending Office shall mean, with respect to any US Lender, the office of such US Lender specified as its “Domestic Lending Office” opposite or below its name on the signature pages hereof, or such other office of such US Lender as such US Lender may from time to time specify to the US Borrower and the Administrative Agent.

Domestic Subsidiary shall mean any Subsidiary of the U.S. Borrower that is organized and domiciled in the United States of America.

EBITDA shall mean, with respect to the Credit Parties for any period, Net Income for such period plus (a) without duplication and to only the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense, (ii) federal, state and local income or franchise taxes, (iii) all amounts attributable to depreciation and amortization expense, (iv) any extraordinary charges, (v) Permitted Management Fees and customary and reasonable director’s fees and board expenses for board of directors of the Credit Parties, (vi) amounts used to repurchase from Charlesbank and/or any of its Affiliates the equity securities of the Parent to the extent included within Permitted Affiliate Transactions, and (vii) any other non-cash charges (including without limitation, (A) the issuance of restricted stock or stock options, (B) equity losses of Affiliates that are not a Subsidiary of any Credit Party, and (C) all charges attributable to the use of the purchase accounting method), but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of Inventory, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income, in each case of such Person for such period, computed and calculated, without duplication, on a Consolidated basis and in accordance with GAAP, consistently applied.

Eligible Accounts shall mean, as at any date of determination thereof, all Accounts of any one or more of the Credit Parties (other than Subsidiaries of the applicable Borrower that are not wholly-owned by such Borrower, directly or indirectly) which comply with all of the following requirements:

(a)                                  all payments due on the Account have been billed and invoiced in a timely fashion and in the normal course of business;

(b)                                 the Account has payment terms of 30 days or less, or if the Account has payment terms of 31 to 180 days, such Accounts having payment terms of 31 to 180 days shall not constitute more than ten percent (10%) of the total Eligible Accounts;

(c)                                  no payment on the Account is more than 60 days past due;

(d)                                 the Account has been created by the applicable Credit Party in the ordinary course of business from a completed, outright and lawful sale of goods, to which such goods have been shipped and title has passed to the applicable account debtor on an absolute sales basis, or from the rendering of services by or on behalf of such Credit Party and is deemed “earned” under the applicable service contract or other agreement between such Credit Party and the applicable account debtor;

(e)                                  the Account is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Applicable Agent for the ratable benefit of the applicable Class of Lenders and is free and clear of all other Liens of any nature whatsoever (except for Priority Claims (under Canadian law) and Liens permitted under Sections 7.2 (b), (d) and (e) below which do not have priority over the Lien in favor of the Applicable Agent);

(f)                                    more than fifty percent (50%) of all billed Accounts owing to by the applicable account debtor to the Credit Parties are Eligible Accounts;

(g)                                 if applicable, the Account together with all other Accounts owing from the applicable debtor and its Affiliates to the applicable Borrower and its applicable Subsidiaries is not in excess of thirty percent (30%) of the aggregate Eligible Accounts of such Borrower and its applicable Subsidiaries (it being agreed that for purposes of this subparagraph, only the aggregate amount of such Accounts owing from the applicable debtor and its Affiliates in excess of such 30% concentration threshold shall be excluded from Eligible Accounts);

(h)                                 the Account does not arise out of a bill-and-hold, guaranteed sale, sale-and-return, consignment, sale-on-approval, progress billing, promotional (including samples), C.O.D. or cash in advance arrangement;

(i)                                     the Account is not subject to any setoff, contra, offset, deduction, dispute, charge back, credit, counterclaim or other defense arising out of the transactions represented by the Account or independently thereof (but in each case regarding an undisputed liquidated sum, only to the extent of such undisputed sum, and in each case regarding a disputed sum or claim, only to the extent of the sum or amount claimed by the party adverse to the applicable Credit Party);

(j)                                     the applicable account debtor has finally accepted the goods or services from the sale out of which the Account arose and has not (1) objected to such account debtor’s liability thereon, (2) rejected any of such services or goods or (3) returned or repossessed any of such goods, except for goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return;

(k)                                  the Account must not be “performance” related and subject to future adjustment;

(l)                                     the applicable account debtor is not any Governmental Authority, unless such account debtor is the United States of America (or any agency, instrumentality, department or other political subdivision thereof) and there has been compliance satisfactory to the Agent in all respects with the Federal Assignment of Claims Act;

(m)                               the applicable account debtor is not a director, officer, employee or any Affiliate of any of the Credit Parties;

(n)                                 the applicable account debtor must not be a natural Person and must be organized under the laws of any state or province, or have its principal place of business located within the United States or Canada, except for Accounts fully insured or backed by a letter of credit in all respects acceptable to the Agent in its Permitted Discretion;

(o)                                 the Account is not evidenced by a promissory note or other instrument or by chattel paper;

(p)                                 the Account complies with all material Legal Requirements (including without limitation, all usury laws, fair credit reporting and billing laws, fair debt collection practices and rules, and regulations relating to truth in lending and other similar matters);

(q)                                 the Account is in full force and effect and constitutes a legal, valid and binding obligation of the applicable account debtor enforceable in accordance with the terms thereof;

(r)                                    the Account is denominated in and provides for payment by the applicable account debtor in Dollars or C$ (with the Canadian Borrower being required to report for Canadian Borrowing Base purposes the Dollar Equivalent amount of C$

denominated Accounts, and in determining the Canadian Borrowing Base for any purpose, the Administrative Agent shall be entitled at any time to redetermine at any time the Dollar Equivalent of C$ denominated Accounts based upon the most recent applicable information then available to the Administrative Agent);

(s)                                  the Account has not been and is not required to be charged or written off as uncollectible in accordance with GAAP; and

(t)                                    except for Accounts fully backed by a letter of credit in all respects acceptable to the Administrative Agent in its sole reasonable credit judgment, the credit standing of the applicable account debtor in relation to the amount of credit extended has not become unsatisfactory to the Administrative Agent in its Permitted Discretion.

Standards of eligibility for Eligible Accounts may be fixed and revised from time to time solely by the Administrative Agent based on events, conditions or other circumstances arising or discovered after the Closing Date which adversely affect or could reasonably be expected to adversely affect the Eligible Accounts in the Permitted Discretion of the Administrative Agent, and the Administrative Agent may from time to time in its Permitted Discretion exclude particular Accounts from the definition of Eligible Accounts; provided, that the Administrative Agent shall use reasonable efforts to give the applicable Borrower written notice within five (5) Business Days after the effective date of any change in such standards of eligibility or exclusions.  Additionally, in determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) unpaid sales, excise or similar taxes owed by any of the Credit Parties, (ii) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances, whether issued, owing, granted or outstanding (including any amount that any Credit Party may be obligated to rebate to the applicable account debtor pursuant to the terms of any agreement or understanding (written or oral)) and (iii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Credit Parties to reduce the amount of such Account.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Accounts purchased or otherwise acquired through any acquisition or other Investment permitted hereunder after the Closing Date shall be deemed to constitute Eligible Accounts for purposes hereof unless and until the Administrative Agent shall have conducted a field examination (at the applicable Borrower’s cost and expense) of the applicable books, records and operations for the assets or Subsidiary so acquired in order to reasonably satisfy the Administrative Agent that the Accounts so acquired generally satisfy the above-described standards of eligibility.

Eligible Assignee shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, or (iv) any other commercial lender, finance company, insurance company, financial institution or fund reasonably acceptable to the Administrative Agent and the applicable Borrower; provided, however, that if an Event of Default has occurred which has not been waived or cured to the satisfaction of the Administrative Agent and the Required Lenders, such approval by such Borrower shall not be required.

Eligible Equipment shall mean, as at any date of determination thereof, all Equipment of any one or more of the Credit Parties (other than Subsidiaries of the applicable Borrower that are not wholly-owned by such Borrower, directly or indirectly) which complies with all of the following requirements:

(a)                                  good title to such Equipment is owned by and recorded on the books and records of the applicable Credit Party;

(b)                                 the applicable Credit Party has the right to subject such Equipment to a Lien in favor of the Applicable Agent for the ratable benefit of the applicable Lenders, and such Equipment is subject to a first priority perfected Lien in favor of the Applicable Agent and is free and clear of all other Liens of any nature whatsoever (except for Priority Claims (under Canadian law) and Liens permitted under Sections 7.2 (b), (d) and (e) below which do not have priority over the Lien in favor of the Applicable Agent);

(c)                                  the full purchase price for such Equipment has been paid by the applicable Credit Party;

(d)                                 such Equipment is located at a real Property location either owned or leased by any of the Credit Parties, so long as such leased facility is covered by either (i) a Collateral Access Agreement delivered to the Applicable Agent by the lessor thereof or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(e)                                  such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the applicable Credit Party in the ordinary course of business of such Credit Party;

(f)                                    such Equipment is not subject to any agreement which restricts the ability of the applicable Credit Party to use, sell, transport or dispose of such Equipment or which restricts the Applicable Agent’s ability to take possession of, sell or otherwise dispose of such Equipment; and

(g)                                 such Equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such Equipment is located.

Standards of eligibility for Eligible Equipment may be fixed and revised from time to time solely by the Administrative Agent based on events, conditions or other circumstances arising or discovered after the Closing Date which adversely affect or could reasonably be expected to adversely affect Eligible Equipment in the Permitted Discretion of the Administrative Agent, and the Administrative Agent may from time to time in its Permitted Discretion exclude particular Equipment from the definition of Eligible Equipment; provided, that the Administrative Agent shall use reasonable efforts to give the applicable Borrower written notice within five (5) Business Days after the

effective date of any change in such standards of eligibility or exclusions.   Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Equipment purchased or otherwise acquired through any acquisition or other Investment permitted hereunder after the Closing Date shall be deemed to constitute Eligible Equipment for purposes hereof unless and until the Administrative Agent shall have received an satisfactory appraisal of such Equipment and conducted a field examination (both at the Borrower’s cost and expense) of the applicable books, records and operations for the assets or Subsidiary so acquired in order to reasonably satisfy the Administrative Agent that the Equipment so acquired generally satisfies the above-described standards of eligibility.

Eligible Inventory shall mean all finished goods Inventory of any one or more of the Credit Parties (other than Subsidiaries of the applicable Borrower that are not wholly-owned by such Borrower, directly or indirectly) which complies with all of the following requirements:

(a)                                  good title to such Inventory is owned by and recorded on the books and records of the applicable Credit Party in the ordinary course of business;

(b)                                 such Inventory is valued in accordance with GAAP on a first in, first out basis at the lower of fair market value or cost;

(c)                                  such Inventory is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Applicable Agent for the ratable benefit of the applicable Lenders and is free and clear of all other Liens of any nature whatsoever (except for Priority Claims (under Canadian law) and Liens permitted under Sections 7.2 (b), (d) and (e) below which do not have priority over the Lien in favor of the Applicable Agent);

(d)                                 such Inventory meets all applicable laws and standards imposed by any Governmental Authority having regulatory authority over it;

(e)                                  such Inventory is in good condition, is not returned, shopworn, defective or damaged, and is currently usable or saleable in the ordinary course of business of the Credit Parties;

(f)                                    such Inventory is not raw materials or work-in-progress Inventory, is not scrap or remnants Inventory and is not display items or manufacturing, replacement, packaging or shipping supplies or materials;

(g)                                 such Inventory must not be in transit and must be housed or stored in the United States or Canada at either a real Property location either owned or leased by any of the Credit Parties or a public warehouse facility utilized by any of the Credit Parties, so long as such leased facility or public warehouse facility is covered by either (i) a Collateral Access Agreement delivered to the Agent by the lessor or operator thereof or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion; provided, however, that Inventory in transit for which title to such Inventory has transferred to any of the Credit Parties, such Inventory has been physically received by any of the Credit Parties in the continental United States or Canada, and such Inventory is adequately insured by the Credit Parties in accordance with the other provisions of this Agreement and the other Loan Documents shall not be excluded from Eligible Inventory solely as result of the in-transit nature of such Inventory;

(h)                                 such Inventory is not in the possession of or control of any bailee (other than a warehouseman as described above) or any agent or processor for or customer of the Borrower or any of its applicable Subsidiaries, unless either (A) such bailee, agent or processor has executed and delivered to the Applicable Agent a Collateral Access Agreement, or (B) an adequate Reserve for charges, and other amounts due or to become due with respect to such bailee, agent or processor has been established by the Administrative Agent in its Permitted Discretion;

(i)                                     such Inventory must be adequately insured to the reasonable satisfaction of the Administrative Agent pursuant to insurance coverage required by this Agreement and the Security Documents;

(j)                                     such Inventory has not been sold and must not be on consignment; provided, that Inventory subject to bill-and-hold arrangements with account debtors shall not be excluded from Eligible Inventory solely as result of the bill-and-hold nature of such Inventory, so long as such bill-and-hold Inventory is not subject to any Lien or other claim by any bill-and-hold account debtor;

(k)                                  such Inventory is not obsolete or slow moving;

(l)                                     such Inventory is not manufactured, produced or sold pursuant to any license or other similar agreement of any patent, trademark or copyright owned or sublicensed by any Person other than a Credit Party, unless (A) such owner or sublicensor has executed and delivered to the Applicable Agent an agreement reasonably satisfactory to the Administrative Agent consenting to the Applicable Agent’s Lien against all Inventory subject to such license or other similar agreement and permitting the Applicable Agent to resale such Inventory upon terms acceptable to the Administrative Agent in the event of foreclosure or other recovery of such Inventory by the Applicable Agent, or (B) the applicable license or other similar agreement of any patent, trademark or copyright does not directly or indirectly restrict, in the Administrative Agent’s reasonable judgment, the Applicable Agent’s ability to resale such Inventory without further consent of the applicable licensor in the event of foreclosure or other recovery of such Inventory by the Applicable Agent; and

(m)                               the Administrative Agent has not deemed such Inventory ineligible because the Administrative Agent considers such Inventory in its Permitted Discretion to be unmarketable or the value thereof to be impaired or its ability to realize such value to be insecure.

Standards of eligibility for Eligible Inventory may be fixed and revised from time to time solely by the Administrative Agent based on events, conditions or other circumstances arising or discovered after the Closing Date which adversely affect or could reasonably be expected to adversely affect Eligible Inventory in the Permitted Discretion of the Administrative Agent, and the Administrative Agent may from time to time in its Permitted Discretion exclude particular Inventory from the definition of Eligible Inventory; provided, that the Administrative Agent shall use reasonable efforts to give the applicable Borrower written notice within five (5) Business Days after the effective date of any change in such standards of eligibility or exclusions.   Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Inventory purchased or otherwise acquired through any acquisition or other Investment permitted hereunder after the Closing Date shall be included within any Borrowing Base for purposes hereof unless and until the Administrative Agent shall have received a satisfactory appraisal of such Inventory and conducted a field examination (both at the applicable Borrower’s cost and expense) of the applicable books, records and operations for the assets or Subsidiary so acquired in order to reasonably satisfy the Administrative Agent that the Inventory so acquired generally satisfies the above-described standards of eligibility.

Eligible Real Estate shall mean the Real Estate (other than Excluded Real Estate) owned by any one or more of the US Credit Parties (other than Subsidiaries of the US Borrower that are not wholly-owned by the US Borrower, directly or indirectly) which complies with all of the following requirements:

(a)                                  fee simple title to such Real Estate is owned by and recorded on the books and records of the applicable Credit Party;

(b)                                 the Administrative Agent is satisfied that all actions necessary or desirable in order to create perfected first priority Lien on such real Property have been taken, including, the filing and recording of Mortgages, such real Property is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to the Administrative Agent, insuring that the US Collateral Agent, for the ratable benefit of the US Lenders, has a perfected first priority Lien on such real Property, and such real Property is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Sections 7.2 (b), (d) and (e) below which do not have priority over the Lien in favor of the US Collateral Agent);

(c)                                  the full purchase price for such real Property has been paid by the applicable Credit Party;

(d)                                 an appraisal report has been delivered to the Administrative Agent in form, scope and substance satisfactory to the Administrative Agent; and

(e)                                  the Administrative Agent shall have received an environmental assessment report covering such real Property and such report shall not indicate that any pending, threatened or existing material Environmental Claim or material Environmental

Liabilities exists or that such real Property is not in compliance with any Requirements of Environmental Law in any material respect.

Standards of eligibility for Eligible Real Estate may be fixed and revised from time to time solely by the Administrative Agent based on events, conditions or other circumstances arising or discovered after the Closing Date which adversely affect or could reasonably be expected to adversely affect Eligible Real Estate in the Permitted Discretion of the Administrative Agent, and the Administrative Agent may from time to time in its Permitted Discretion exclude particular parcels of the Real Estate from the definition of Eligible Real Estate; provided, that the Administrative Agent shall use reasonable efforts to give the US Borrower written notice within five (5) Business Days after the effective date of any change in such standards of eligibility or exclusions.

Environmental Claim shall mean any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (i) pollution or contamination by, or releases or threatened releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (ii) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (iii) presence of or exposure to Hazardous Substances; (iv) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (v) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances.  An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation, to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

Environmental Liabilities shall mean all liabilities arising from any Environmental Claim or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines or liabilities, including attorney’s fees and court costs.  Environmental Liability shall mean any one of them.

Environmental Permit shall mean any permit, license, approval or other authorization under any applicable law or regulation of the United States or Canada or of any state, province, territory, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws or regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of wastes, pollutants, contaminants or Hazardous Substances.

Equipment shall have the meaning set forth in Article 9 of the UCC and in the PPSA.

Equipment and Real Estate Annual Adjustments shall mean annual adjustments of the advance rates for the Eligible Equipment and Eligible Real Estate components of the US Borrowing Base, based upon either (a) annual reductions in such advance rates, based upon a straight-line amortization basis over a seven (7) year period for the Eligible Equipment advance rate and a ten (10) year period for the Eligible Real Estate advance rate, or (b) annual recalculations (with no increases in such advance rates possible) based upon annual reappraisals of the Equipment and Real Estate Collateral, with the US Borrower having the annual option (each such annual option to be exercisable on or before April 30 of each calendar year) to select which of the foregoing options shall be applicable for the annual period ending as of June 30 of the applicable calendar year.  If the amortization option is selected by the US Borrower for any annual period ending after the US Borrower has previously selected the reappraisal option for a prior annual period, the applicable 7-year and 10-year amortization periods for such advance rate reductions described above shall commence (or recommence, if applicable) as of the annual period ending immediately after the last such annual period for which the reappraisal option has been selected, and thereafter, to the extent selected by the US Borrower, annual amortization reductions shall occur on such amortization basis unless and until the US Borrower selects the reappraisal option for any subsequent annual period (it being agreed that any selection by the US Borrower of the reappraisal option for any annual period shall cause the applicable 7-year and 10-year amortization periods for such advance rate reductions to recommence as of the next annual period, if applicable, for which the US Borrower selects the amortization option).  If the annual reappraisal option is selected by the US Borrower for any annual period, then any requisite reduction of the applicable advance rate(s) shall be implemented on June 30 of the applicable calendar year (or as soon thereafter as the requisite appraisal results are received by the Administrative Agent), it being agreed that the Administrative Agent shall commence such annual reappraisals when required in order to have the applicable appraisal results by June 30 of the applicable calendar year.

Equity Interests shall mean as to a Business Entity, all capital stock, partnership interests, membership interests or other indicia of equity rights, including without limitation, any warrants, options or other rights to acquire such interests, issued by such Business Entity from time to time.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

ERISA Affiliate shall mean any trade or business (whether or not incorporated) which together with the applicable Borrower or any Subsidiary of the applicable Borrower would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

Event of Default shall mean any of the events specified in Section 8.1 hereof or otherwise specified as an Event of Default in any other Loan Document, provided there has been satisfied any requirement in connection with any such event for the giving of notice or the lapse of time, or both, and Default shall mean any of such events, whether or not any such requirement for the giving of notice, or the lapse of any applicable grace or curative period (if any), or both, has been satisfied.

Excess Interest Amount shall have the meaning attributed to such term in Section 2.14 hereof.

Exchange Rate shall mean on any day, with respect to C$, the rate at which C$ may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Bloomberg Market Data Currencies Page for C$.  In the event that such rate does not appear on any Bloomberg Market Data Currencies Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Canadian Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of C$ are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent , after consultation with the Canadian Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

Excluded Real Estate shall mean each of the real Properties listed as “excluded real estate” on Schedule 1.1(a).

Federal Funds Effective Rate shall mean, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Financed Capital Expenditures shall mean (i) Capital Expenditures which are financed at the time of purchase with Indebtedness otherwise permitted hereunder, and (ii) Capital Lease Obligations to the extent the same constitute Capital Expenditures otherwise permitted hereunder.

Fixed Charge Coverage Ratio shall mean, with respect to the Credit Parties and their Subsidiaries for any period, the ratio of (a) EBITDA less (i) Unfinanced Capital Expenditures less (ii) cash payments of federal, state and local income or franchise taxes to (b) the sum of (i) Debt Service Expense, (ii) cash Interest Expense, and (iii) Unfinanced Cash Dividends, in each case of such Person for the applicable period, computed and calculated on a Consolidated basis in accordance with GAAP, consistently applied and without duplication.  All components of the Fixed Charge Coverage Ratio shall be determined (1) on a Consolidated basis for the twelve (12) most recent consecutive calendar months ending on or prior to the date of determination and (2) in accordance with GAAP, consistently applied.

Funded Debt shall mean, as to a particular Person at any particular time, the sum of (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, bond, debenture or other similar instrument, as a reimbursement obligor with respect to an issued letter of credit or similar instrument, as an obligor under a Contingent Obligation in respect of borrowed money, or as any other type of direct or contingent obligor), and (b) all Capital Lease Obligations (other than the interest component of such obligations), each calculated without duplication, on a Consolidated basis, and in accordance with GAAP.

GAAP shall mean, as to a particular Person, those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board or successor organization, and (b) which are consistently applied (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Administrative Agent) for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Administrative Agent and the Lenders prior to the Closing Date (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Administrative Agent).

Global Amendments shall mean (a) the Global Amendment and Reaffirmation of Collateral Documents, dated as of August 10, 2007, executed by and among the Credit Parties that are parties thereto, the Administrative Agent, the US Collateral Agent and Wells Fargo Bank, National Association, as the administrative agent for such holder(s) of the Term Loan Debt, and (b) the Second Global Amendment and Reaffirmation of Collateral Documents, dated as of the Closing Date, executed by and among the US Credit Parties, the Administrative Agent, the US Collateral Agent and Wells Fargo Bank, National Association, as the administrative agent for such holder(s) of the Term Loan Debt (the “Second Global Amendment”).

Governmental Authority shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over any of the Agents, any of the Lenders, any Credit Party, any Subsidiary of any Credit Party, or their respective Property.

Grantor shall mean any Grantor, Assignor, Pledgor or Debtor, as such terms are defined in any of the Security Documents.

Guarantors shall mean (a) with respect to the US Obligations, the Domestic Subsidiaries, excluding any non-Domestic Subsidiaries not required to become a Guarantor pursuant to Section 6.10, and (b) with respect to the Canadian Obligations, the US Borrower, the Domestic Subsidiaries and the Canadian Subsidiaries, excluding the Canadian Borrower and the Target.    In no event shall Inactive Subsidiaries shall be required to execute or join in a Guaranty or any applicable Security Agreements except as required under the terms of Section 6.10.

Guaranty shall mean each and every guaranty of the applicable Class of the Obligations from time to time executed and delivered to the Applicable Agent by any Guarantor, as amended, supplemented, modified, joined in pursuant to a Joinder Agreement and restated from time to time.

Hazardous Substance shall mean any hazardous or toxic waste, substance or product or material defined or regulated by any Requirements of Environmental Law, including solid waste (as defined under The Resource Conservation and Recovery Act or its regulations, as amended), petroleum and any fraction thereof and any radioactive materials and waste.

Hedging Obligations of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collateral protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing; provided, however, that with respect to any such obligations owing by the applicable Borrower or any other Credit Party to any Lender other than JPMorgan or JPMorgan Canada, such other Lender notifies the Administrative Agent in writing of the amount of such obligations not less frequently than once each calendar month or more frequently as the Administrative Agent requires pursuant to written notice delivered to the Lenders.

Highest Lawful Rate shall mean, with respect to any Agent or any Lender, the maximum nonusurious rate of interest permitted to be charged by, as applicable, such Agent or such Lender under applicable laws (if any) of the United States or any state from time to time in effect.

Holdco shall mean Casdan Holdings Ltd., an Alberta corporation.

Inactive Subsidiaries shall mean each of the Subsidiaries listed as inactive on Schedule 5.8.

Indebtedness shall mean, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, debenture or similar instrument; (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and current accrued expenses, not the result of borrowing, arising in the ordinary course of business); (e) all reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien, but only to the extent of the value of the Property subject to such Lien (or, if less, the amount of the underlying indebtedness, liability or obligation); (g) all Cash Management Obligations of such Person and net liabilities of such Person in respect of Hedging Obligations (calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice); (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan; and (i) all other indebtedness, liabilities and obligations of such Person which are required to be included or listed in the liabilities section of such Person’s balance sheet according to GAAP; provided, that such term shall not mean or include (1) any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Administrative Agent in trust for the payment thereof, (2) any operating leases entered into in the ordinary course of business (to the extent such operating leases do not constitute Capital Lease Obligations) or (3) Permitted Management Fees.

Intercreditor Agreement shall mean the Intercreditor and Collateral Agency Agreement dated effective as of August 10, 2007, by and among the US Borrower, certain of the other Credit Parties, the Administrative Agent, as the representative of the holders of the Obligations, the US Collateral Agent, as the representative of the holders of the US Obligations and the Term Loan Debt, and Wells Fargo Bank, National Association, as the representative of the holders of the Term Loan Debt, as amended pursuant to the terms of that certain First Amendment of Amended and Restated Intercreditor and Collateral Agency Agreement dated effective as of the Closing Date, by and among the US Borrower, the other US Credit Parties, the Administrative Agent, as the representative of the holders of the US Obligations, the US Collateral Agent, as the representative of the holders of the US Obligations and the Term Loan Debt, and Wells Fargo Bank, National Association, as the representative of the holders of the Term Loan Debt (the “Intercreditor Agreement Amendment”), and as the same may be further amended, modified, supplemented, renewed, restated or replaced in accordance with the terms of this Agreement.

Intercreditor Agreement Amendment shall have the meaning given to such term in the definition of Intercreditor Agreement.

Interest Expense shall mean, for any period, the total interest expense of the Credit Parties and their Subsidiaries, determined on a Consolidated basis in accordance with GAAP, consistently applied, and shall in any event include, without limitation, (a) the amortization or write-off of debt discounts, (b) the amortization or write-off of all debt issuance costs, commissions, discounts and other fees payable in connection with the incurrence, amendment or refinancing of Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing), (c) the portion of payments under Capital Lease Obligation allocable to interest expense, and (d) net costs under Hedging Obligations in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP.

Interest Option shall have the meaning specified in Section 2.8(a) hereof.

Interest Payment Dates shall mean (a) for Alternate Base Rate Borrowings (other than Swingline Loans), (1) the last Business Day of each calendar month prior to the Revolving Credit Termination Date, and (2) the Revolving Credit Termination Date; (b) for Canadian Prime Rate Borrowings and US Base Rate (Canada) Borrowings, (1) the last Business Day of each calendar month prior to the Revolving Credit Termination Date, and (2) the Revolving Credit Termination Date; (c) for LIBOR Borrowings,  (1) if the Interest Period applicable to such LIBOR Borrowing is equal to or less than three (3) months, the end of such Interest Period, and (2) in all other cases, on that day which is three (3) calendar months following the first day of the applicable Interest Period

(or, if there be no corresponding day, on the next succeeding day which is a Business Day) and at the end of such Interest Period; (d) for CDOR Rate Borrowings, (1) if the Interest Period applicable to such CDOR Rate Borrowing is equal to or less than ninety (90) days, the end of such Interest Period, and (2) in all other cases, on that day which is ninety (90) days following the first day of the applicable Interest Period (or, if there be no corresponding day, on the next succeeding day which is a Business Day) and at the end of such Interest Period; and (e) for Swingline Loans, (1) the last Business Day of each calendar month prior to the earlier to occur of the Revolving Credit Termination Date or the date such Swingline Loans are required to be paid with proceeds of Revolving Loans in accordance with Section 2.11(c), and (2) the earlier to occur of the Revolving Credit Termination Date or the date such Swingline Loans are required to be paid with proceeds of Revolving Loans in accordance with Section 2.11(c).

Interest Period shall mean the period commencing on the date of the applicable LIBOR Borrowing or CDOR Rate Borrowing, as the case may be, and ending (i) on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter with respect to any LIBOR Borrowing, or (ii) on the date that is thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter with respect to any CDOR Rate Borrowing, as the applicable Borrower may elect in accordance herewith; provided, however, that (a) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall end later than the Revolving Credit Termination Date, and (c) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

Inventory shall have the meaning set forth in Article 9 of the UCC and in the PPSA.

Investment shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit, transfer of Property or capital contribution to, or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person.

Issuing Bank shall mean (a) with respect to Letters of Credit issued for the account of the US Borrower, JPMorgan, in its capacity as the issuer of US Letters of Credit hereunder, (b) with respect to Letters of Credit issued for the account of the Canadian Borrower, JPMorgan Canada, in its capacity as the issuer of Canadian Letters of Credit hereunder, and (c) any other lender, if any, designated in writing by the applicable Borrower and the Administrative Agent as an Issuing Bank hereunder.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

ITA shall mean the Income Tax Act (Canada), as amended.

Joinder Agreement shall mean any agreement, in Proper Form, executed by a Subsidiary of any Credit Party from time to time in accordance with Section 6.10 hereof, pursuant to which such

Subsidiary joins in the execution and delivery of this Agreement, a Guaranty, the applicable Security Documents and the Contribution Agreement.

JPMorgan shall mean JPMorgan Chase Bank, N.A., a national banking association, together with its successors and assigns.

JPMorgan Canada shall mean JPMorgan Chase Bank, N.A., Toronto Branch, together with its successors and assigns.

Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Lender or Lenders shall have the meaning specified in the preamble of this Agreement.  Unless the context otherwise requires, the term “Lenders” shall include the US Lenders, the Canadian Lenders, and the Swingline Lender.

Letters of Credit shall mean Standby Letters of Credit and Trade Letters of Credit.  Letter of Credit shall mean any one of the Standby Letters of Credit or Trade Letters of Credit.

Leverage Ratio shall mean, with respect to the Credit Parties and their Subsidiaries as of any date that the Leverage Ratio is calculated, the ratio of (a) Funded Debt of the Credit Parties and their Subsidiaries as of such date to (b)(i) EBITDA for the Credit Parties and their Subsidiaries for the applicable calculation period.  For purposes of calculating the Leverage Ratio, the components of the Leverage Ratio shall be determined on a Consolidated basis and the EBITDA component shall be determined for the four most recent consecutive fiscal quarters of the Credit Parties ending on or prior to the date of determination.

LIBOR Borrowing shall mean, as of any date, that portion of the principal balance of any Dollar Denominated Loans bearing interest at the Adjusted LIBOR Rate as of such date.

LIBOR Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its “LIBOR Lending Office” opposite or below its name on the signature pages hereof, or (if no such office is specified, its Domestic Lending Office or Canadian Lending Office, as applicable), or such other office of such Lender as such Lender may from time to time specify in writing to the applicable Borrower and the Administrative Agent.

LIBOR Rate shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the rate appearing on Reuters Screen LIBOR 01 (or, if no such page or screen exists, on any successor or substitute page or screen providing rate quotations comparable to those currently provided on such page or screen of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period as the composite offered rate for dollar deposits approximately equal in principal amount to JPMorgan’s or JPMorgan Canada’s portion, as applicable, of such LIBOR Borrowing and for a maturity equal to the applicable Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the average interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity equal to the applicable Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period.

Lien shall mean, with respect to any asset of any Person, (a) any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind on such asset, whether based on common law, constitutional provision, statute or contract, (b) the interest of any vendor or a lessor under any conditional sale agreement, title retention agreement or capital lease relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or (d) any other right of or arrangement with any creditor to have such creditor’s claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of such Person owning such assets.

Loan Documents shall mean this Agreement, the Notes, the Applications, the Security Documents, the Guaranties, the Contribution Agreement, the Joinder Agreements, the Letters of Credit, the Intercreditor Agreement, all instruments, certificates and agreements now or hereafter executed and delivered to the Applicable Agent and/or the Lenders in connection with or pursuant to any of the foregoing (including without limitation, any fee letter between the Administrative Agent, JPMorgan and/or any of its Affiliates and the US Borrower relating to the transactions contemplated by this Agreement), and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Loans shall mean the US Revolving Loans, the Canadian Revolving Loans and the Swingline Loans.  Loan shall mean any one of the US Revolving Loans, the Canadian Revolving Loans or the Swingline Loans.

Lockbox Agreement shall collectively mean one or more lockbox agreements required by the Administrative Agent, in Proper Form, to be executed and delivered to JPMorgan or JPMorgan Canada, as applicable, by the applicable Borrower and each of its Subsidiaries required by the Administrative Agent, together with all modifications and/or replacements thereof which are approved in writing by the Administrative Agent, for purposes of facilitating the collection of Accounts in accordance with the terms of Section 6.15 hereof.  On or prior to the Closing Date, the Borrowers and each of their respective Subsidiaries have executed and delivered to JPMorgan or JPMorgan Canada, as applicable, one or more Lockbox Agreements in Proper Form.  No Inactive Subsidiary shall be required to execute and deliver any Lockbox Agreement unless and until such Inactive Subsidiary is required to become a Guarantor under the terms of Section 6.10.

Material Adverse Effect shall mean a material adverse effect on (a) the business, assets, property, or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of the Credit Parties to perform or pay the Obligations in accordance with the terms hereof or of any other Loan Document, (c) the validity or enforceability of this Agreement, any of the Notes or any other Loan Documents or the rights or remedies of the Applicable Agent, the applicable Issuing Bank or the applicable Lenders hereunder or thereunder, or (d) the validity or enforceability of the Applicable Agent’s Lien on any material portion of the Collateral or the priority of such Lien.

Monthly Unaudited Financial Statements shall mean the financial statements of the Credit Parties and their Subsidiaries, including all notes thereto, which statements shall include (a) a balance sheet as of the end of the respective calendar month or fiscal quarter, as applicable, (b) a statement of operations for such respective calendar month or fiscal quarter, as applicable, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and for the Credit Parties’ Consolidated projections for such period and (c) a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year and for the Credit Parties’ Consolidated projections for such period, all prepared in reasonable detail and in accordance with GAAP and certified by a Responsible Officer of the US Borrower as fairly and accurately presenting in all material respects the financial condition and results of operations of the Credit Parties and their Subsidiaries, on a Consolidated basis, at the dates and for the periods indicated therein.  The Monthly Unaudited Financial Statements for the Credit Parties and their Subsidiaries shall be prepared on a Consolidated basis, and to the extent required by the Administrative Agent, a consolidating basis, the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary.

Mortgages shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the US Collateral Agent, for the ratable benefit of the US Lenders, on real property (including the Real Estate, other than Excluded Real Estate) of any US Credit Party, including any amendment, modification or supplement thereto.

Net Income shall mean, for any period, the consolidated net income (or loss) of the Credit Parties and their Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of any Credit Party or is merged into or consolidated with any Credit Party or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of any Credit Party) in which any Credit Party or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Credit Party or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Credit Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or any Legal Requirement applicable to such Subsidiary.

Net Working Capital shall mean, on any date of calculation thereof, the remainder of (a) the aggregate amount of Eligible Accounts and Eligible Inventory (valued, in each case, at the lower of cost or fair market value on a first-in first-out basis) as determined in accordance with GAAP consistently applied, minus (b) the Consolidated current liabilities of all Credit Parties determined on such date in accordance with GAAP.

Net Recovery Rate shall mean the “net recovery value percentage” or “net recovery rate” under an orderly liquidation scenario for the Inventory or Equipment, as applicable, of the applicable Credit Parties, as specifically set forth and described in the most recent “net orderly liquidation value” appraisal of such Inventory or Equipment, as applicable, received by and acceptable to the Administrative Agent in all respects.

Notes shall mean the US Revolving Credit Notes, the Canadian Revolving Credit Notes and the Swingline Note.  Note shall mean any one of such promissory notes.

Obligations shall mean, without duplication, all obligations, liabilities and Indebtedness of the Borrowers and the Guarantors with respect to (a) the Security Documents and all other Loan Documents, including without limitation, (i) the principal of and interest on the Loans and (ii) the payment or performance of all other obligations, liabilities and Indebtedness of the Borrowers or the Guarantors to the Applicable Agent and the applicable Lenders hereunder, under the Notes, under the Letters of Credit, under the Applications or under any one or more of the other Loan Documents, including all fees, costs, expenses and indemnity obligations hereunder and thereunder, (b) all Hedging Obligations at any time entered into by the applicable Borrower or any of its Subsidiaries with JPMorgan, JPMorgan Canada, any other Lender or any of their respective Affiliates, and (c) all Cash Management Obligations.  The Obligations include interest (including post-petition interest, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding) and other obligations accruing or arising after (a) commencement of any case under any bankruptcy or similar laws by or against any Borrower or any Guarantor or (b) the personal liability of any Borrower or any Guarantor for the Obligations shall be discharged or otherwise cease to exist by operation of law or for any other reason.

Officer’s Certificate shall mean a certificate substantially in the form of Exhibit C attached hereto.

Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company;  and with respect to a trust, the instrument establishing such trust;  in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof which are materially adverse to the Lenders and which are consented to by the Administrative Agent.

Original Agreement shall have the meaning specified in the preamble of this Agreement.

Parent shall mean Animal Health International, Inc., a Delaware corporation.

Parties shall mean all Persons other than any Agent, any Issuing Bank or any Lender executing any Loan Documents.

PBGC shall mean the Pension Benefit Guaranty Corporation.

Permitted Affiliate Transactions shall mean any of the following: (a) transactions with or among any Credit Party and any wholly-owned Subsidiary of any Credit Party that is a Guarantor; (b) reasonable and customary directors’ fees, reasonable and customary directors’ indemnifications and similar arrangements for directors and officers of the Credit Parties or any of its Subsidiaries entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (c) customary and reasonable loans and advances to officers, directors and employees of the Credit Parties or any of their Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (d) the incurrence of intercompany Indebtedness permitted pursuant to Section 7.1(g) hereof; (e) Permitted Management Fees; and (f) other transactions, contracts or agreements existing on the date of this Agreement and which are set forth on Schedule 7.6 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the applicable Credit Party and its Subsidiaries, as applicable).

Permitted Discretion shall mean a determination made, in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment, and in the event of any material change in the determination of any Reserves, the applicable Borrowing Base or eligibility of any components of the applicable Borrowing Base made by the Administrative Agent exercising its Permitted Discretion, the Administrative Agent shall use reasonable efforts to give the applicable Borrower written notice thereof promptly thereafter.

Permitted Investment Securities shall mean each of the following, to the extent the same is pledged as additional Collateral hereunder and is subject to a first priority perfected Lien in favor of the Applicable Agent for the ratable benefit of the applicable Lenders (including a control or dominion agreement from any applicable Person in favor of the Applicable Agent that is in all respects satisfactory to the Administrative Agent):  (a) readily marketable, direct obligations of the United States of America or any agency or wholly owned corporation thereof which are backed by the full faith and credit of the United States, maturing within one (1) year after the date of acquisition thereof, (b) certificates of deposit, commercial paper (if rated no lower than A-1/P-1) or other short-term direct obligations of (i) JPMorgan or (ii) any other domestic financial institution having capital and surplus in excess of $5,000,000,000, maturing within six months after the date of acquisition thereof, (c) money market funds having aggregate assets in excess of $5,000,000,000, and (d) other Investments mutually agreed to in writing by the applicable Borrower and the Administrative Agent.

Permitted Management Fees shall mean management fees, monitoring fees and/or service fees payable to Charlesbank and/or any of its Affiliates in an amount up to, but not exceeding $250,000 in the aggregate during any fiscal year of the Credit Parties, plus reimbursement to Charlesbank and/or any of its Affiliates of reasonable and customary out-of-pocket expenses incurred in connection with such management services provided by Charlesbank and/or any of its Affiliates, provided that if any Event of Default has occurred and is continuing at the time for payment of such fees or expense reimbursement, as applicable (or would occur after giving effect thereto), such fees and expense reimbursement shall accrue and be payable only upon the cure (or waiver) of such Event of Default.

Permitted Overadvance shall have the meaning specified in Section 2.2(h) hereof.

Person shall mean any individual, corporation, business trust, unincorporated organization or association, partnership, joint venture, limited liability company, Governmental Authority or any other form of entity.

Plan shall mean any plan subject to Title IV of ERISA and maintained for employees of the U.S. Borrower or of any member of a “controlled group of corporations”, as such term is defined in the Code, of which the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate it may acquire from time to time is a part, or any such plan to which the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate is required to contribute on behalf of its employees.

PPSA shall mean the Personal Property Security Act (Alberta), as amended, or the personal property security laws of any other province of Canada, the laws of which are required as a result thereof to be applied in connection with the attachment, perfections or priority of, or remedies with respect to, the Canadian Collateral Agent’s Lien on any Canadian Collateral.

Prime Rate shall mean the rate of interest per annum publicly announced from time to time by JPMorgan, or its successor financial institution, if any, at its principal office in New York City as its prime rate in effect at such time.  Without notice to the Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to be effective as of the date of each change in such prime rate.  THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED BY JPMORGAN OR SUCH SUCCESSOR FINANCIAL INSTITUTION TO ANY OF ITS CUSTOMERS.  JPMORGAN OR SUCH SUCCESSOR FINANCIAL INSTITUTION MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE AND BELOW THE PRIME RATE.

Principal Office shall mean the principal office in New York City of the Administrative Agent, or such other place as the Administrative Agent may from time to time by notice to the Borrowers designate.

Priority Claims shall mean all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with any of the Liens created by the Security Documents (or interests similar thereto under applicable law) including for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, any state, province or territory corporate taxes, pension fund obligations and overdue rents.

Prohibited Transaction shall mean any non-exempt prohibited transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

Proper Form shall mean in form and substance satisfactory to the Administrative Agent.

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Rate Selection Date shall mean that Business Day which is (a) in the case of the Alternate Base Rate Borrowings, the date of such borrowing, or (b) in the case of LIBOR Borrowings and CDOR Rate Borrowings, the date three (3) Business Days preceding the first day of any proposed Interest Period.

Rate Selection Notice shall have the meaning specified in Section 2.8(b)(1) hereof.

Real Estate shall mean each of the real Properties listed on Schedule 1.1(a) attached hereto.

Refinancing Indebtedness shall mean any Indebtedness of any Credit Parties or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of such Person, provided, that:

(a)                                  such Refinancing Indebtedness is incurred only by such Persons who are obligors on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(b)                                 the principal amount of such Refinancing Indebtedness does not exceed the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(c)                                  the interest rate or rates to accrue under such Refinancing Indebtedness do not exceed the lesser of (i) the interest rate or rates then accruing on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded or (ii) the prevailing market interest rate or rates which are then applicable to, and generally available for, Indebtedness which is similar in type, amount, maturity and other terms to the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(d)                                 the maturities, amortization schedules, covenants, defaults, remedies, subordination provisions (with respect to any Subordinated Indebtedness), collateral security provisions (or absence thereof) and other terms of such Refinancing Indebtedness are in each case the same or more favorable to the applicable Credit Party and/or its applicable Subsidiaries as those in the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(e)                                  no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness;

(f)                                    if the Indebtedness that is extended, refinanced, renewed, replaced, defeased or refunded was subordinated in right of payment to the Obligations and/or priority as to the Liens of the Applicable Agent for the ratable benefit of the applicable Lenders, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Applicable Agent and the applicable Lenders as those that were applicable to the extended, refinanced, renewed, replaced, defeased or refunded Indebtedness; and

(g)                                 if the Indebtedness being refinanced is subject to the Intercreditor Agreement, such Refinancing Indebtedness is either (1) permitted under the terms of the Intercreditor Agreement and will remain subject to the terms of the Intercreditor Agreement or (2) subject to an intercreditor agreement on terms no less favorable to the US Administrative Agent and the US Lenders as those contained in the Intercreditor Agreement.

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member Lenders of the Federal Reserve System.

Regulatory Change shall mean, with respect to any Lender, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any Legal Requirement applying to a class of Lenders including such Lender under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

Reportable Event shall mean a “reportable event” as defined in Section 4043(c) of ERISA for which the notice requirement is not waived by the regulations thereunder.

Request for Extension of Credit shall mean a written request for extension of credit substantially in the form of Exhibit D attached hereto.

Required Lenders shall mean US Lenders having greater than 66.67% of the US Total Revolving Credit Commitment; provided that after termination of the Commitments, Required Lenders shall mean US Lenders having greater than 66.67% of the aggregate amount of the outstanding US Revolving Loans, US Letter of Credit Exposure Amount and Swingline Exposure; and provided further, however, if only two (2) US Lenders are then parties to this Agreement, Required Lenders shall mean both of such US Lenders.

Requirements of Environmental Law shall mean all requirements imposed by any law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state, provincial or territorial analogues of any of the foregoing), rule, regulation, order-in-council, or order of any Governmental Authority which relate to (i) pollution, protection or clean-up of the air, surface water, ground water, soils, or subsurface strata; (ii) solid, liquid or gaseous waste or Hazardous

Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (iii) exposure of Persons or property to Hazardous Substances; (iv) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, or emissions of Hazardous Substances into the environment; or (v) the storage of any Hazardous Substances.  Requirement of Environmental Law shall mean any one of them.

Reserves shall mean any and all reserves established by the Administrative Agent in its Permitted Discretion with respect to US Availability, Canadian Availability, the US Borrowing Base, the Canadian Borrowing Base or in accordance with another provision of this Agreement or any other Loan Document for purposes of reducing the applicable Borrower’s ability to utilize any portion of the Unused Revolving Credit Commitments of all applicable Lenders, including without limitation, Reserves established in the aggregate amount of all liabilities in respect of all Cash Management Obligations and all net liabilities in respect of all Hedging Obligations and all Priority Claims, as calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice, of the applicable Borrower or any of its Subsidiaries to the Applicable Agent or any Lender.

Responsible Officer shall mean, with respect to any Person, the chief executive officer, the president, any vice president, the chief financial officer, the controller or the treasurer of such Person.

Revolving Credit Termination Date shall mean the earlier of (a) June 30, 2010, (b) any date that the Commitments are terminated in full pursuant to Section 2.4 hereof, and (c) any date the Revolving Credit Termination Date is accelerated by the Administrative Agent pursuant to Section 8.1 hereof.

Revolving Loans shall mean the US Revolving Loans and the Canadian Revolving Loans, collectively.  Revolving Loan shall mean any one of the US Revolving Loans or the Canadian Revolving Loans.

Second Global Amendment shall have the meaning given to such term in the definition of Global Amendments.

Security Agreements shall mean (a) the Amended and Restated Security Agreement (Personal Property-Borrower) dated effective as of September 26, 2006, between the US Borrower and the US Collateral Agent, for the ratable benefit of the US Lenders and the holders of the Term Loan Debt, covering all Accounts, Inventory, Equipment and all other tangible and intangible personal Property of the US Borrower as more particularly described therein, (b) the Amended and Restated Security Agreement (Personal Property-Domestic Subsidiaries) dated effective as of September 26, 2006, between each of the US Borrower’s Domestic Subsidiaries that is a Guarantor and the US Collateral Agent, for the ratable benefit of the US Lenders and the holders of the Term Loan Debt, covering all Accounts, Inventory, Equipment and other tangible and intangible personal Property of each of the US Borrower’s Domestic Subsidiaries that is a Guarantor as more particularly described therein, as the same may hereafter be joined in pursuant to a Joinder Agreement, (c) the Security Agreement (Personal Property-Canadian Borrower) dated effective as of the Closing Date, between the Canadian Borrower and the Canadian Collateral Agent, for the ratable benefit of the Canadian Lenders, covering all Accounts, Inventory, Equipment and all other tangible and intangible personal Property of the Canadian Borrower as more particularly described therein, (d) the Amended and Restated Pledge Agreement dated effective as of September 26, 2006, between the US Borrower and the US Collateral Agent, for the ratable benefit of the US Lenders and the holders of the Term Loan Debt, covering (i) all issued and outstanding Equity Interests in each of the US Borrower’s direct Domestic Subsidiaries that is a Guarantor and (ii) 65% of all issued and outstanding Equity Interests in each of the US Borrower’s Canadian Subsidiaries for which the US Borrower is the parent, (e) the Second Amended and Restated Pledge Agreement dated effective as of the Closing Date, between the Parent and the US Collateral Agent for the ratable benefit of the US Lenders and the holders of the Term Loan Debt, covering all Equity Interests in the US Borrower, (f) any and all other security agreements, hypothecs, debentures or bonds, pledge agreements, collateral assignments or other similar documents now or hereafter executed in favor of the applicable Agent, for the ratable benefit of the US Lenders and the holders of the Term Loan Debt or the Canadian Lenders, as applicable, as security for the payment or performance of any and/or all of the Obligations, and (g) any amendment, modification, restatement or supplement of all or any of the above-described agreements and assignments (including without limitation, the Global Amendments).

Security Documents shall mean the Security Agreements, the Mortgages, all related financing statements and any and all other agreements, mortgages, deeds of trust, chattel mortgages, security agreements, pledges, guaranties, assignments of income, assignments of contract rights, assignments or pledges of stock or partnership interests, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the payment and performance of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.  Notwithstanding the foregoing or any other provision herein or in any Term Loan Debt Document or any Security Document to the contrary, the real property Collateral and the Liens of any Security Documents covering any real property Collateral shall only secure the Obligations and the Collateral Obligations (as defined in the Intercreditor Agreement) and shall not secure any of the Term Loan Debt.

Standby Letters of Credit shall mean all standby letters of credit issued by the applicable Issuing Bank for the account or liability of the US Borrower or the Canadian Borrower, as applicable, pursuant to the terms set forth in this Agreement.

Statutory Reserves shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including without limitation, any marginal, special, emergency or supplemental reserves) expressed as a decimal, established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which any Lender is subject with respect to the Adjusted LIBOR Rate for Eurocurrency Liabilities (as defined in Regulation D), including without limitation, those reserve percentages imposed under Regulation D.

Subordinated Indebtedness shall mean, with respect to any Credit Party, Indebtedness subordinated in right of payment to such Credit Party’s monetary Obligations on terms satisfactory to and approved in writing by the Administrative Agent and the Required Lenders, in their discretion, so long as all other terms thereof (including without limitation, regularly scheduled payments and financial and negative covenants) are satisfactory to and approved in writing by the Administrative Agent and the Required Lenders, in their discretion.

Subsidiary shall mean, as to a particular parent Business Entity, any Business Entity of which more than fifty percent (50%) of the Equity Interests issued by such Business Entity is at the time directly or indirectly owned by such parent Business Entity or by one or more of its Affiliates.

Swingline Exposure means, at any time, the aggregate principal amount of all Swing Loans outstanding at such time.

Swingline Lender shall mean JPMorgan or any other US Lender that becomes the US Administrative Agent, in each case in its capacity as the Swingline Lender hereunder.

Swingline Loans shall mean the Swingline Loans made pursuant to Section 2.11(a) hereof.  Swingline Loan shall mean any one of such Swingline Loans.

Swingline Note shall mean the promissory note, substantially in the form of Exhibit B attached hereto, of the Borrower evidencing the Swingline Loans, payable to the order of the Swingline Lenders in the original principal amount of $15,000,000, and all renewals, extensions, modifications, rearrangements and replacements thereof substitutions therefor.

Target shall mean Kane Veterinary Supplies Ltd., an Alberta corporation.

Term Loan Debt shall mean the Indebtedness of the US Borrower evidenced by one or more senior secured notes issued by the US Borrower, at a par value of $44,550,000 in aggregate principal amount, said senior notes to be (a) secured by a first Lien against the Collateral which is governed by the terms of the Intercreditor Agreement and (b) due not earlier than May 31, 2011.

Term Loan Debt Documents shall mean the senior secured notes evidencing the Term Loan Debt, the Term Loan Debt Agreement and all other agreements, documents and instruments executed and delivered in connection therewith, in each case as in effect on the Closing Date and as each of the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms of this Agreement.

Term Loan Debt Agreement shall mean the Term Loan Agreement dated effective as of August 10, 2007, by and among the US Borrower, the other Credit Parties, the initial purchaser(s) and holder(s) of all of the Term Loan Debt, and Wells Fargo Bank, National Association, as the administrative agent for such holder(s) of the Term Loan Debt, as amended pursuant to the terms of that certain First Amendment of Term Loan Debt Agreement dated effective as of the Closing Date, by and among the US Borrower, the other US Credit Parties, the holder(s) of all of the Term Loan Debt, and Wells Fargo Bank, National Association, as the administrative agent for such holder(s) of the Term Loan Debt (the “Term Loan Debt Agreement Amendment”), evidencing the consent of the holders of the Term Loan Debt to the transactions evidenced by this Agreement, as said Term Loan Debt Agreement may be further amended, modified, supplemented, renewed, restated or replaced in accordance with the terms of this Agreement.

Term Loan Debt Agreement Amendment shall have the meaning given to such term in the definition of Term Loan Debt Agreement.

Term Loan Debt Transaction shall mean the transactions that have occurred or are contemplated to occur under or in connection with the Term Loan Debt Documents.

Trade Letters of Credit shall mean all trade or documentary letters of credit issued by the applicable Issuing Bank for the account or liability of the US Borrower or the Canadian Borrower, as applicable, pursuant to the terms set forth in this Agreement.

Tri-Party Agreements shall collectively mean tri-party agreements, in Proper Form, to be executed and delivered by and among the US Collateral Agent or the Canadian Collateral Agent, as applicable, the applicable Borrower (and each of such Borrower’s respective Subsidiaries required by the Administrative Agent), and the applicable financial institutions described in Schedule 6.15 attached hereto, together with all modifications and/or replacements thereof which are approved in writing by the US Collateral Agent or the Canadian Collateral Agent, as applicable, for purposes of either (a) facilitating the collection of Accounts in accordance with the terms of Section 6.15 hereof, to the extent payments of Accounts are processed through cash management services (including lockbox arrangements) provided by any such specified financial institution and/or deposited in one or more accounts maintained by the applicable Borrower or such Borrower’s respective Subsidiaries with any such specified financial institution or (b) evidencing control (under the UCC, where applicable, for purposes of perfection of the Lien of the US Collateral Agent’s or the Canadian Collateral Agent, as applicable, for the ratable benefit of the applicable Lenders, against one or more deposit accounts maintained by the applicable Borrower or such Borrower’s respective Subsidiaries, with any such specified financial institution.  As of the Closing Date, Schedule 6.15 attached hereto describes all such accounts to be covered by a Tri-Party Agreement and specifies whether the applicable Tri-Party Agreement is for purposes of facilitating the collection of Accounts or perfecting the Lien of the US Collateral Agent or the Canadian Collateral Agent, as applicable, against such accounts.  Each Borrower agrees that neither it nor any of its Subsidiaries shall establish any additional deposit accounts permitted to be maintained hereunder with a financial institution other than JPMorgan or JPMorgan Canada unless such additional deposit accounts are covered by a Tri-Party Agreement.

UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Applicable Agent’s or any Lender’s Lien on any Collateral.

Unfinanced Capital Expenditures shall mean all Capital Expenditures other than Financed Capital Expenditures.

Unfinanced Cash Dividends shall mean, with respect to any Person for any period, all Cash Dividends of such Person for such period that are not paid either from net proceeds of the Term Loan

Debt or from net proceeds of any other permitted Indebtedness of such Person incurred after the Closing Date.

Unused Revolving Credit Commitment shall mean, as to a particular Lender, the daily difference of such Lender’s US Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable, on such day less the US Revolving Credit Exposure or the Canadian Revolving Credit Exposure, as the case may be, applicable to such Lender on such day.

US Administrative Agent shall mean JPMorgan, in its capacity as administrative agent for the US Lenders hereunder and its successors and assigns in such capacity.

US Availability shall mean at any time (a) the lesser at such time of (i) the US Total Revolving Credit Commitment (as such amount may be reduced in accordance with the provisions of this Agreement) and (ii) the sum of the US Borrowing Base and the Additional US Availability Credit at such time, less (b) the sum of (i) the aggregate amount of each US Lender’s Revolving Credit Exposure at such time, (ii) the aggregate amount of accrued and unpaid interest outstanding under the US Revolving Loans at such time, (iii) all other outstanding US Obligations which are due and payable at such time, including without limitation, Commitment Fees, fees related to any US Letters of Credit, and legal fees and other amounts payable under Section 10.9 hereof, and (iv) all Reserves against US Availability established by the Administrative Agent from time to time in its Permitted Discretion.

US Base Rate (Canada) shall mean, for any day, a rate per annum equal to the greater of (a) the annual rate of interest announced by JPMorgan Canada and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on Dollar-denominated commercial loans made in Canada, and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the US Base Rate (Canada) due to a change in the rate referred to in clause (a) above or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the rate referred to in clause (a) above or the Federal Funds Effective Rate, respectively.

US Base Rate (Canada) Loans shall mean Canadian Revolving Loans which are denominated in Dollars and which bear interest at a rate based upon the Adjusted US Base Rate (Canada).

US Borrower shall have the meaning specified in the preamble of this Agreement.

US Borrowing Base shall mean, as of any date, the amount of the then most recent computation of the US Borrowing Base, determined by calculating the amount equal to the following:

(a)                                  85% of Eligible Accounts of the US Borrower and the Domestic Subsidiaries; plus

(b)                                 the lesser of (i) 65% of Eligible Inventory of the US Borrower and the Domestic Subsidiaries (valued, in each case, at the lower of cost or fair market value on a first-in, first-out basis), and (ii) 85% of the Net Recovery Rate of Eligible Inventory of the

US Borrower and the Domestic Subsidiaries; provided, however, that during the period commencing on April 1 and ending on September 30 of each calendar year, the 65% advance rate for Eligible Inventory of the US Borrower and the Domestic Subsidiaries contained in clause (i) above shall, at the discretion of the Administrative Agent, be increased to up to 75% and the 85% advance rate for the Net Recovery Rate of Eligible Inventory of the US Borrower and the Domestic Subsidiaries contained in clause (ii) above shall, at the discretion of the Administrative Agent, be increased to up to 100% ; plus

(c)                                  the lesser of (i) $10,000,000 or (ii) the sum of (1) up to 75% of the Net Recovery Rate of the Eligible Equipment of the US Borrower and the Domestic Subsidiaries, and (2) up to 75% of the fair market value of the Eligible Real Estate of the US Borrower and the Domestic Subsidiaries; provided, however, that the 75% advance rate for the Net Recovery Rate of Eligible Equipment of the US Borrower and the Domestic Subsidiaries and the 75% advance rate for Eligible Real Estate of the US Borrower and the Domestic Subsidiaries contained in clause (ii) above shall be subject to the Equipment and Real Estate Annual Adjustments; less

(d)                                 all Reserves against the US Borrowing Base established by the Administrative Agent from time to time in its Permitted Discretion.

Notwithstanding anything to the contrary set forth in the immediately preceding sentence, the Administrative Agent reserves the right to adjust downward, to a level acceptable to the Administrative Agent in its Permitted Discretion, the advance rates set forth above for Eligible Accounts of the US Borrower and the Domestic Subsidiaries if the average dilution percentage for all Accounts of the US Borrower and the Domestic Subsidiaries ever exceeds five percent (5%).  For purposes hereof, “average dilution percentage” shall mean for each dollar of gross sales by the US Borrower and the Domestic Subsidiaries, the average percentage of such dollar of gross sales that is not collected by the US Borrower and the Domestic Subsidiaries for any reason, including without limitation, any credits, rebates, refunds, returns, discounts or any other reason.  The US Borrowing Base may be computed by the Administrative Agent on as frequent as a daily basis (based on all information reasonably available to the Administrative Agent, including without limitation, the periodic reports and listings delivered to the Administrative Agent in accordance with Sections 6.3(e), (f) and (g) hereof).

US Collateral shall mean Collateral owned by any of the US Credit Parties.

US Collateral Agent shall mean JPMorgan, in its capacity as the collateral agent for the Lenders and the holders of the Term Loan Debt with respect to the US Collateral, in accordance with and pursuant to the terms of the Intercreditor Agreement, and any successor collateral agent under the terms of the Intercreditor Agreement.

US Credit Parties shall mean (a) the US Borrower, (b) each of the Domestic Subsidiaries, and (c) any other Person which is formed or organized under the laws of the United States or under the laws of the state or territory of the United States and who becomes a Guarantor of the US Obligations pursuant to Section 6.10, and their respective successors and assigns.

US Lender shall mean, as of any date of determination, a Lender with a US Revolving Credit Commitment or, if the US Total Revolving Credit Commitment has terminated or expired, a Lender with US Revolving Credit Exposure.

US Letter of Credit shall mean a Letter of Credit issued for the account of the US Borrower.

US Letter of Credit Advances shall mean all sums which may from time to time be paid by any and all of the US Lenders pursuant to any and all of the US Letters of Credit, together with all other sums, fees, reimbursements or other obligations which may be due to the applicable Issuing Bank or any of the US Lenders pursuant to any of the US Letters of Credit.

US Letter of Credit Exposure Amount shall mean at any time the sum of (i) the aggregate undrawn amount of all US Letters of Credit outstanding at such time plus (ii) the aggregate amount of all US Letter of Credit Advances for which the US Lenders have not been reimbursed and which remain unpaid at such time.

US Obligations shall mean all Obligations owing by any US Credit Party to one or more US Lenders or their respective Affiliates.

US Revolving Credit Commitment shall mean, as to any US Lender, the obligation of such US Lender to make US Revolving Loans and incur liability for the US Letter of Credit Exposure Amount and the Swingline Loans in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount set forth as such US Lender’s Revolving Credit Commitment in Schedule 1.1(b) attached hereto (as the same may be reduced from time to time pursuant to Section 2.4 hereof).

US Revolving Credit Commitment Percentage shall mean, with respect to any US Lender, the ratio, expressed as a percentage, of such US Lender’s Revolving Credit Commitment to the US Total Revolving Credit Commitment.

US Revolving Credit Exposure shall mean on any day, as to a particular US Lender, the sum of (a) the outstanding principal balance of such US Lender’s Revolving Credit Note on such day plus (b) the product of (i) such US Lender’s Revolving Credit Commitment Percentage times (ii) the sum of the US Letter of Credit Exposure Amount and the Swingline Exposure on such day.

US Revolving Credit Notes shall mean the promissory notes, each substantially in the form of Exhibit A-1 attached hereto, of the US Borrower evidencing the US Revolving Loans, payable to the order of the respective US Lenders in the amount of said US Lender’s Revolving Credit Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof substitutions therefor.  US Revolving Credit Note shall mean any of such promissory notes.

US Revolving Loans shall mean the US Revolving Loans made to the US Borrower pursuant to Section 2.1(a) hereof.  US Revolving Loan shall mean one of such US Revolving Loans.

US Security Agreement shall mean any Security Agreement entered into prior to, on or after the date of this Agreement, in form and substance acceptable to the Administrative Agent, by any US Credit Party (as required by this Agreement or any other Loan Document) in favor of the US Collateral Agent for the ratable benefit of the Lenders and the holders of the Term Loan Debt, as the same may be amended, restated or otherwise modified from time to time.

US Total Revolving Credit Commitment shall mean, on any day, the aggregate of all of the US Lenders’ US Revolving Credit Commitments on such day; provided, however, that so long as any Canadian Obligations are outstanding hereunder, the aggregate amount of the US Total Revolving Credit Commitment will be reduced by the Dollar Equivalent of the Canadian Revolving Credit Exposure at any time (and the US Revolving Credit Commitment of each US Revolving Lender will reduce proportionately in accordance with its US Revolving Credit Commitment Percentage).  As of the Closing Date, the US Total Revolving Credit Commitment is $135,000,000, subject to reduction as provided in the preceding sentence based upon the applicable Dollar Equivalent of the Canadian Revolving Credit Exposure from time to time.

1.2           Accounting Terms and Determinations.  Except where specifically otherwise provided:

(a)           Any accounting term not otherwise defined shall have the meaning ascribed to it under GAAP.  If any of the Credit Parties are required after the Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Fixed Charge Coverage Ratio, Leverage Ratio and/or any other financial covenant under this Agreement, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change(s) in GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Fixed Charge Coverage Ratio, Leverage Ratio and/or such other financial covenant, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(b)           Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a Consolidated basis, and financial measurements shall be computed without duplication.

(c)           Wherever the term “including” or any of its correlatives appears in the Loan Documents, it shall be read as if it were written “including (by way of example and without limiting the generality of the subject or concept referred to)”.

(d)           Wherever the word “herein” or “hereof” is used in any Loan Document, it is a reference to that entire Loan Document and not just to the subdivision of it in which the word is used.

(e)           References in any Loan Document to Section numbers are references to the Sections of such Loan Document.

(f)            References in any Loan Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Loan Document, and they shall be deemed incorporated into such Loan Document by reference.

(g)           Any term defined in the Loan Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided, that nothing in this subsection shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Loan Documents.

(h)           All times of day used in the Loan Documents mean local time in Chicago, Illinois.

(i)            Defined terms may be used in the singular or plural, as the context requires.

1.3           UCC and PPSA Changes.  All terms used herein which are defined in the UCC and/or the PPSA shall, unless otherwise provided, have the meanings ascribed to them in the UCC and/or the PPSA, as applicable, both as in effect on the date of this Agreement and as hereafter amended.  The parties intend that the terms used herein which are defined in the UCC and/or the PPSA, as applicable, have, at all times, the broadest and most inclusive meanings possible.  Accordingly, if the UCC and/or the PPSA, as applicable, shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC and/or the PPSA, as applicable, in effect on the date of this Agreement, then such term as used herein shall be given such broadened meaning. If the UCC and/or the PPSA, as applicable, shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC and/or the PPSA, as applicable, in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

1.4           Exchange Rate Calculations.  On each Calculation Date, the Administrative Agent  shall (a)determine the Exchange Rate as of such Calculation Date in respect of C$ and (b)give notice thereof to the Canadian Borrower, and with respect to each Canadian Lender, to any Canadian Lender that shall have requested such information.  The Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars, on the one hand, and C$ on the other hand; provided that, for purposes of determining the Canadian Borrowing Base, the relevant Exchange Rate shall be determined by the Canadian Borrower at the time that the relevant Borrowing Base Certificate is prepared and shall be set forth in such Borrowing Base Certificate.  Notwithstanding the foregoing, for purposes of determining compliance by the Credit Parties with the limitations on Indebtedness, Indebtedness secured by Liens, loans, advances, investments, Guarantees and payments contained in Article 7, compliance will be determined based on the Dollar Equivalent amount of the Indebtedness, Liens, Loans, advances, investments, Guarantees and payments denominated in C$ subject to such provisions on the date of incurrence or payment thereof, and the Borrowers will not be deemed to be in violation of such covenants solely as a result of subsequent changes in the Exchange Rate which cause the Dollar Equivalent amount of such obligations or payments to exceed such limitations.

2.                                       Loans; Letters of Credit; Notes; Payments; Prepayments; Interest Rates.

2.1           Commitments.

(a)           Subject to the terms and conditions hereof, each US Lender, severally and not jointly, agrees to make US Revolving Loans to the US Borrower from time to time on and after the Closing Date until, but not including, the Revolving Credit Termination Date, in an aggregate principal amount at any one time outstanding (including such Lender’s US Revolving Credit Commitment Percentage of the US Letter of Credit Exposure Amount and the Swingline Exposure at such time) up to, but not exceeding such Lender’s US Revolving Credit Commitment.  Notwithstanding the foregoing, the aggregate principal amount of the US Revolving Loans outstanding at any time shall not exceed (a) the lesser of (i) the US Total Revolving Credit Commitment and (ii) the US Borrowing Base at such time less (b) the US Letter of Credit Exposure Amount and the Swingline Exposure at such time less (c) the aggregate amount of the items specified in clauses (b)(ii) through (b)(iv) of the definition of “US Availability.”  Subject to the conditions herein, any such US Revolving Loan prepaid prior to the Revolving Credit Termination Date may be reborrowed as an additional US Revolving Loan by the US Borrower pursuant to the terms of this Agreement.

(b)           Subject to the terms and conditions hereof, each Canadian Lender, severally and not jointly, agrees to make Canadian Revolving Loans to the Canadian Borrower from time to time on and after the Closing Date until, but not including, the Revolving Credit Termination Date, in an aggregate principal amount at any one time outstanding (including such Lender’s Canadian Revolving Credit Commitment Percentage of the Canadian Letter of Credit Exposure Amount) up to, but not exceeding such Lender’s Canadian Revolving Credit Commitment.  Notwithstanding the foregoing, the aggregate principal amount of the Canadian Revolving Loans outstanding at any time shall not exceed (a) the lesser of (i) the Canadian Total Revolving Credit Commitment and (ii) the Canadian Borrowing Base at such time less (b) the Canadian Letter of Credit Exposure Amount at such time less (c) the aggregate amount of the items specified in clauses (b)(ii) through (b)(iv) of the definition of “Canadian Availability.”  Subject to the conditions herein, any such Canadian Revolving Loan prepaid prior to the Revolving Credit Termination Date may be reborrowed as an additional Canadian Revolving Loan by the Canadian Borrower pursuant to the terms of this Agreement.

2.2           Loans.

(a)           Subject to Sections 4.1 and 4.2 hereof, (i) all US Revolving Loans shall be advanced and made ratably by the US Lenders in accordance with the US Lenders’ respective US Revolving Credit Commitments, (ii) all Canadian Revolving Loans shall be advanced and made ratably by the Canadian Lenders in accordance with the Canadian Lenders’ respective Canadian

Revolving Credit Commitments, (iii) the initial US Revolving Loans shall be made on the Closing Date by the US Lenders upon the execution of this Agreement, and (iv) the initial Canadian Revolving Loans shall be made on the Closing Date by the Canadian Lenders upon the execution of this Agreement.

(b)           When requesting a Revolving Loan hereunder, the applicable Borrower shall give the Administrative Agent notice of a request for a Loan in accordance with Section 4.1(a) hereof; provided, however, no notice of a request for a Revolving Loan in accordance with Section 4.1(a) hereof shall be required to be presented by the applicable Borrower to the Administrative Agent if a check, wire transfer request or other item issued by such Borrower shall be presented for payment against any controlled disbursement account maintained with the Applicable Agent in connection with the account or accounts established and maintained by the Applicable Agent for the purposes of deposits and collections of Accounts in accordance with Section 6.15(a) hereof, and the Administrative Agent shall then cause the applicable Lenders (subject to the settlement delay provisions of Section 2.2(f) hereof) to make the applicable Class of Revolving Loan for the purpose of crediting said controlled disbursement account in an amount sufficient to permit such check, wire transfer request or other item to be honored if (i) such Revolving Loan is to be made prior to the Revolving Credit Termination Date, (ii) the applicable Class of Availability would be equal to or greater than zero after giving effect to such Revolving Loan, and, if applicable, the resulting payment of any Obligations to be contemporaneously paid with the proceeds of such requested Revolving Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  Each such Revolving Loan advanced by US Lenders for the purpose of crediting any such controlled disbursement account shall be deemed to be an Alternate Base Rate Borrowing until a Rate Selection Notice is otherwise properly presented for such Alternate Base Rate Borrowing converting such borrowing to a LIBOR Borrowing, each such Revolving Loan advanced by Canadian Lenders and denominated in Dollars for the purpose of crediting any such controlled disbursement account shall be deemed to be a US Base Rate (Canada) Borrowing until a Rate Selection Notice is otherwise properly presented for such US Base Rate (Canada) Borrowing converting such borrowing to a LIBOR Borrowing, and each such Revolving Loan advanced by Canadian Lenders and denominated in C$ for the purpose of crediting any such controlled disbursement account shall be deemed to be a Canadian Prime Rate Borrowing until a Rate Selection Notice is otherwise properly presented for such Canadian Prime Rate Borrowing converting such borrowing to a CDOR Rate Borrowing.  Notwithstanding anything to the contrary contained in Section 2.11, if any request for a Loan in accordance with Section 4.1(a) hereof requests US Revolving Loans in the form of Alternate Base Rate Borrowings, the Administrative Agent may make a Swingline Loan available to the US Borrower in an aggregate amount not to exceed the amount of such requested US Revolving Loans, and the aggregate amount of the corresponding requested US Revolving Loans shall be reduced accordingly by the principal amount of such Swingline Loan.  Except as otherwise provided in the settlement delay provisions of Section 2.2(f) hereof, the Administrative Agent shall promptly advise (1) the US Lenders of any notice of a request for a US Revolving Loan (other than a Swingline Loan) given pursuant to Section 4.1(a) or of any such US Revolving Loan advanced for purposes of crediting any such controlled disbursement account and of each US Lender’s portion of a requested borrowing (based on such Lender’s US Revolving Credit Commitment Percentage), and (2) the Canadian Lenders of any notice of a request for a Canadian Revolving Loan given pursuant to Section 4.1(a) or of any such Canadian Revolving Loan advanced for purposes of crediting any such controlled disbursement account and of each Canadian Lender’s portion of a requested borrowing (based on such Lender’s Canadian Revolving Credit Commitment Percentage).

(c)           Except as otherwise provided or specified in the settlement delay provisions of Section 2.2(f) below, each US Lender shall make its US Revolving Loans available on the proposed dates thereof by causing its Applicable Lending Office to pay the amount required to the US Administrative Agent at the Principal Office in immediately available funds not later than 1:00 p.m., and the US Administrative Agent shall as soon as practicable, but in no event later than 5:00 p.m. on such date, credit the amount so received to a general deposit account designated and maintained by the US Borrower with the US Administrative Agent at the Principal Office.  If a requested US Revolving Loan shall not occur on the Closing Date or any date specified by the US Borrower as set forth in the applicable Request for Extension of Credit, as the case may be, because all of the conditions for such US Revolving Loan set forth herein or in any of the other Loan Documents shall not have been met, the US Administrative Agent shall return the amounts so received from the US Lenders in respect of such requested US Revolving Loan to the applicable US Lenders as soon as practicable.   Except as otherwise provided or specified in the settlement delay provisions of Section 2.2(f) below, each Canadian Lender shall make its Canadian Revolving Loans available on the proposed dates thereof by causing its Applicable Lending Office to pay the amount required to the Canadian Administrative Agent at the Principal Office in immediately available funds not later than 1:00 p.m., and the Canadian Administrative Agent shall as soon as practicable, but in no event later than 5:00 p.m. on such date, credit the amount so received to a general deposit account designated and maintained by the Canadian Borrower with the Canadian Administrative Agent at the Principal Office.  If a requested Canadian Revolving Loan shall not occur on the Closing Date or any date specified by the Canadian Borrower as set forth in the applicable Request for Extension of Credit, as the case may be, because all of the conditions for such Canadian Revolving Loan set forth herein or in any of the other Loan Documents shall not have been met, the Canadian Administrative Agent shall return the amounts so received from the Canadian Lenders in respect of such requested Canadian Revolving Loan to the applicable Canadian Lenders as soon as practicable.

(d)           The obligations of the Lenders hereunder are several and not joint; therefore, notwithstanding anything herein to the contrary:  (i) no US Lender shall be required to make US Revolving Loans at any one time outstanding in excess of such Lender’s US Revolving Credit Commitment, and no Canadian Lender shall be required to make Canadian Revolving Loans at any one time outstanding in excess of such Lender’s Canadian Revolving Credit Commitment; (ii) if a Lender fails to make a Revolving Loan of a particular Class as and when required of such Lender hereunder and the applicable Borrower subsequently makes a repayment of such Class of Revolving Loans, such repayment shall be shared among the applicable non-defaulting Lenders in accordance with the respective applicable Revolving Credit Commitment Percentages until each non-defaulting Lender has received its applicable Revolving Credit Commitment Percentage of all of the outstanding Class of such Revolving Loans, after which the balance of such repayment shall be applied against such defaulting Lender’s applicable Commitment Percentage of the outstanding applicable Class of Revolving Loans; and (iii) the failure of any Lender to make any applicable Class of Revolving Loan or any payment in respect of its participation, if any, in Swingline Loans and any applicable Class of Letter of Credit Advances shall not in itself relieve any other Lender of its obligation to lend hereunder (provided, that no Lender shall be responsible for the failure of any other Lender to make a Revolving Loan such other Lender is obligated to make hereunder).

(e)           Any Class of Revolving Loans made by the applicable Lenders on any date and the Swingline Loans made by the Swingline Lender shall be in integral multiples of $1.00; provided, however, that the LIBOR Borrowings or CDOR Rate Borrowings, as applicable, made on any date shall be in minimum aggregate principal amounts of $1,000,000, with any increases over such minimal amount being in integral aggregate multiples of $500,000.

(f)            The arrangements between the Applicable Agent and the applicable Lenders with respect to making and advancing the applicable Class of Revolving Loans and making payments under applicable Class of Letters of Credit shall be handled on the following basis: no less than once a week, the Administrative Agent will provide each Lender with a statement showing, for the period of time since the date of the most recent of such statements previously provided, the aggregate principal amount of each Class of new Revolving Loans made to the applicable Borrower, the aggregate amount of each Class of new Letter of Credit Advances which have not been reimbursed, the aggregate face amount of each Class of new Letters of Credit issued for the account of the applicable Borrower, the aggregate principal amount of new Swingline Loans made to the US Borrower, the amount of remittances and payments actually collected and applied by the Applicable Agent to reduce the outstanding principal balance of each Class of Revolving Loans, to reduce the outstanding principal balance of the Swingline Loans and to reimburse each Class of Letter of Credit Advances during such period and the outstanding principal balances of each Class of Revolving Loans and the Swingline Loans and the aggregate of each Class of Letter of Credit Exposure Amount outstanding at the end of such period.  If an applicable Lender’s pro-rata share (based on such Lender’s US Revolving Credit Commitment Percentage or Canadian Revolving Credit Commitment Percentage, as applicable) of the applicable Class of Revolving Loans and the applicable Class of unreimbursed Letter of Credit Advances made during such period exceeds such Lender’s pro-rata share of remittances and payments applied to reduce the applicable Class of Revolving Loans and reimburse the applicable Class of Letter of Credit Advances during such period, the difference will be paid and made available in same day funds by such Lender to the Applicable Agent, and if such Lender’s pro-rata share (based on such Lender’s US Revolving Credit Commitment Percentage or Canadian Revolving Credit Commitment Percentage, as applicable) of remittances and payments applied to reduce the applicable Class of Revolving Loans and reimburse applicable Class of Letter of Credit Advances during such period exceeds such Lender’s pro-rata share (based on such Lender’s US Revolving Credit Commitment Percentage or Canadian Revolving Credit Commitment Percentage, as applicable) of such Class of Revolving Loans and such Class of unreimbursed Letter of Credit Advances made during such period, the difference will be paid and made available in same day funds by the Applicable Agent to such Lender.

(g)           The Administrative Agent shall render to each Borrower each month a statement of such Borrower’s account of all transactions of the type described in Section 2.2(f) hereof, which shall be deemed to be correct and accepted by and be binding upon such Borrower unless the Administrative Agent receives a written statement of such Borrower’s exceptions to such account statement within sixty (60) days after such statement was rendered to such Borrower.

(h)           Notwithstanding anything to the contrary set forth in this Section 2.2 or in any other provision of this Agreement, the Administrative Agent may cause the Applicable Agent, on the Administrative Agent’s own initiative and in its sole discretion, but for the ratable benefit of the applicable Class of Lenders, may extend the applicable Class of Revolving Loans or issue the applicable Class of Letters of Credit in excess of the applicable Class of Availability (all Classes of the same being collectively “Permitted Overadvances”) in an aggregate amount at any one time for all Classes of Availability not exceeding $10,000,000, upon and subject to the following terms:  (i) no Permitted Overadvances shall cause the aggregate amount of any Lender’s US Revolving Credit Exposure or Canadian Revolving Credit Exposure, as applicable, to exceed such Lender’s US Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable; (ii) no Permitted Overadvances shall be outstanding for more than thirty (30) consecutive days; (iii) either (A) the Administrative Agent in good faith believed that no Permitted Overadvance existed or would result at the time of such Permitted Overadvance or (B) the applicable Permitted Overadvance results from (1) a change in the standards of eligibility for any component of the applicable Borrowing Base and/or an increase in Reserves as determined by the Administrative Agent in accordance with the other terms of this Agreement, (2) a determination by Administrative Agent that certain components previously included in the applicable Borrowing Base should be excluded from eligibility under such  Borrowing Base, or (3) the payment by the Applicable Agent of any amounts reasonably required to maintain, protect or realize upon the Collateral or to prevent a cessation of business by the applicable Borrower or any of its Subsidiaries; and (iv) no more than two (2) Permitted Overadvances can be extended by any and all Agents during any 180 consecutive day period.

(i)            Notwithstanding any provision in this Agreement to the contrary, to the extent that any Canadian Revolving Loan is permitted or required to be advanced pursuant to the applicable terms of this Agreement without written notice from the Canadian Borrower of a request for a Canadian Revolving Loan in accordance with Section 4.1(a) hereof, the currency denomination (i.e, Dollars or C$, as applicable) of each such Canadian Revolving Loan shall be selected by the Canadian Administrative Agent at the time notice of the applicable Canadian Revolving Loan is given to the Canadian Lenders by the Canadian Administrative Agent.

2.3           Commitment Fees.  In consideration of each Lender’s US Revolving Credit Commitment, the US Borrower agrees to pay to the US Administrative Agent for the account of each US Lender a commitment fee (each a “Commitment Fee”) (computed on the basis of the actual number of days elapsed in a year composed of 360 days, subject to the terms of Section 10.6 hereof) in an amount equal to the product of (A) 0.25% times (B) such US Lender’s average Unused US Revolving Credit Commitment for the applicable calculation period; provided, however, that such US Lender’s pro rata share of the Swingline Exposure shall be disregarded for purposes of calculating such US Lender’s Unused Revolving Credit Commitment for Commitment Fee purposes, except in respect of the Swingline Lender, whose Unused Revolving Credit Commitment for Commitment Fee purposes shall be reduced by the Swingline Exposure.  The Commitment Fee shall be due and payable in arrears (i) on the last Business Day of each September, December, March and June prior to the Revolving Credit Termination Date, commencing December 31, 2007, and (ii) on the Revolving Credit Termination Date, with each Commitment Fee to commence to accrue as of the date hereof and to be effective as to any reduction in the Total US Revolving Credit Commitment pursuant to Section 2.4(a) below as of the date of any such decrease, and each Commitment Fee shall cease to accrue (except with respect to interest at the Default Rate on any unpaid portion thereof) on the Revolving Credit Termination Date.  All past due Commitment Fees shall bear interest at the Default Rate and shall be payable upon demand by the Administrative Agent.

2.4           Termination and Reductions of Commitments.

(a)           Upon at least five (5) Business Days’ prior irrevocable written notice to the Administrative Agent, the US Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce (except as noted below), the US Total Revolving Credit Commitment ratably among the US Lenders in accordance with the amounts of their US Revolving Credit Commitments; provided, however, that (i) the US Total Revolving Credit Commitment shall not be reduced at any time to an amount less than the aggregate of each US Lender’s US Revolving Credit Exposure outstanding at such time or the aggregate of each Canadian Lender’s Canadian Revolving Credit Exposure outstanding at such time, and (ii) US Total Revolving Credit Commitment may only be terminated by the US Borrower if the Canadian Borrower simultaneously terminates the Canadian Total Revolving Credit Commitment.   Upon at least five (5) Business Days’ prior irrevocable written notice to the Administrative Agent, the Canadian Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce (except as noted below), the Canadian Total Revolving Credit Commitment ratably among the Canadian Lenders in accordance with the amounts of their Canadian Revolving Credit Commitments; provided, however, that  the Canadian Total Revolving Credit Commitment shall not be reduced at any time to an amount less than the aggregate of each Canadian Lender’s Canadian Revolving Credit Exposure outstanding at such time.   Each partial reduction of any of the Commitments shall be in a minimum of $1,000,000, or an integral multiple of $100,000 in excess thereof.

(b)           Simultaneously with any termination or reduction of the US Total Revolving Credit Commitment pursuant to Section 2.4(a) above, the Borrower hereby agrees to pay to each US Lender, through the US Administrative Agent, the Commitment Fee due and owing through and including the date of such reduction on the amount of the US Revolving Credit Commitment of such US Lender so reduced.

(c)           To effect the payment of any and all Commitment Fees and all other US Obligations outstanding and owing hereunder or under any other Loan Documents, subject to the provisions of Sections 2.1 and 4.1 hereof, the US Administrative Agent may, but shall not be obligated to, cause the US Lenders to make a US Revolving Loan or request that the Swingline Lender make a Swingline Loan if (i) such US Revolving Loan or Swingline Loan, as applicable, is to be made prior to the Revolving Credit Termination Date, (ii) the US Availability would be equal to or greater than zero after giving effect to such US Revolving Loan or Swingline Loan, as applicable, and the resulting payment of Commitment Fees or other US Obligations to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The inability of the US Administrative Agent to cause the payment of any such Commitment Fees or other US Obligations in accordance with the preceding sentence shall not in any way whatsoever affect the obligations of the US Borrower and the Guarantors of the US Obligations to otherwise pay such amounts in accordance with the applicable terms hereof or of any other Loan Documents.

(d)           To effect the payment of any and all Canadian Obligations outstanding and owing hereunder or under any other Loan Documents, subject to the provisions of Sections 2.1 and 4.1 hereof, the Canadian Administrative Agent may, but shall not be obligated to, cause the Canadian Lenders to make a Canadian Revolving Loan if (i) such Canadian Revolving Loan is to be made prior to the Revolving Credit Termination Date, (ii) the Canadian Availability would be equal to or greater than zero after giving effect to such Canadian Revolving Loan and the resulting payment of Canadian Obligations to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The inability of the Canadian Administrative Agent to cause the payment of any such Canadian Obligations in accordance with the preceding sentence shall not in any way whatsoever affect the obligations of the Canadian Borrower and the Guarantors of the Canadian Obligations to otherwise pay such amounts in accordance with the applicable terms hereof or of any other Loan Documents.

2.5           Mandatory and Voluntary Prepayments.

(a)           If the US Revolving Credit Exposure applicable to a US Lender at any time exceeds such Lender’s US Revolving Credit Commitment, the Administrative Agent shall notify the US Borrower of such excess amount (such notice being permitted to be given orally and need not be in writing) and the US Borrower shall immediately make a prepayment on such Lender’s US Revolving Credit Note or otherwise reimburse such Lender for US Letter of Credit Advances or cause one or more Swingline Loans to be prepaid or one or more US Letters of Credit to be canceled and surrendered in an amount sufficient to reduce such Lender’s US Revolving Credit Exposure to an amount no greater than such Lender’s US Revolving Credit Commitment.  If the Canadian Revolving Credit Exposure applicable to a Canadian Lender at any time exceeds such Lender’s Canadian Revolving Credit Commitment, the Administrative Agent shall notify the Canadian Borrower of such excess amount (such notice being permitted to be given orally and need not be in writing) and the Canadian Borrower shall immediately make a prepayment on such Lender’s Canadian Revolving Credit Note or otherwise reimburse such Canadian Lender for Canadian Letter of Credit Advances to be prepaid or one or more Canadian Letters of Credit to be canceled and surrendered in an amount sufficient to reduce such Lender’s Canadian Revolving Credit Exposure to an amount no greater than such Lender’s Canadian Revolving Credit Commitment.  Any prepayments of US Revolving Loans required by this subparagraph (a) shall be applied to outstanding Alternate Base Rate Borrowings up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings (together with any Consequential Loss resulting from such prepayment).  Any prepayments of Canadian Revolving Loans required by this subparagraph (a) shall be applied to outstanding Canadian Prime Rate Borrowings or US Base Rate (Canada) Borrowings, as applicable, up to the full amount thereof before such prepayments are applied to outstanding CDOR Rate Borrowings (together with any Consequential Loss resulting from such prepayment).

(b)           The US Borrower shall make prepayments of the US Revolving Loans and the Swingline Loans from time to time so that the US Availability equals or exceeds zero at all times.  Specifically, if the US Availability at any time is less than zero, the Administrative Agent shall notify the US Borrower of the deficiency (such notice being permitted to be given orally and need not be in writing) and the US Borrower shall immediately make a prepayment on the US Revolving Credit Notes or otherwise reimburse the US Administrative Agent for US Letter of Credit Advances or

cause one or more Swingline Loans to be prepaid or one or more US Letters of Credit to be canceled and surrendered in an amount sufficient to cause the US Availability to be at least equal to zero. The Canadian Borrower shall make prepayments of the Canadian Revolving Loans from time to time so that the Canadian Availability equals or exceeds zero at all times.  Specifically, if the Canadian Availability at any time is less than zero, the Administrative Agent shall notify the Canadian Borrower of the deficiency (such notice being permitted to be given orally and need not be in writing) and the Canadian Borrower shall immediately make a prepayment on the Canadian Revolving Credit Notes or otherwise reimburse the Canadian Administrative Agent for Canadian Letter of Credit Advances or cause one or more Canadian Letters of Credit to be canceled and surrendered in an amount sufficient to cause the Canadian Availability to be at least equal to zero. Any prepayments required by this subparagraph (b) shall be applied to outstanding Alternate Base Rate Borrowings, Canadian Prime Rate Borrowings or US Base Rate (Canada) Borrowings, as applicable, up to the full amount thereof before such prepayments are applied to outstanding LIBOR Borrowings or CDOR Rate Borrowings, as applicable (together with any Consequential Loss resulting from such prepayment).

(c)           In addition to the mandatory prepayments required by Sections 2.5(a) and 2.5(b) above, each Borrower shall have the right, at its option, to prepay any of the Class of Revolving Loans applicable to such Borrower in whole at any time or in part from time to time, without premium or penalty, except as otherwise provided in this Section 2.5 or subsections (a), (b) or (c) of Section 2.9 hereof.  Each prepayment of Swingline Loans or Revolving Loans Alternate Rate Borrowings may be made in any amount, and such prepayments shall be applied against the applicable Revolving Credit Notes or the Swingline Note, as applicable.  Prepayments under this subparagraph (d) shall be subject to the following additional conditions:

(1)           In giving notice of prepayment as hereinafter provided, the US Borrower shall specify, for the purpose of paragraphs (2) and (3) immediately following, the manner of application of such prepayment as between Alternate Base Rate Borrowings and LIBOR Borrowings, and the Canadian Borrower shall specify, for the purpose of paragraphs (2) and (3) immediately following, the manner of application of such prepayment as between Canadian Prime Rate Borrowings or US Base Rate (Canada) Borrowings, as applicable, and CDOR Rate Borrowings; provided, that in no event shall any LIBOR Borrowing or CDOR Rate Borrowing be partially prepaid.

(2)           Prepayments applied to any LIBOR Borrowing or CDOR Rate Borrowing may be made on any Business Day, provided, that (i) the applicable Borrower shall have given the Administrative Agent at least five (5) Business Days’ prior irrevocable written or telecopied notice of such prepayment (other than automatic payments of the applicable Class of Revolving Loans with proceeds from the applicable lockboxes in accordance with the terms of Section 6.15(b), for which no prior notice of prepayment shall be required), specifying the principal amount of the LIBOR Borrowing or CDOR Rate Borrowing, as applicable, to be prepaid, the particular LIBOR Borrowing or CDOR Rate Borrowing, as applicable, to which such prepayment is to be applied and the prepayment date; and (ii) if such prepayment is made on any day other than the last day of the Interest Period corresponding to the LIBOR Borrowing or CDOR Rate Borrowing, as applicable, to be prepaid, the applicable Borrower shall pay upon demand directly to the Applicable Agent for the account of the applicable Lenders the Consequential Loss as a result of such prepayment.

(3)           Prepayments applied to any Alternate Base Rate Borrowing, Canadian Prime Rate Borrowings or US Base Rate (Canada) Borrowings may be made on any Business Day, provided, that with respect thereto (other than automatic payments of the applicable Class of Revolving Loans with proceeds from the applicable lockboxes in accordance with the terms of Section 6.15(b), for which no prior notice of prepayment shall be required), the applicable Borrower shall have given the Administrative Agent prior irrevocable written notice or notice by telephone (which is to be promptly confirmed in writing) of any such prepayment on the Business Day of such prepayment, specifying the principal amount of the Alternate Base Rate Borrowing to be prepaid.

(d)           If any notice of any prepayment has been given, the principal amount specified in such notice, together with (in the case of any prepayment of a LIBOR Borrowing or CDOR Rate Borrowing) interest thereon to the date of prepayment and any resulting Consequential Loss, shall be due and payable on such prepayment date.

(e)           Notwithstanding any provision in this Agreement to the contrary, all  payments and prepayments of Canadian Loans and other Canadian Obligations by any Canadian Credit Party shall be made in the same currency denomination (i.e, Dollars or C$, as applicable) of the applicable Canadian Loans and/or other Canadian Obligations being paid or prepaid.

2.6           Notes; Payments.

(a)           Subject to the provisions of Section 10.12 hereof relating to replacement and substitution of the Notes, (i) all US Revolving Loans made by a US Lender to the US Borrower shall be evidenced by a single US Revolving Credit Note dated as of the Closing Date, delivered and payable to such US Lender in a principal amount equal to such US Lender’s US Revolving Credit Commitment as of the Closing Date, (i) all Canadian Revolving Loans made by a Canadian Lender to the Canadian Borrower shall be evidenced by a single Canadian Revolving Credit Note dated as of the Closing Date, delivered and payable to such Canadian Lender in a principal amount equal to such Canadian Lender’s Canadian Revolving Credit Commitment as of the Closing Date, and (iii) all Swingline Loans made by the Swingline Lender to the US Borrower shall be evidenced by a single Swingline Note dated as of June 30, 2005, delivered and payable by the US Borrower to the Swingline Lender in a principal amount equal to $15,000,000.

(b)           The outstanding principal balance of each and every Revolving Loan, as evidenced by the applicable Revolving Credit Notes, shall mature and be fully due and payable on the Revolving Credit Termination Date.  The outstanding principal balance of each and every Swingline Loan, as evidenced by the Swingline Note, shall mature and be fully due and payable on the earlier to occur of the Revolving Credit Termination Date or the date such Swingline Loans are required to be paid with proceeds of US Revolving Loans in accordance with Section 2.11(c).

(c)           Subject to Section 10.6 hereof, the US Borrower hereby agrees to pay accrued interest on the unpaid principal balance of the US Revolving Loans and the Swingline Loans on the Interest Payment Dates, commencing with the first of such dates to occur after the date hereof.  Subject to Section 10.6 hereof, the Canadian Borrower hereby agrees to pay accrued interest on the unpaid principal balance of the Canadian Revolving Loans on the Interest Payment Dates, commencing with the first of such dates to occur after the date hereof.  After the Revolving Credit Termination Date, accrued and unpaid interest on the Revolving Loans and the Swingline Loans shall be payable on demand.

(d)           To effect payment of accrued interest owing on the US Revolving Loans or the Swingline Loans as of the applicable Interest Payment Dates, subject to the provisions of Sections 2.1 and 4.1 hereof, the US Administrative Agent may, but shall not be obligated to, cause the US Lenders to make a US Revolving Loan or request that the Swingline Lender make a Swingline Loan to pay in full the amount of accrued interest owing and payable on the applicable US Revolving Loans or the Swingline Loans as of the respective Interest Payment Date, if (i) such US Revolving Loan or Swingline Loan, as applicable, is to be made prior to the Revolving Credit Termination Date, (ii) the US Availability would be equal to or greater than zero after giving effect to such US Revolving Loan or Swingline Loan, as applicable, and the resulting payment of accrued interest to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The inability of the US Administrative Agent to cause a payment of any accrued interest owing on the US Revolving Loans and/or the Swingline Loans on any Interest Payment Date in accordance with the preceding sentence shall not in any way whatsoever effect the obligation of the US Borrower and any Guarantor of the US Obligations to otherwise pay such amounts in accordance with the applicable terms hereof or any other Loan Documents.

(e)           To effect payment of accrued interest owing on the Canadian Revolving Loans as of the applicable Interest Payment Dates, subject to the provisions of Sections 2.1 and 4.1 hereof, the Canadian Administrative Agent may, but shall not be obligated to, cause the Canadian Lenders to make a Canadian Revolving Loan to pay in full the amount of accrued interest owing and payable on the Canadian Revolving Loans as of the respective Interest Payment Date, if (i) such Canadian Revolving Loan is to be made prior to the Revolving Credit Termination Date, (ii) the Canadian Availability would be equal to or greater than zero after giving effect to such Canadian Revolving Loan, and the resulting payment of accrued interest to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The inability of the Canadian Administrative Agent to cause a payment of any accrued interest owing on the Canadian Revolving Loans on any Interest Payment Date in accordance with the preceding sentence shall not in any way whatsoever effect the obligation of the Canadian Borrower and any Guarantor of the Canadian Obligations to otherwise pay such amounts in accordance with the applicable terms hereof or any other Loan Documents.

2.7           Application of Payments and Prepayments.

(a)           Prepayments on an applicable Class of Revolving Credit Notes shall be applied to payment of the aggregate unpaid principal amounts of such Revolving Credit Notes, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on each applicable Class of Revolving Credit Note in accordance with Section 2.6(c) hereof shall be applied to the aggregate accrued interest then outstanding under such Revolving Credit Notes, while (i) payment by the US Borrower of the aggregate principal amount outstanding under the US Revolving Credit Notes on the Revolving Credit Termination Date shall be applied to principal outstanding under such Revolving Credit Notes, and (ii) payment by the Canadian Borrower of the aggregate principal amount outstanding under the Canadian Revolving Credit Notes on the Revolving Credit Termination Date shall be applied to principal outstanding under such Revolving Credit Notes.

(b)           Prepayments on the Swingline Note shall be applied to payment of the aggregate unpaid principal amount of the Swingline Note, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on the Swingline Note in accordance with Section 2.6(c) hereof shall be applied to the aggregate accrued interest then outstanding under the Swingline Note, while payment by the US Borrower of the aggregate principal amount outstanding under the Swingline Note on the Revolving Credit Termination Date shall be applied to principal.

(c)           All payments remitted by the US Borrower or any Guarantor of the US Obligations to the Applicable Agent and all such payments received from the US Borrower or any Guarantor of the US Obligations not relating to principal or interest of specific US Revolving Loans or Swingline Loans, or not constituting payment of specific fees or other specific US Obligations, and all proceeds of US Collateral received by the Applicable Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to any Applicable Agent from any US Credit Party (other than fees, indemnities and expenses relating to Cash Management Obligations and Hedging Obligations owing by any US Credit Parties); second, to pay any fees or expense reimbursements then due to the US Lenders from any US Credit Party (other than fees, indemnities and expenses relating to Cash Management Obligations and Hedging Obligations owing by any US Credit Parties); third, to pay interest due in respect of all Swingline Loans; fourth, to pay interest due in respect of all US Revolving Loans; fifth, to pay or prepay principal of the Swingline Loans; sixth, to pay or prepay principal of the US Revolving Loans and unpaid reimbursement obligations in respect of US Letters of Credit; seventh, to the payment of any other US Obligation due to any Applicable Agent or any US Lender (other than any Hedging Obligations and Cash Management Obligations owing by any US Credit Parties); and eighth, to the payment of any Hedging Obligations and Cash Management Obligations owing by any US Credit Parties.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the US Borrower, or unless an Event of Default has occurred and is continuing, neither the US Administrative Agent nor any US Lender shall apply any payments which it receives to any LIBOR Borrowing, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Borrowing, or (b) in the event, and only to the extent, that there are no outstanding Alternate Base Rate Borrowings by the US Borrower and the US Borrower has consented to such application.

(d)           All payments remitted by the Canadian Borrower or any Guarantor of the Canadian Obligations to the Applicable Agent and all such payments received from the Canadian Borrower or any Guarantor of the Canadian Obligations not relating to principal or interest of specific Canadian Revolving Loans, or not constituting payment of specific fees or other specific Canadian Obligations, and all proceeds of Canadian Collateral received by the Applicable Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to any Applicable Agent from any Canadian Credit Party (other than fees, indemnities and expenses relating to Cash Management Obligations and Hedging Obligations owing by any Canadian Credit Parties); second, to pay any fees or expense reimbursements then due to the Canadian Lenders from any Canadian Credit Party (other than fees, indemnities and expenses relating to Cash Management Obligations and Hedging Obligations owing by any Canadian Credit Parties); third, to pay interest due in respect of all Canadian Revolving Loans; fourth, to pay or prepay principal of the Canadian Revolving Loans and unpaid reimbursement obligations in respect of Canadian Letters of Credit; fifth, to the payment of any other Canadian Obligation due to any Applicable Agent or any Canadian Lender (other than any Hedging Obligations and Cash Management Obligations owing by any Canadian Credit Parties); and sixth, to the payment of any Hedging Obligations and Cash Management Obligations owing by any Canadian Credit Parties.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Canadian Borrower, or unless an Event of Default has occurred and is continuing, neither the Canadian Administrative Agent nor any Canadian Lender shall apply any payments which it receives to any LIBOR Borrowing or CDOR Rate Borrowing, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Borrowing or CDOR Rate Borrowing, as applicable, or (b) in the event, and only to the extent, that there are no outstanding US Base Rate (Canada) Borrowings or Canadian Prime Rate Borrowings by the Canadian Borrower and the Canadian Borrower has consented to such application.

(e)           Except for any settlement delay provided or specified in Section 2.2(f) hereof, each payment or prepayment received by the Applicable Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds.  If the Applicable Agent fails to send to any applicable Lender the product of such Lender’s Commitment Percentage times the aggregate amount of any such payment or prepayment received by such Agent for the account of all the applicable Class of Lenders by the close of business on the date such payment was deemed received by such Agent in accordance with Section 2.7(f) below, such Agent shall pay to such Lender interest on such Lender’s pro-rata portion of such payment timely received by such Agent from such date of receipt by such Agent to the date that such Lender receives its pro-rata portion of such payment, such interest to accrue at the Federal Funds Effective Rate and to be payable upon written request from such Lender.

(f)            Other than automatic payments of the applicable Obligations with proceeds from applicable lockboxes in accordance with the terms of Section 6.15(b), all sums payable by (i) the US Borrower to the US Administrative Agent hereunder or pursuant to the US Revolving Credit Notes, the Swingline Note or any of the other applicable Loan Documents for its own account or the account of the US Lenders shall be payable in Dollars in immediately available funds not later than 12:00 noon on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind, and (ii) the Canadian Borrower to the Canadian Administrative Agent hereunder or pursuant to the Canadian Revolving Credit Notes or any of the other applicable Loan Documents for its own account or the account of the Canadian Lenders shall be payable in the applicable Dollars or C$ currency in which such amounts were initial advanced to or for the benefit of the Canadian Borrower in immediately available funds not later than 12:00 noon on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind.  Any such payment or prepayment received and accepted by the Applicable Agent after 12:00 noon shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day.  All such payments or prepayments shall be made at the Principal Office of the Applicable Agent.  If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at the then applicable rate per annum during such extension.

2.8           Interest Rates for Loans.

(a)           Subject to Section 10.6 hereof, (i) the US Revolving Loans and the Swingline Loans shall bear interest on their respective outstanding principal balances at the Alternate Base Rate, (ii) the Canadian Revolving Loans that are denominated in Dollars shall bear interest on their respective outstanding principal balances at the Adjusted US Base Rate (Canada), and (iii) the Canadian Revolving Loans that are denominated in C$ shall bear interest on their respective outstanding principal balances at the Adjusted Canadian Prime Rate; provided, that (1) all principal outstanding, whether then due and payable, after the occurrence of an Event of Default which has not been cured to the satisfaction of the Administrative Agent and the Required Lenders or waived in writing by the Administrative Agent and the Required Lenders shall bear interest at the Default Rate, which shall be due and payable upon demand, (2) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand, and (3) subject to the provisions hereof, (x) the US Borrower shall have the option of having all or any portion of the principal balances from time to time outstanding under the US Revolving Loans (but not the Swingline Loans) bear interest until their respective maturities at a rate per annum equal to the Adjusted LIBOR Rate, (y) the Canadian Borrower shall have the option of having all or any portion of the principal balances from time to time outstanding under the Canadian Revolving Loans that are denominated in Dollars bear interest until their respective maturities at a rate per annum equal to the Adjusted LIBOR Rate, and (z) the Canadian Borrower shall have the option of having all or any portion of the principal balances from time to time outstanding under the Canadian Revolving Loans that are denominated in C$ bear interest until their respective maturities at a rate per annum equal to the Adjusted CDOR Rate (together with the Alternate Base Rate, the Adjusted US Base Rate (Canada) and the Adjusted Canadian Prime Rate, individually herein called an “Interest Option” and collectively called “Interest Options”).  The records of the Administrative Agent, with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and conclusive, absent manifest error.  Interest on the US Revolving Loans and the Swingline Loans shall be calculated at the Alternate Base Rate, except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate is to apply.  Interest on the Canadian Revolving Loans that are denominated in Dollars shall bear interest on their respective outstanding principal balances at the Adjusted US Base Rate (Canada), except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate is to apply to such Canadian Revolving Loans that are denominated in Dollars.  Interest on the Canadian Revolving Loans that are denominated in C$ shall bear interest on their respective outstanding principal balances at the Adjusted Canadian Prime Rate, except where it is expressly provided pursuant to this Agreement that the Adjusted CDOR Rate is to apply to such Canadian Revolving Loans that are denominated in C$.

(b)           The applicable Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof.  Provided no Default or Event of Default has occurred and is continuing, and subject to the provisions of the last three (3) sentences of Subsection 2.8(a) hereinabove and the provisions of Section 2.9 hereof, the applicable Borrower may elect to have the Adjusted LIBOR Rate or Adjusted CDOR Rate, as the case may be, apply or continue to apply to all or any portion of the principal balances of the applicable Class of Revolving Loans to such Borrower.  Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion alone shall not change the outstanding principal balance of the applicable Class of Revolving Loans to such Borrower or Revolving Credit Notes from such Borrower.  The Interest Options shall be designated or converted in the manner provided below:

(1)           The applicable Borrower shall give the Administrative Agent notice by telephone, promptly confirmed by written notice (the “Rate Selection Notice”) substantially in the form of Exhibit E hereto.  Each such telephone and written notice shall specify the amount and type of borrowings which are the subject of the designation, if any; the amount and type of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Borrowings or CDOR Rate Borrowings, shall be the last day of the Interest Period applicable thereto) and the Interest Period or Periods, if any, selected by such Borrower.  Such notice by telephone shall be irrevocable and shall be given to the Administrative Agent no later than the applicable Rate Selection Date.  If (a) a new Revolving Loan to such Borrower is to be a LIBOR Borrowing or a CDOR Rate Borrowing, (b) an existing LIBOR Borrowing or an existing CDOR Rate Borrowing, as applicable, is maturing at the time that a new Revolving Loan is being requested by such Borrower and such Borrower is electing to have such existing portion of the outstanding principal balance of the applicable Revolving Loans going forward bear interest at the same Interest Option and for the same Interest Period as the new Revolving Loan to such Borrower, or (c) a portion of an Alternate Rate Borrowing, Canadian Prime Rate Borrowing or US Base Rate (Canada) Borrowing, as applicable, is to be converted so as to bear interest at the same Interest Option and for the same Interest Period as the new Revolving Loan to such Borrower, then the Rate Selection Notice shall be included in the Request for Extension of Credit applicable to such new Revolving Loan, which shall be given to the Administrative Agent no later than the applicable Rate Selection Date.

(2)           No more than five (5) LIBOR Borrowings and corresponding Interest Periods shall be outstanding at any one time.  No more than three (3) CDOR Rate Borrowings and corresponding Interest Periods shall be outstanding at any one time.  Each LIBOR Borrowing and each CDOR Rate Borrowing shall be in a minimum aggregate principal amount of at least $500,000 for each applicable Lender, with any increases over such minimum amount being in integral aggregate multiples of $100,000 for each applicable Lender.

(3)           Principal included in any borrowing shall not be included in any other borrowing which exists at the same time.

(4)           Each designation or conversion shall occur on a Business Day.

(5)           Except as provided in Section 2.9 hereof, no LIBOR Borrowing or CDOR Rate Borrowing shall be converted on any day other than the last day of the applicable Interest Period.

(6)           The Administrative Agent shall promptly advise the applicable Class of Lenders of any Rate Selection Notice given pursuant to this Section 2.8 and of each such Lender’s pro-rata portion of such designation or conversion hereunder.

(c)           All interest and fees (including the Commitment Fee, but excluding any prepayment fee owing pursuant to Section 2.4 hereof) will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Highest Lawful Rate.

2.9           Special Provisions Applicable to LIBOR Borrowings and CDOR Rate Borrowings.

(a)           If, after the date of this Agreement, the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Agent or any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it unlawful or impracticable for any Lender in the applicable Class of Lenders to permit the establishment of or to maintain any LIBOR Borrowing or CDOR Rate Borrowing, as applicable, the commitment of the Lenders in such Class of Lenders to establish or maintain the Adjusted LIBOR Rate or the Adjusted CDOR Rate, as applicable, affected by such adoption or change shall forthwith be canceled, the Administrative Agent or such Lender shall use reasonable efforts to give the applicable Borrower written notice thereof within a reasonable time after discovery of such adoption or change by the Administrative Agent or such Lender, as applicable (it being agreed, however, that any failure to provide such notice to the applicable Borrower shall not in any manner affect the rights under this Section 2.9(a) of the Administrative Agent or any Lender), and the applicable Borrower shall forthwith, upon demand by the Administrative Agent to such Borrower, (1) convert the Adjusted LIBOR Rate or the Adjusted CDOR Rate with respect to which such demand was made to the Alternate Base Rate, the Adjusted Canadian Prime Rate or the Adjusted US Base Rate (Canada), as applicable; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate the Applicable Agent and the applicable Lenders for any additional cost or expense which such Agent or any such Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Consequential Loss which such Agent or any such Lender may incur as a result of such conversion to the Alternate Base Rate, the Adjusted Canadian Prime Rate or the Adjusted US Base Rate (Canada), as applicable.  If, when the Administrative Agent so notifies the applicable Borrower, such Borrower has given a Rate Selection Notice specifying one or more borrowings of the type with respect to which such demand was made but the selected Interest Period or Interest Periods has not yet begun, such Rate Selection Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Revolving Loans specified in such Rate Selection Notice shall bear interest at the Alternate Base Rate, the Adjusted Canadian Prime Rate or the Adjusted US Base Rate (Canada), as applicable, until a different available Interest Option shall be designated in accordance herewith.

(b)           If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority shall at any time as a result of any portion of the principal balance of the applicable Revolving Loans being maintained on the basis of the Adjusted LIBOR Rate or the Adjusted CDOR Rate, as applicable:

(1)           impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the Statutory Reserves), special deposit requirement or similar requirement (including state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by any Agent or any Lender, or against deposits or accounts in or for the account of any Agent or any Lender, or against loans made by any Agent or any Lender, or against any other funds, obligations or other Property owned or held by any Agent or any Lender; or

(2)           impose on any Agent or any Lender any other materially restrictive or limiting condition regarding any LIBOR Borrowing or any CDOR Rate Borrowing;

and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the Adjusted LIBOR Rate or the Adjusted CDOR Rate, as applicable, or reduce the amount of principal or interest received by any Lender, then the Applicable Agent or such Lender shall use reasonable efforts to give the applicable Borrower written notice thereof within a reasonable time after discovery of such adoption or change by such Agent or such Lender, as applicable (it being agreed, however, that any failure to provide such notice to the applicable Borrower shall not in any manner affect the rights under this Section 2.9(b) of any Agent or any Lender), and, upon demand by such Lender, the applicable Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts which shall compensate such Lender for such increased cost or reduced amount.  Such Lender will promptly notify the applicable Borrower in writing of any event, upon becoming actually aware of it, which will entitle any Lender to additional amounts pursuant to this paragraph.  Such Lender’s determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error, provided that the calculation thereof and reason therefore is certified and is set forth in reasonable detail in such certification by such Lender.

The applicable Borrower shall have the right, if it receives from any Lender any notice referred to in the preceding paragraph, upon three (3) Business Days’ notice to the Administrative Agent, either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the Adjusted LIBOR Rate or the Adjusted CDOR Rate, as applicable, in effect with respect to such borrowing from such Lender to the Alternate Base Rate, the Adjusted Canadian Prime Rate or the Adjusted US Base Rate (Canada), as applicable; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate the appropriate Lender or Lenders for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted; and (z) any Consequential Loss which may be incurred as a result of such repayment or conversion.  Additionally, if it receives from any Lender any notice referred to in the preceding paragraph, the applicable Borrower shall also have the corresponding rights in Section 10.16(c).

(c)           If for any reason with respect to any Interest Period the Applicable Agent shall have in good faith determined (which determination shall be conclusive and binding upon the Borrower) that: (1) such Agent is unable through its customary general practices to determine a rate at which such Agent is offered deposits in Dollars by prime banks in the London interbank market, in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market, generally, such Agent is not being offered deposits for the applicable Interest Period and in an amount equal to the amount of the Agent’s pro-rata portion of any LIBOR Borrowing requested by the applicable Borrower, or (2) the Adjusted LIBOR Rate or the Adjusted CDOR Rate, as applicable, will not adequately and fairly reflect the cost to any applicable Lender of making and maintaining any LIBOR Borrowing or any CDOR Rate Borrowing, as applicable, hereunder for any proposed Interest Period, then the Applicable Agent shall give the applicable Borrower notice thereof and thereupon, (A) any Rate Selection Notice previously given by the applicable Borrower designating an Adjusted LIBOR Rate or an Adjusted CDOR Rate, as applicable,  which has not commenced as of the date of such notice from the Applicable Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until the circumstances giving rise to such notice from the Applicable Agent no longer exist, each Rate Selection Notice requesting an Adjusted LIBOR Rate or an Adjusted CDOR Rate, as applicable, shall be deemed a request for an Alternate Base Rate Borrowing, a Canadian Prime Rate Borrowing or a US Base Rate (Canada) Borrowing, as applicable, and each outstanding LIBOR Borrowing or CDOR Rate Borrowing, as applicable, then in effect shall be converted, without any notice to or from the Borrower, upon the termination of the Interest Period then in effect to an Alternate Base Rate Borrowing, a Canadian Prime Rate Borrowing or a US Base Rate (Canada) Borrowing, as applicable.

(d)           Each US Credit Party, jointly and severally with all other US Credit Parties, hereby agrees to indemnify the US Administrative Agent and each of the US Lenders against and hold each of them harmless from any Consequential Loss which it may incur or sustain as a consequence of any prepayment (mandatory or optional) or default by the US Borrower in the payment of any principal amount of or interest on each US Revolving Loan or any failure by the US Borrower to convert or to borrow any LIBOR Borrowing on the date specified by the US Borrower.  This agreement shall survive the payment of each US Revolving Loan.  A certificate as to any additional amounts payable to the US Administrative Agent or any US Lender pursuant to this paragraph, detailing the basis therefore and submitted by the US Administrative Agent or such US Lender to the US Borrower shall be conclusive and binding upon the US Credit Parties, absent manifest error, provided the calculation thereof is set forth in reasonable detail in such notice.

(e)           Each Canadian Credit Party, jointly and severally with all other Canadian Credit Parties, hereby agrees to indemnify the Canadian Administrative Agent and each of the Canadian Lenders against and hold each of them harmless from any Consequential Loss which it may incur or sustain as a consequence of any prepayment (mandatory or optional) or default by the Canadian Borrower in the payment of any principal amount of or interest on each Canadian Revolving Loan or any failure by the Canadian Borrower to convert or to borrow any LIBOR Borrowing or CDOR Rate Borrowing, as applicable, on the date specified by the Canadian Borrower.  This agreement shall survive the payment of each Canadian Revolving Loan.  A certificate as to any additional amounts payable to the Canadian Administrative Agent or any Canadian Lender pursuant to this paragraph, detailing the basis therefore and submitted by the Canadian Administrative Agent or such Canadian Lender to the Canadian Borrower shall be conclusive and binding upon the Canadian Credit Parties, absent manifest error, provided the calculation thereof is set forth in reasonable detail in such notice.

(f)            If any Borrower requests quotes of the Adjusted LIBOR Rate or Adjusted CDOR Rate, as applicable, for different Interest Periods being considered for election by such Borrower, the Applicable Agent will use reasonable efforts to provide such quotes to such Borrower promptly.  However, all such quotes provided shall be representative only and shall not be binding on any Applicable Agent or any applicable Lender, nor shall they be determinative, directly or indirectly, of any Adjusted LIBOR Rate or Adjusted CDOR Rate, as applicable, or any component of any such rate, nor will the applicable Borrower’s failure to receive or the Applicable Agent’s failure to provide any requested quote or quotes either (1) excuse or extend the time for performance of any obligation of such Borrower or for the exercise of any right, option or election of such Borrower or (2) impose any duty or liability on the Applicable Agent or any applicable Lender.  If any Borrower requests a list of the Business Days in any calendar month, the Applicable Agent will use reasonable efforts to provide such list promptly.  However, any such list provided shall be understood to identify only those days which the Applicable Agent believes in good faith at the time such list is prepared will be the Business Days for such month.  The Applicable Agent shall not have any liability for any failure to provide, delay in providing, error or mistake in or omission from, any such quote or list.

(g)           With respect to any Lender having a LIBOR Lending Office which differs from its Domestic Lending Office or Canadian Lending Office, as applicable, all Revolving Loans advanced by such Lender’s LIBOR Lending Office and denominated in Dollars shall be deemed to have been made by such Lender and the obligation of the applicable Borrower to repay such Loans shall nevertheless be to such Lender and shall be deemed held by such Lender, to the extent of such portions of the applicable Loans, for the account of such Lender’s LIBOR Lending Office.

(h)           Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its respective Loans hereunder in any manner it sees fit, it being understood, however, that for the purposes of this Agreement, all determinations hereunder shall be made as if such Lender had actually funded and maintained its portion of each LIBOR Borrowing or CDOR Rate Borrowing, as applicable, during each Interest Period for the applicable Loans through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate or CDOR Rate, as applicable, for such Interest Period.

(i)            Each Borrower’s obligation to pay increased costs and Consequential Loss with regard to each LIBOR Borrowing and/or each CDOR Rate Borrowing applicable to such Borrower as specified in this Section 2.9 hereof shall survive termination of this Agreement.

2.10         Letters of Credit.

(a)           Subject to the terms and conditions contained herein, the US Borrower shall have the right to utilize a portion of the US Total Revolving Credit Commitment from time to time prior to the Revolving Credit Termination Date to obtain from the applicable Issuing Bank one or more US Letters of Credit for the account of the US Borrower in such amounts and in favor of such beneficiaries as the US Borrower from time to time shall request; provided, that in no event shall the applicable Issuing Bank have any obligation to or shall the applicable Issuing Bank in any event issue any US Letter of Credit if (i) the face amount of such Letter of Credit, plus the US Letter of Credit Exposure Amount at such time would exceed $20,000,000, (ii) the face amount of such Letter of Credit, plus the aggregate of each US Lender’s US Revolving Credit Exposure at such time, would exceed the US Availability, (iii) such Letter of Credit would have an expiry date beyond the earlier to occur of (1) five (5) Business Days prior to the scheduled Revolving Credit Termination Date, (2) with respect to Standby Letters of Credit, one full year after the issuance date of such Standby Letter of Credit, or (3) with respect to Trade Letters of Credit, one hundred eighty (180) days after the issuance date of such Trade Letter of Credit; provided, however, that any Standby Letter of Credit with a one-year term may provide for automatic renewals thereof for additional one-year periods (which shall in no event extend beyond five (5) Business Days prior to the scheduled Revolving Credit Termination Date), (iv) such Letter of Credit is not in a form and does not contain terms satisfactory to the applicable Issuing Bank and the US Administrative Agent in its sole and absolute discretion, (v) the US Borrower has not executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as the applicable Issuing Bank and the US Administrative Agent shall have reasonably requested, (vi) any Default or Event of Default has occurred and is continuing, or (vii) such Letter of Credit is not being issued or has not been issued in connection with transactions occurring in the ordinary course of business of the US Borrower or any of its Domestic Subsidiaries. Each US Letter of Credit may be issued for the account of or used by the US Borrower or any of its Domestic Subsidiaries, but the US Borrower shall have full liability for each Letter of Credit.

(b)           Subject to the terms and conditions contained herein, the Canadian Borrower shall have the right to utilize a portion of the Canadian Total Revolving Credit Commitment from time to time prior to the Revolving Credit Termination Date to obtain from the applicable Issuing Bank one or more Canadian Letters of Credit for the account of the Canadian Borrower in such amounts and in favor of such beneficiaries as the Canadian Borrower from time to time shall request; provided, that in no event shall the applicable Issuing Bank have any obligation to or shall the applicable Issuing Bank in any event issue any Canadian Letter of Credit if (i) the face amount of such Letter of Credit, plus the Canadian Letter of Credit Exposure Amount at such time would exceed the Canadian Total Revolving Credit Commitment, (ii) the face amount of such Letter of Credit, plus the aggregate of each Canadian Lender’s Canadian Revolving Credit Exposure at such time, would exceed the Canadian Availability, (iii) such Letter of Credit would have an expiry date beyond the earlier to occur of (1) five (5) Business Days prior to the scheduled Revolving Credit Termination Date, (2) with respect to Standby Letters of Credit, one full year after the issuance date of such Standby Letter of Credit, or (3) with respect to Trade Letters of Credit, one hundred eighty (180) days after the issuance date of such Trade Letter of Credit; provided, however, that any Standby Letter of Credit with a one-year term may provide for automatic renewals thereof for additional one-year periods (which shall in no event extend beyond five (5) Business Days prior to the scheduled Revolving Credit Termination Date), (iv) such Letter of Credit is not in a form and does not contain terms satisfactory to the applicable Issuing Bank and the Canadian Administrative Agent in its sole and absolute discretion, (v) the Canadian Borrower has not executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as the applicable Issuing Bank and the Canadian Administrative Agent shall have reasonably requested, (vi) any Default or Event of Default has occurred and is continuing, or (vii) such Letter of Credit is not being issued or has not been issued in connection with transactions occurring in the ordinary course of business of the Canadian Borrower or any of its Canadian Subsidiaries. Each Canadian Letter of Credit may be issued for the account of or used by the Canadian Borrower or any of its Canadian Subsidiaries, but the Canadian Borrower shall have full liability for each Letter of Credit.

(c)           If requesting the issuance of any Letter of Credit, the applicable Borrower shall give at least five (5) Business Days’ prior written notice to the Applicable Agent and the applicable Issuing Bank, at their respective Applicable Lending Office, which written notice shall be the requisite Application for a Letter of Credit on the applicable Issuing Bank’s customary form.  In accordance with the provisions of Section 2.2(f) hereof, the Administrative Agent shall periodically notify each Lender that a Letter of Credit has been requested in the amount reflected in such Application and inform each applicable Lender of the amount of its pro-rata portion of such proposed Letter of Credit (based upon such Lender’s Commitment Percentage).

(d)           Simultaneously with any Issuing Bank’s issuance and delivery of any Letter of Credit, the Issuing Bank, as a Lender hereunder, shall be deemed, without further action, to have sold to each other Lender in the applicable Class of Lenders, and such other applicable Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, as a Lender hereunder, a participation interest (which participation shall be nonrecourse to the Issuing Bank) equal to such other Lender’s Commitment Percentage at such time in such Letter of Credit and all of the applicable Class of Letter of Credit Exposure Amount related to such Letter of Credit, provided that such participation interest shall not cause any of such other applicable Lender’s Class of Revolving Credit Exposure to exceed such Lender’s Commitment Percentage.  Each Lender acknowledges and agrees that its obligation to acquire participations in each Letter of Credit of the type and Class applicable to such Lender, as well as its obligation to make the payments specified in this Section 2.10 and the right of the Issuing Bank and the Applicable Agent to receive the same in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, the occurrence and continuance of a Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           The US Borrower promises to pay to the order of the US Administrative Agent the amount of all US Letter of Credit Advances.  Each US Letter of Credit Advance shall be considered for all purposes as a demand obligation owing by the US Borrower to the US Administrative Agent, and each US Letter of Credit Advance shall bear interest from the date thereof at the Default Rate, without notice of presentment, demand, protest or other formalities of any kind (said past due interest on such US Letter of Credit Advance being payable on demand).  To effect repayment of any such US Letter of Credit Advance, the US Administrative Agent shall automatically satisfy such US Letter of Credit Advance (subject to the terms and conditions of Sections 2.1 and 4.1 hereof) by causing the US Lenders to make a US Revolving Loan or the Swingline Lender to make a Swingline Loan if (i) such US Letter of Credit Advance is (and such US Revolving Loan or Swingline Loan, as applicable, is to be) made prior to the Revolving Credit Termination Date, (ii) the US Availability would be equal to or greater than zero after giving effect to such US Revolving Loan or Swingline Loan, as applicable, and the resulting repayment of such US Letter of Credit Advance to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The unavailability of a US Revolving Loan or Swingline Loan to effect repayment of any such US Letter of Credit Advance in accordance with the preceding sentence shall not in any way whatsoever affect the US Borrower’s obligation to pay each US Letter of Credit Advance on demand and to pay interest at the Default Rate on the amount of such unreimbursed US Letter of Credit Advance.  Except for any settlement delay provided in Section 2.2(f), the US Administrative Agent will pay to each US Lender such Lender’s Commitment Percentage of all amounts received from the US Borrower by the US Administrative Agent, if any, for application, in whole or in part, against the US Letter of Credit Advances in respect to any US Letter of Credit, but only to the extent such US Lender has made its full pro-rata payment of each drawing under the US Letter of Credit to which such US Letter of Credit Advance relates.  All rights, powers, benefits and privileges of this Agreement with respect to the US Revolving Credit Notes, all security therefor (including the applicable Collateral) and guaranties thereof (including the applicable Guaranties) and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of the US Borrower contained in this Agreement with respect to the US Revolving Credit Notes shall apply to such US Letter of Credit Advances.

(f)            The Canadian Borrower promises to pay to the order of the Canadian Administrative Agent the amount of all Canadian Letter of Credit Advances.  Each Canadian Letter of Credit Advance shall be considered for all purposes as a demand obligation owing by the Canadian Borrower to the Canadian Administrative Agent, and each Canadian Letter of Credit Advance shall bear interest from the date thereof at the Default Rate, without notice of presentment, demand, protest or other formalities of any kind (said past due interest on such Canadian Letter of Credit Advance being payable on demand).  To effect repayment of any such Canadian Letter of Credit Advance, the Canadian Administrative Agent shall automatically satisfy such Canadian Letter of Credit Advance (subject to the terms and conditions of Sections 2.1 and 4.1 hereof) by causing the Canadian Lenders to make a Canadian Revolving Loan if (i) such Canadian Letter of Credit Advance is (and such Canadian Revolving Loan is to be) made prior to the Revolving Credit Termination

Date, (ii) the Canadian Availability would be equal to or greater than zero after giving effect to such Canadian Revolving Loan, and the resulting repayment of such Canadian Letter of Credit Advance to be contemporaneously paid with the proceeds of such Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing.  The unavailability of a Canadian Revolving Loan to effect repayment of any such Canadian Letter of Credit Advance in accordance with the preceding sentence shall not in any way whatsoever affect the Canadian Borrower’s obligation to pay each Canadian Letter of Credit Advance on demand and to pay interest at the Default Rate on the amount of such unreimbursed Canadian Letter of Credit Advance.  Except for any settlement delay provided in Section 2.2(f), the Canadian Administrative Agent will pay to each Canadian Lender such Lender’s Commitment Percentage of all amounts received from the Canadian Borrower by the Canadian Administrative Agent, if any, for application, in whole or in part, against the Canadian Letter of Credit Advances in respect to any Canadian Letter of Credit, but only to the extent such Canadian Lender has made its full pro-rata payment of each drawing under the Canadian Letter of Credit to which such Canadian Letter of Credit Advance relates.  All rights, powers, benefits and privileges of this Agreement with respect to the Canadian Revolving Credit Notes, all security therefor (including the applicable Collateral) and guaranties thereof (including the applicable Guaranties) and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of the Canadian Borrower contained in this Agreement with respect to the Canadian Revolving Credit Notes shall apply to such Canadian Letter of Credit Advances.

(g)           In consideration of the issuance of each US Letter of Credit pursuant to the provisions of this Section 2.10, the US Borrower agrees to pay (subject to Section 10.6 hereof) to the US Administrative Agent for the ratable benefit of the US Lenders a letter of credit fee (computed on the basis of the actual number of days elapsed in a year composed of 360 days) in an amount equal to the product of (a) the Applicable Margin in effect for LIBOR Borrowings of Revolving Loans for the applicable period times (b) the undrawn upon amount of the applicable US Letter of Credit, with each letter of credit fee to commence to accrue as of the date of issuance of such US Letter of Credit and to be effective as to any reductions in the undrawn amount of such US Letter of Credit as of the date of any such reduction (whether resulting from payments thereunder by the applicable Issuing Bank, by agreement of the beneficiary thereunder or automatically by the terms of the US Letter of Credit).   In consideration of the issuance of each Canadian Letter of Credit pursuant to the provisions of this Section 2.10, the Canadian Borrower agrees to pay (subject to Section 10.6 hereof) to the Canadian Administrative Agent for the ratable benefit of the Canadian Lenders a letter of credit fee (computed on the basis of the actual number of days elapsed in a year composed of 360 days) in an amount equal to the product of (a) the Applicable Margin in effect for (i) LIBOR Borrowings of Revolving Loans for the applicable period with respect to Canadian Letters of Credit denominated in Dollars, and (ii) CDOR Rate Borrowings of Revolving Loans for the applicable period with respect to Canadian Letters of Credit denominated in C$ times (b) the undrawn upon amount of the applicable Canadian Letter of Credit, with each letter of credit fee to commence to accrue as of the date of issuance of such Canadian Letter of Credit and to be effective as to any reductions in the undrawn amount of such Canadian Letter of Credit as of the date of any such reduction (whether resulting from payments thereunder by the applicable Issuing Bank, by agreement of the beneficiary thereunder or automatically by the terms of the Canadian Letter of Credit).  Each letter of credit fee shall cease to accrue (except with respect to interest at the Default Rate on any unpaid portion thereof) on the date that such Letter of Credit expires, is returned to the applicable

Issuing Bank undrawn upon by the beneficiary thereof or is fully paid by the applicable Issuing Bank.  Said letter of credit fees shall be payable in arrears to the Applicable Agent at its Principal Office in immediately available funds (i) on the first Business Day of each calendar month that such Letter of Credit remains open, and (ii) on the date that such Letter of Credit expires, is returned to the applicable Issuing Bank undrawn upon by the beneficiary thereof or is fully paid by the applicable Issuing Bank.  All past due letter of credit fees shall bear interest at the Default Rate and shall be payable upon demand by the Applicable Agent.  The Applicable Agent will pay to each Lender in the applicable Class, as soon as practicable after receiving any payment of letter of credit fees described in the preceding sentence, an amount equal to the product of (A) such Lender’s Commitment Percentage times (B) the amount of such fees received.  If the Applicable Agent fails to send to any Lender such Lender’s pro-rata portion of any payment of such letter of credit fees timely received by the Applicable Agent by the close of business on the Business Day such payment was received by the Applicable Agent, the Applicable Agent shall pay to such Lender interest on such Lender’s pro-rata portion of such letter of credit fees timely received by the Applicable Agent from such date of receipt by the Applicable Agent to the date that such Lender receives its pro-rata portion of such payment, such interest to accrue at the Federal Funds Effective Rate and to be payable upon written request from such Lender.

(h)           The applicable Borrower hereby agrees to pay to the applicable Issuing Bank, for such Issuing Bank’s sole benefit, a fronting fee equal to 0.125% of the face amount of each Letter of Credit issued hereunder for the account or liability of such Borrower.  Fronting fees shall be payable on the date of issuance of the applicable Letter of Credit.  The applicable Borrower also hereby agrees to pay to the applicable Issuing Bank for such Issuing Bank’s sole benefit, any and all documentary, processing, amendment, negotiation, payment and other normal and customary fees which are charged by such Issuing Bank in connection with the issuance, amendment, cancellation, negotiation or transfer of any of Letter of Credit and the presentation or payment of any draw under any such Letter of Credit, with all of such amounts being due and payable to such Issuing Bank upon demand.

(i)            The obligations of each Borrower under this Agreement in respect of the applicable Class of Letters of Credit issued for its account or liability and all Letter of Credit Advances related to such Letters of Credit are absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

(1)           any lack of validity or enforceability of this Agreement, any Letter of Credit or any Loan Document;

(2)           any amendment or waiver of default under or any consent to departure from the terms of this Agreement or any Letter of Credit without the express prior written consent of the Applicable Agent or the applicable Issuing Bank, as appropriate;

(3)           the existence of any claim, set-off, defense or other right which any beneficiary or any transferee of any Letter of Credit (or any entities for whom any such beneficiary or any such transferee may be acting), or any Person (other than the Applicable

Agent or the applicable Lenders) may have, whether in connection with this Agreement, the Letters of Credit, the transactions contemplated hereby or any unrelated transaction;

(4)           any statement, draft, certificate, or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; provided, that the Agent will examine each document presented under each Letter of Credit to ascertain that such document appears on its face to comply with the terms thereof; and

(5)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

In the event that any restriction or limitation is imposed upon or determined or held to be applicable to the Applicable Agent, any applicable Lender, the applicable Issuing Bank or the applicable Borrower by, under or pursuant to any Legal Requirement now or hereafter in effect or by reason of any interpretation thereof by any Governmental Authority, which in the respective sole judgment of the Applicable Agent, the applicable Issuing Bank or any Lender would prevent any Lender from legally incurring liability under any applicable Class of Letter of Credit issued or proposed to be issued hereunder, then the Administrative Agent shall give prompt written notice thereof to the applicable Borrower, whereupon the applicable Issuing Bank shall have no obligation to issue any additional Letters of Credit then or at any time thereafter for the account or liability of such Borrower.  In addition, if as a result of any Regulatory Change which imposes, modifies or deems applicable (x) any tax, reserve, special deposit or similar requirement against any Letters of Credit issued or participated to by any Lender; (y) any fee, expense or assessment against the Letters of Credit issued by the applicable Issuing Bank or any applicable Lender for deposit insurance, or (z) any other charge, expense or condition which increases the actual cost to the applicable Issuing Bank, the Applicable Agent or any applicable Lender of issuing or maintaining such Letters of Credit, or reduces any amount Account by the applicable Issuing Bank, the Applicable Agent or any applicable Lender hereunder in respect of any applicable Class of Letter of Credit or any participation therein (which increase in cost, or reduction in amount Account, shall be the result of such Issuing Bank’s, such Applicable Agent’s or such Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then the applicable Borrower (subject to Section 10.6 hereof) shall pay to such Issuing Bank, such Applicable Agent or such Lender, upon demand and from time to time, amounts sufficient to compensate such Person for each such increase from the effective date of such increase to the date of demand therefor.  Each such demand shall be accompanied by a certificate setting forth in reasonable detail the calculation of the amount then being demanded in accordance with the preceding sentence and each such certificate shall be conclusive absent manifest error.

(j)            Each US Credit Party, jointly and severally with all other US Credit Parties, hereby indemnifies and holds harmless each US Lender, the applicable Issuing Bank and the US Administrative Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which such US Lender, such Issuing Bank or the US Administrative Agent may incur (or which may be claimed against such US Lender, such Issuing Bank or the US Administrative Agent by any person whatsoever) in connection with the execution and delivery or transfer of or payment or failure to pay under any US Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which the US Administrative Agent, such Issuing Bank or such US Lender, as the case may be, may incur (whether incurred as a result of, its own negligence or otherwise) by reason of or in connection with the failure of any other US Lender (whether as a result of its own negligence or otherwise) to fulfill or comply with its obligations to the US Administrative Agent, such Issuing Bank or such US Lender, as the case may be, hereunder (but nothing herein contained shall affect any rights the US Credit Parties may have against such defaulting US Lender); provided, that the US Credit Parties shall not be required to indemnify any applicable Issuing Bank,  any US Lender or the US Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification or such party’s willful and knowing breach of any Loan Document or (ii) such US Lender’s, such Issuing Bank’s or the US Administrative Agent’s (as the case may be) failure to pay under any US Letter of Credit after the presentation to it of a request required to be paid under applicable law.  Nothing in this Section 2.10(j) is intended to limit the obligations of the US Borrower or any other US Credit Party under any other provision of this Agreement or any other Loan Document.

(k)           Each Canadian Credit Party, jointly and severally with all other Canadian Credit Parties, hereby indemnifies and holds harmless each Canadian Lender, the applicable Issuing Bank and the Canadian Administrative Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which such Canadian Lender, such Issuing Bank or the Canadian Administrative Agent may incur (or which may be claimed against such Canadian Lender, such Issuing Bank or the Canadian Administrative Agent by any person whatsoever) in connection with the execution and delivery or transfer of or payment or failure to pay under any Canadian Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which the Canadian Administrative Agent, such Issuing Bank or such Canadian Lender, as the case may be, may incur (whether incurred as a result of, its own negligence or otherwise) by reason of or in connection with the failure of any other Canadian Lender (whether as a result of its own negligence or otherwise) to fulfill or comply with its obligations to the Canadian Administrative Agent, such Issuing Bank or such Canadian Lender, as the case may be, hereunder (but nothing herein contained shall affect any rights the Canadian Credit Parties may have against such defaulting Canadian Lender); provided, that the Canadian Credit Parties shall not be required to indemnify any applicable Issuing Bank,  any Canadian Lender or the Canadian Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification or such party’s willful and knowing breach of any Loan Document or (ii) such Canadian Lender’s, such Issuing Bank’s or the Canadian Administrative Agent’s (as the case may be) failure to pay under any Canadian Letter of Credit after the presentation to it of a request required to be paid under applicable law.  Nothing in this Section 2.10(k) is intended to limit the obligations of the Canadian Borrower or any other Canadian Credit Party under any other provision of this Agreement or any other Loan Document.

(l)            The applicable Issuing Bank shall review, on behalf of the applicable Class of Lenders, each draft and any accompanying documents presented under any applicable Class of Letter of Credit.  Promptly after it shall have ascertained that any draft and any accompanying documents presented under such Letter of Credit appear on their face to be in substantial conformity with the terms and conditions of such Letter of Credit, the applicable Issuing Bank shall make the appropriate payment to the beneficiary of such Letter of Credit.  Subject to the settlement delay provisions of Section 2.2(f) hereof, the Applicable Agent shall give telephonic or facsimile notice to the applicable Class of Lenders of the receipt and amount of any draft presented under any applicable Class of Letter of Credit and the date on which payment thereon will be made, and each of the applicable Class of Lenders shall, by 12:00 noon. on the date such payment is to be made under such Letter of Credit, pay in immediately available funds, an amount equal to the product of (A) such Lender’s Commitment Percentage times (B) the amount of such payment to be made by the applicable Issuing Bank to the beneficiary under such Letter of Credit.  Any Lender failing to timely deliver its requisite portion of any such payment shall deliver the same to the Applicable Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Lender to the Applicable Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.  Each Lender hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge, and to indemnify and hold the Applicable Agent harmless from liability and respect of, such Lender’s pro-rata share (based on such Lender’s Commitment Percentage) of any amounts owing by such Lender to the Applicable Agent in accordance with the immediately preceding sentence.  Nothing herein shall be deemed to require any Lender to pay to the Applicable Agent any amount as reimbursement for any payment made by the Issuing Bank to acquire (discount) for its own account prior to maturity thereof any acceptance created under a Letter of Credit.

2.11         Swingline Loans.

(a)           Subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make loans for the Swingline Lender’s own account (each a “Swingline Loan”) to the extent the same would otherwise have been available to the US Borrower under the US Total Revolving Credit Commitment in an aggregate principal amount at any one time outstanding up to, but not exceeding, $15,000,000; provided, however, that at no time shall the Swingline Lender make any Swingline Loan to the extent that, after giving effect to such Swingline Loan, the aggregate amount of each US Lender’s US Revolving Credit Exposure at such time would exceed the US Availability or the amount of any US Lender’s US Revolving Credit Exposure at such time would exceed such US Lender’s US Revolving Credit Commitment; and provided further, however, that the Swingline Lender shall not, without the consent of the Required Lenders, make any Swingline Loan if any Event of Default exists of which the Swingline Lender has actual knowledge.  Each Swingline Loan shall be an Alternate Base Rate Borrowing and shall in any event mature no later than the Revolving Credit Termination Date.  Subject to the conditions herein and within the limits set forth in the first sentence of this paragraph, any Swingline Loan prepaid prior to the Revolving Credit Termination Date may be reborrowed as an additional Swingline Loan by the US Borrower pursuant to the terms of this Agreement.

(b)           To request a Swingline Loan, the US Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative

Agent will promptly advise the Swingline Lender of any such notice received from the US Borrower, and subject to the terms of this Agreement, the Swingline Lender may make a Swingline Loan available to the US Borrower by means of a credit to the general deposit account of the US Borrower with the Swingline Lender by 5:00 p.m. on the requested date of such Swingline Loan.

(c)           The Swingline Lender may demand at any time (but in no event shall such demand be made less frequently than once per each calendar month) that each US Lender pay to the US Administrative Agent, for the account of the Swingline Lender, in the manner provided below, such US Lender’s US Revolving Credit Commitment Percentage of all or a portion of the outstanding Swingline Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swingline Loans demanded to be paid.  The Administrative Agent shall forward notice of each such demand to each US Lender on the day such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 1:00 p.m. on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each US Lender’s Commitment Percentage of the aggregate principal amount of the Swingline Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 4.1 or 4.2  shall have been satisfied (which conditions precedent, for the purposes of payment of Swingline Loans only, the US Lenders hereby irrevocably waive), each US Lender shall, before 10:00 a.m. on the Business Day next succeeding the date of such US Lender’s receipt of such notice, make available to the US Administrative Agent, in immediately available funds, for the account of the Swingline Lender, the amount specified in such statement, provided that such amount shall not cause such US Lender’s US Revolving Credit Exposure to exceed such US Lender’s US Revolving Credit Commitment.  Upon such payment by a US Lender, such US Lender shall, except as provided in Section 2.11(d) below, be deemed to have made a US Revolving Loan to the US Borrower in the amount of such payment. The US Borrower agrees that all such US Revolving Loans so deemed made shall be deemed to have been requested by it and directs that all proceeds thereof shall be used to repay the Swingline Loans to the Swingline Lender, and the US Administrative Agent shall use such funds received from the US Lenders to repay the Swingline Loans to the Swingline Lender.  To the extent that any US Lender fails to make such payment available to the US Administrative Agent for the account of the Swingline Lender, the US Borrower shall repay such Swingline Loan on demand.

(d)           Upon the occurrence of any Event of Default described in Sections 8.1(o) through 8.1(r), each US Lender shall acquire, without recourse or warranty, an undivided participation in each Swingline Loan otherwise required to be repaid by such US Lender pursuant to Section 2.11(c) above, which participation shall be in a principal amount equal to such US Lender’s Commitment Percentage of such Swingline Loan, by paying to the Swingline Lender on the date on which such US Lender would otherwise have been required to make a payment in respect of such Swingline Loan pursuant to Section 2.11(c) above, in immediately available funds, an amount equal to such Lender’s Commitment Percentage of such Swingline Loan.  If all or part of such amount is not in fact made available by such US Lender to the Swingline Lender on such date, the Swingline Lender shall be entitled to recover any such unpaid amount on demand from such US Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Alternate Base Rate Borrowings.

(e)           From and after the date on which any US Lender (i) is deemed to have made a US Revolving Loan pursuant to Section 2.11(c) above with respect to any Swingline Loan or (ii) purchases an undivided participation interest in a Swingline Loan pursuant to Section 2.11(d)  above, the Swingline Lender shall promptly distribute to such US Lender such US Lender’s Commitment Percentage of all payments of principal of and interest received by the Swingline Lender on account of such Swingline Loan other than those received from a US Lender pursuant to Sections 2.11(c) or (d) above.

2.12         Pro-Rata Treatment.

(a)           Except to the extent otherwise provided herein (including without limitation, as specified in Sections 2.2(f), 2.10(c) and 2.12(c) hereof): (a) each borrowing from an applicable Class of Lenders under Section 2.1 hereof shall be made, each payment of Commitment Fees shall be made and applied for the account of the US Lenders, and each termination or reduction of the US Revolving Credit Commitments of the US Lenders, and each termination or reduction of the Canadian Revolving Credit Commitments of the Canadian Lenders under Section 2.4 hereof shall be applied, pro-rata, according to each applicable Lender’s Commitment Percentage; (b) each payment or prepayment by the US Borrower of principal of or interest on US Revolving Loans (but not Swingline Loans) shall be made to the US Administrative Agent for the account of the US Lenders pro-rata in accordance with the respective unpaid principal amounts of such US Revolving Loans held by the US Lenders, and amounts payable with respect to Swingline Loans shall be paid only to the Swingline Lender; (c) each payment or prepayment by the Canadian Borrower of principal of or interest on Canadian Revolving Loans shall be made to the Canadian Administrative Agent for the account of the Canadian Lenders pro-rata in accordance with the respective unpaid principal amounts of such Canadian Revolving Loans held by the Canadian Lenders; (d) the US Lenders (other than the applicable Issuing Bank in its capacity as a US Lender) shall purchase from the applicable Issuing Bank participations in the US Letters of Credit to the extent of their respective Commitment Percentages upon issuance by the applicable Issuing Bank of each US Letter of Credit as otherwise provided for herein; (e) the Canadian Lenders (other than the applicable Issuing Bank in its capacity as a Canadian Lender) shall purchase from the applicable Issuing Bank participations in the Canadian Letters of Credit to the extent of their respective Commitment Percentages upon issuance by the applicable Issuing Bank of each Canadian Letter of Credit as otherwise provided for herein; and (f) the US Lenders (other than the Swingline Lender) shall purchase from the Swingline Lender participations in the Swingline Loans to the extent of their respective Commitment Percentages upon request by the Swingline Lender as otherwise provided for herein.

(b)           Except for any settlement delay provided or specified in Section 2.2(f), unless the Administrative Agent shall have been notified in writing by any applicable Lender prior to the date of a proposed Revolving Loan (other than a Swingline Loan) under the Class of Revolving Loans applicable to such Lender that such Lender will not make the amount that would constitute such Lender’s Commitment Percentage of such Revolving Loan on such date available to the

Applicable Agent at the Principal Office of such Agent, the Applicable Agent may assume that such Lender has made such amount available to the Applicable Agent on such date, and the Applicable Agent may, in reliance upon such assumption and subject to the terms and conditions of this Agreement, make such amount available to the applicable Borrower by depositing the same, in immediately available funds, in a general deposit account designated and maintained by such Borrower with such Agent at the Principal Office of such Agent.  Any Lender failing to timely deliver its requisite portion of such Revolving Loan shall deliver the same to the Applicable Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Lender to the Applicable Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period (or the Applicable Agent’s cost of funds as reasonably determined by it, in the case of such amounts denominated in C$).  In addition, the applicable Borrower hereby agrees that upon demand by the Applicable Agent, such Borrower shall reimburse the Applicable Agent for any such amount which any Lender has failed to timely deliver to the Applicable Agent, but which the Applicable Agent may have previously made available to such Borrower in accordance with the other provisions of this Section 2.12(b).  If a requested Loan shall not occur on any date specified by the applicable Borrower as set forth in the applicable Request for Extension of Credit because all of the conditions for such Loan set forth herein or in any of the other Loan Documents shall have not been met, the Applicable Agent shall return the amounts so received from the applicable Lenders in respect of such requested Loan to the applicable Lenders as soon as practicable.

(c)           Notwithstanding any provision to the contrary contained in this Section 2.12 or in any other provision hereof, each US Lender shall only receive interest upon and a portion of the Commitment Fee paid hereunder based upon the amount of funds actually advanced by such US Lender to the US Borrower from time to time.

2.13         Sharing of Payments, Etc.

(a)           Each of the US Credit Parties agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a US Lender may otherwise have, each US Lender shall be entitled, at its option, to offset balances held by it for the account of any of the US Credit Parties at any of its offices against any principal of or interest on any of such US Lender’s Loans to the US Borrower hereunder, such US Lender’s Commitment Percentage of the US Letter of Credit Exposure Amount, the Swingline Exposure or any other US Obligation of the US Borrower hereunder (regardless of whether such US Obligations of the US Borrower are then due and regardless of whether such offset balances are then due to the US Borrower), in which case it shall promptly notify the US Borrower and the Administrative Agent thereof, provided, that such US Lender’s failure to give such notice shall not affect the validity thereof.  If a US Lender shall obtain payment (other than the Swingline Lender obtaining payment of all or any portion of a Swingline Loan) of any principal of or interest on any US Revolving Loan or Swingline Loan made by it under this Agreement, any US Letter of Credit Exposure Amount, any Swingline Exposure or other obligation then due to such US Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of set-off or lien granted under Section 10.19 hereof), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other US Lenders participations in the US Revolving Loan or Swingline Loans made by, the US Letter of

Credit Exposure Amount or the Swingline Exposure of, or the other obligations of the US Borrower hereunder of, the other US Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the US Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such US Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective Commitment Percentages.  To such end all the US Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Each of the US Credit Parties agrees, to the fullest extent it may effectively do so under applicable law, that any US Lender so purchasing a participation in the US Revolving Loans and Swingline Loans made by, US Letter of Credit Exposure Amount or the Swingline Exposure of, or other obligations hereunder of, the other US Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such US Lender were a direct holder of said Loans, US Letter of Credit Exposure Amount, Swingline Exposure or other obligations in the amount of such participation.  Nothing contained herein shall require any US Lender to exercise any such right or shall affect the right of any US Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the US Borrower.

(b)           Each of the Canadian Credit Parties agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Canadian Lender may otherwise have, each Canadian Lender shall be entitled, at its option, to offset balances held by it for the account of any of the Canadian Credit Parties at any of its offices against any principal of or interest on any of such Canadian Lender’s Loans to the Canadian Borrower hereunder, such Canadian Lender’s Commitment Percentage of the Canadian Letter of Credit Exposure Amount or any other Canadian Obligation of the Canadian Borrower hereunder (regardless of whether such Canadian Obligations of the Canadian Borrower are then due and regardless of whether such offset balances are then due to the Canadian Borrower), in which case it shall promptly notify the Canadian Borrower and the Administrative Agent thereof, provided, that such Canadian Lender’s failure to give such notice shall not affect the validity thereof.  If a Canadian Lender shall obtain payment of any principal of or interest on any Canadian Revolving Loan made by it under this Agreement, any Canadian Letter of Credit Exposure Amount or other obligation then due to such Canadian Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of set-off or lien granted under Section 10.19 hereof), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Canadian Lenders participations in the Canadian Revolving Loans made by or the Canadian Letter of Credit Exposure Amount of, or the other obligations of the Canadian Borrower hereunder of, the other Canadian Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Canadian Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Canadian Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective Commitment Percentages.  To such end all the Canadian Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Each of the Canadian Credit Parties agrees, to the fullest extent it may effectively do so under applicable law, that any Canadian Lender so purchasing a participation in the Canadian Revolving Loans made by, Canadian Letter of Credit Exposure Amount of, or other obligations hereunder of, the other Canadian Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Canadian Lender were a direct holder of said Loans, Canadian Letter of Credit Exposure Amount or other obligations in the amount of such participation.  Nothing contained herein shall require any Canadian Lender to exercise any such right or shall affect the right of any Canadian Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Canadian Borrower.

2.14         Recapture.

(a)           If on any Interest Payment Date the US Administrative Agent does not receive for the account of one or more US Lenders payment in full of interest computed at the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (computed without regard to any limitation by the Highest Lawful Rate), because the sum of the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable (so computed), exceeds or has exceeded the Highest Lawful Rate applicable to such US Lenders, the US Borrower shall pay to the US Administrative Agent for the account of such US Lenders, in addition to interest otherwise required, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of each such subsequent Interest Payment Date); provided, that in no event shall the US Borrower be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to such US Lenders during such period.  As used herein, the term “Excess Interest Amount” owing by the US Borrower shall mean, on any day, the amount by which (i) the amount of all interest which would have accrued prior to such day on the outstanding principal of the Notes of the applicable US Lender (had the Alternate Base Rate and/or the Adjusted LIBOR Rate, as applicable, at all times been in effect without limitation by the Highest Lawful Rate applicable to such US Lender) exceeds (b) the aggregate amount of interest actually paid to the US Administrative Agent for the account of such US Lender on its Notes on or prior to such day.

(b)           If on any Interest Payment Date the Canadian Administrative Agent does not receive for the account of one or more Canadian Lenders payment in full of interest computed at the Adjusted Canadian Prime Rate, the Adjusted US Base Rate (Canada), the Adjusted CDOR Rate and/or the Adjusted LIBOR Rate, as applicable (computed without regard to any limitation by the Highest Lawful Rate), because the sum of the Adjusted Canadian Prime Rate, the Adjusted US Base Rate (Canada), the Adjusted CDOR Rate and/or the Adjusted LIBOR Rate, as applicable (so computed), exceeds or has exceeded the Highest Lawful Rate applicable to such Canadian Lenders, the Canadian Borrower shall pay to the Canadian Administrative Agent for the account of such Canadian Lenders, in addition to interest otherwise required, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of each such subsequent Interest Payment Date); provided, that in no event shall the Canadian Borrower be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to such Canadian Lenders during such period.  As used herein, the term “Excess Interest Amount” owing by the Canadian Borrower shall mean, on any day, the amount by which (i) the amount of all interest which would have accrued prior to such day on the outstanding principal of the Canadian Revolving Credit Note of the applicable Canadian Lender (had the Adjusted Canadian Prime Rate, the Adjusted US Base Rate (Canada), the Adjusted CDOR Rate and/or the Adjusted LIBOR Rate, as applicable, at all times been in effect without limitation by the Highest Lawful Rate applicable to such Canadian Lender) exceeds (b) the aggregate amount of interest actually paid to the Canadian Administrative

Agent for the account of such Canadian Lender on its Canadian Revolving Credit Note on or prior to such day.

2.15         Increase of US Total Revolving Credit Commitment.

(a)           At any time after the Closing Date, provided that no Default or Event of Default shall have occurred and be continuing, the US Borrower may request from time to time one or more increases of the US Total Revolving Credit Commitment by notice to the Administrative Agent in writing of the amount of each such proposed increase (each such notice, a “US Revolving Credit Commitment Increase Notice”).  Any such US Revolving Credit Commitment Increase Notice must offer each US Lender the opportunity to subscribe for its pro rata share of the requested increase in the US Total Revolving Credit Commitment, and the Administrative Agent shall promptly provide to each US Lender a copy of any US Revolving Credit Commitment Increase Notice received by the Administrative Agent. Within ten (10) Business Days after receipt by the Administrative Agent of the applicable US Revolving Credit Commitment Increase Notice, each US Lender wishing to subscribe for its pro rata share of the requested increase in the US Total Revolving Credit Commitment must deliver written notice of such fact to the Administrative Agent.  If any portion of the requested increase in the US Total Revolving Credit Commitment is not subscribed for by the US Lenders within such 10-day period, the US Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a US Lender (which consent shall not be unreasonably withheld or delayed, so long as such Person is an Eligible Assignee), offer to any existing US Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the requested increase in the US Total Revolving Credit Commitment pursuant to Section 2.15 (b) or (c) below, as applicable.

(b)           Any additional bank or financial institution that the US Borrower selects to offer a participation in the unsubscribed portion of the requested increase in the US Total Revolving Credit Commitment, and that elects to become a party to this Agreement and obtain a US Revolving Credit Commitment, shall execute an agreement (a “New US Lender Agreement”), in the form required by the Administrative Agent, with the US Borrower and the Administrative Agent, whereupon such bank or financial institution (a “New US Lender”) shall become a US Lender for all purposes hereunder to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 1.1(b) shall be deemed to add the name and US Revolving Credit Commitment of such New US Lender, provided that the US Revolving Credit Commitment of any such New US Lender shall be in an amount not less than $5,000,000.

(c)           Any US Lender that accepts an offer by the US Borrower to increase its US Revolving Credit Commitment pursuant to this Section 2.15 shall, in each case, execute a commitment increase agreement (a “US Revolving Credit Commitment Increase Agreement”), in the form required by the Administrative Agent, with the Administrative Borrower and the Administrative Agent, whereupon such US Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its US Revolving Credit Commitment as so increased, and Schedule 1.1(b) hereof shall be deemed to be amended to reflect such increase in the US Revolving Credit Commitment of such US Lender.

(d)           The effectiveness of any New US Lender Agreement or US Revolving Credit Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the US Borrower, if any, as the Administrative Agent shall reasonably request with respect thereto.

(e)           If any bank or financial institution becomes a New US Lender pursuant to Section 2.15(b) or if any US Lender’s Revolving Credit Commitment is increased pursuant to Section 2.15(c), additional US Revolving Loans and additional liability for US Letter of Credits and Swingline Loans made or issued on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata (and the Commitment Percentage of each US Lender shall be correspondingly adjusted) based on each US Lender’s (including each New US Lender’s) respective US Revolving Credit Commitment in effect on and after such Re-Allocation Date (except to the extent that any such pro rata borrowings or incurring of liability would result in any US Lender making an aggregate principal amount of US Revolving Loans and incurring liability for the US Letter of Credit Exposure Amount and Swingline Exposure in excess of its US Revolving Credit Commitment, in which case such excess amount will be allocated to, and made or incurred by, such New US Lender and/or US Lenders with such increased US Revolving Credit Commitments to the extent of, and pro rata based on, their respective US Revolving Credit Commitments), and continuations of US Revolving Loans at the Adjusted LIBOR Rate that are outstanding on such Re-Allocation Date shall be effected by repayment of such US Revolving Loans on the last day of the Interest Period applicable thereto and the extension of new US Revolving Loans at the Adjusted LIBOR Rate pro rata based on the US Lenders’ respective US Revolving Credit Commitments in effect on and after such Re-Allocation Date.  In the event that on any such Re-Allocation Date there are US Revolving Loans outstanding that are Alternate Base Rate Borrowings, the US Borrower shall make prepayments thereof and borrow new US Revolving Loans at the Alternate Base Rate so that, after giving effect thereto, the US Revolving Loans outstanding at the Alternate Base Rate are held pro rata based on the US Lenders’ respective US Revolving Credit Commitments in effect on and after such Re-Allocation Date.  In the event that on any such Re-Allocation Date there are outstanding US Revolving Loans that are LIBOR Borrowings, such US Revolving Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the US Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such US Revolving Loans will be paid thereon to the respective US Lenders holding such US Revolving Loans pro rata based on the respective principal amounts thereof outstanding and each US Lender’s Revolving Credit Exposure will be adjusted accordingly until the end of the applicable Interest Periods then in effect for such outstanding US Revolving Loans, at which time no such adjustment shall thereafter be made.

(f)            Notwithstanding anything to the contrary in this Section 2.15, (i) no US Lender shall have any obligation to increase its US Revolving Credit Commitment under this Section 2.15 unless it agrees in writing to do so in its sole discretion, (ii) no US Lender shall have any right to decrease the amount of its US Revolving Credit Commitment as a result of any requested increase of the US Total Revolving Credit Commitment pursuant to this Section 2.15, (iii) the Administrative Agent shall have no obligation to find or locate any New US Lender to participate in any unsubscribed portion of any increase in the US Total Revolving Credit Commitment requested by the US Borrower, (iv) each increase in the US Total Revolving Credit Commitment requested by the US

Borrower shall not be less than $10,000,000, (v) after giving effect to any increase in the US Total Revolving Credit Commitment pursuant to this Section 2.15, the US Total Revolving Credit Commitment shall not exceed $150,000,000, and (vi) in the event the US Borrower reduces the US Total Revolving Credit Commitment pursuant to Section 2.4 or any other provision of this Agreement, the ability of the US Borrower to request increases in the US Total Revolving Credit Commitment pursuant to this Section 2.15 shall automatically terminate.

(g)           The US Borrower shall execute and deliver to the Administrative Agent (for delivery by the Administrative Agent to each applicable US Lender) a new US Revolving Credit Note for US Revolving Loans payable to each applicable US Lender (including each New US Lender) participating in any increase of the US Total Revolving Credit Commitment in the original principal amount of such US Lender’s Revolving Credit Commitment after giving effect to any such increase of the US Total Revolving Credit Commitment; provided, however, that the execution and delivery of any such new US Revolving Credit Note to an existing US Lender shall be conditioned upon and subject to the surrender by such existing US Lender to the Administrative Agent (for delivery by the Administrative Agent to the US Borrower) of such US Lender’s then existing US Revolving Credit Note in the amount of its US Revolving Credit Commitment prior to such increase in the US Total Revolving Credit Commitment.

2.16         Participations in Canadian Revolving Loans and Canadian Letter of Credit Exposure Amount.

(a)           Each US Lender that as of the Closing Date is not also a Canadian Lender, or that does not have an Affiliate that is a Canadian Lender (each a “Canadian Participant”), shall be deemed as of the Closing Date and without further action by any party hereto, to have purchased and acquired a risk participation with and from the applicable Canadian Lender that is also serving as the Canadian Administrative Agent (which participation shall be nonrecourse to such Canadian Lender) in and to such Canadian Lender’s Canadian Revolving Loans, Canadian Letter of Credit Exposure Amount and other Canadian Obligations.  Such participation interest shall be equal in percentage amount (when compared to the Canadian Total Revolving Credit Commitment) to such Canadian Participant’s US Revolving Credit Commitment Percentage as of the Closing Date.  Each such Canadian Participant acknowledges and agrees that its obligations under such participation, including without limitation, its obligation to make the payments specified in Section 2.16(b) and the right of the above-described Canadian Lender and the Canadian Administrative Agent to receive the same in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, the occurrence and continuance of a Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(b)           The above-described Canadian Lender may demand at any time that each Canadian Participant actually fund its respective risk participation by payment to the Canadian Administrative Agent, for the account of the above-described Canadian Lender in the manner provided below, of an amount equal to the Dollar Equivalent of the product of (A) such Canadian Participant’s US Revolving Credit Commitment Percentage as of the Closing Date times (B) the sum of the outstanding principal amount of all Canadian Revolving Loans then outstanding and the outstanding amount of all payments made under any Canadian Letter of Credit by an Issuing Bank which have not then been satisfied with the proceeds of any Canadian Revolving Loan or otherwise paid and reimbursed to the applicable Issuing Bank by the Canadian Borrower.  Any such demand by the above-described Canadian Lender shall be made through the Canadian Administrative Agent, shall be in writing and shall specify the outstanding amount then demanded by such Canadian Lender to be paid by each Canadian Participant.  The Canadian Administrative Agent shall forward notice of each such demand to each Canadian Participant on the day such demand is received by the Canadian Administrative Agent (except that any such notice or demand received by the Canadian Administrative Agent after 1:00 p.m. on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to any Canadian Participant by the Canadian Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Canadian Administrative Agent specifying the amount demanded by such Canadian Lender to be paid pursuant to such demand, and, notwithstanding whether or not any Default or Event of Default then exists or whether or not the conditions precedent set forth in Sections 4.1 or 4.2 shall have been satisfied (which conditions precedent, for the purposes of funding by the Canadian Participants of their respective risk participations in the Canadian Obligations, the Canadian Participants hereby irrevocably waive), each Canadian Participant shall, before 10:00 a.m. on the Business Day next succeeding the date of such Canadian Participant’s receipt of such notice, make available to the Canadian Administrative Agent, in immediately available funds, for the account of the above-described Canadian Lender, the Dollar Equivalent of the amount specified in such statement. Any Canadian Participant failing to timely deliver any such required payment to the Canadian Administrative Agent shall deliver the same to the Canadian Administrative Agent for delivery to the above-described Canadian Lender as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Canadian Participant to the Canadian Administrative Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period (or the Canadian Administrative Agent’s cost of funds as reasonably determined by it, in the case of such amounts denominated in C$).  Each Canadian Participant hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge, and to indemnify and hold the Canadian Administrative Agent and the above-described Canadian Lender harmless from liability and respect of, such Canadian Participant’s obligations as a risk participant now or hereafter owing in accordance with the terms of this Section 2.16, including without limitation, any Canadian withholdings or Taxes payable as a result of any amounts paid to such Canadian Participant in accordance with the terms of this Section 2.16.

(c)           Except to the extent expressly provided herein, each Canadian Participant, as a pro rata risk participant in the Canadian Revolving Loans and Canadian Letter of Credit Exposure Amount as described above, shall be (i) obligated to pay and reimburse the above-described Canadian Lender for such Canadian Participant’s proportionate share of all expenses, fees and other amounts payable by such Canadian Lender, in its capacity as a Canadian Lender, to any Agent or any other party under the terms of this Agreement or any other Loan Documents, when and to the extent required by the terms of Section 2.16(b), (ii) after deduction of the fronting fee and any withholdings and Taxes described in Section 2.16(d), entitled to receive such Canadian Participant’s proportionate share of all interest payments made with respect to any Canadian Revolving Loans and other Canadian Obligations and any letter of credit fee payments made with respect to Canadian Letters of

Credit pursuant to the terms of Section 2.10(g), by each Canadian Credit Party to or for the account of the above-described Canadian Lender, in its capacity as a Canadian Lender, under the terms of this Agreement or any other Loan Documents, at all times prior to the date on which such Canadian Participant is required to actually fund and pay its proportionate obligations as a participant to the above-described Canadian Lender in accordance with the provisions of Section 2.16(b), and (iii) entitled to receive such Canadian Participant’s proportionate share of all principal, interest, fees and other payments made by each Canadian Credit Party to or for the account of the above-described Canadian Lender, in its capacity as a Canadian Lender, under the terms of this Agreement or any other Loan Documents, at all times after the date on which such Canadian Participant has actually funded and paid, and continues to fund and pay, its proportionate obligations as a participant to the above-described Canadian Lender in accordance with the provisions of Section 2.16(b) (but excluding any and all payments of principal, interest and other amounts in respect of the Canadian Obligations for which such Canadian Participant has failed to timely fund its proportionate obligation as a participant in accordance with the other provisions of Section 2.16(b) above).

(d)           Each Canadian Participant hereby agrees to pay to the above-described Canadian Lender a fronting fee equal to 0.25% of each interest payment and each letter of credit fee payment made to such Canadian Participant in accordance with the terms of Section 2.16(c)(ii).  Such fronting fee shall be for such Canadian Lender’s sole benefit and shall deemed to be consideration for the funding by such Canadian Lender of such Canadian Participant’s proportionate share of all Canadian Obligations prior to the time such Canadian Participant is required to actually fund and pay its proportionate obligations as a risk participant to the above-described Canadian Lender in accordance with the provisions of Section 2.16(c).  The Canadian Administrative Agent is hereby irrevocably authorized by each Canadian Participant to (i) deduct and deliver to the above-described Canadian Lender the applicable fronting fee payment from each interest payment and letter of credit fee payment otherwise required to made to such Canadian Participant in accordance with the terms of Section 2.16(b)(ii), and (ii) deduct from such interest payments and letter of credit fee payments any and all withholdings or Taxes payable as a result of any amounts paid to such Canadian Participant in accordance with the terms of this Section 2.16.

3.                                       Collateral.

3.1           Security Documents.

(a)           The US Revolving Loans, the Swingline Loans and all other US Obligations shall be secured by the US Collateral, as and to the extent described in the applicable Security Documents, the Intercreditor Agreement, and the Applicable Agents and the US Lenders are entitled to the benefits thereof.  The US Credit Parties shall duly execute and deliver the applicable Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created thereby, and other documents, all in Proper Form, as may be reasonably required by the Applicable Agents to grant to the US Collateral Agent, for the ratable benefit of the US Lenders and the holders of the Term Loan Debt, a valid, perfected and enforceable first priority Lien on and security interest in the US Collateral (subject only to the Liens permitted under Section 7.2 hereof), including without limitation, any and all original stock certificates, stock transfer powers, assignments and other documents and instruments necessary or desirable under the laws of any applicable jurisdiction with regard to the Equity Interests covered by any applicable Security Agreement.

(b)           The Canadian Revolving Loans and all other Canadian Obligations shall be secured by the Canadian Collateral (including without limitation, all assets of the Target), as and to the extent described in the applicable Security Documents, the Intercreditor Agreement, and the Applicable Agents and the Canadian Lenders are entitled to the benefits thereof.  The Canadian Credit Parties shall duly execute and deliver the applicable Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created thereby, and other documents, all in Proper Form, as may be reasonably required by the Applicable Agents to grant to the Canadian Collateral Agent, for the ratable benefit of the Canadian Lenders, a valid, perfected and enforceable first priority Lien on and security interest in the Canadian Collateral (subject only to the Liens permitted under Section 7.2 hereof), including without limitation, any and all original stock certificates, stock transfer powers, assignments and other documents and instruments necessary or desirable under the laws of any applicable jurisdiction with regard to the Equity Interests covered by any applicable Security Agreement.

3.2           Filing and Recording.  The Credit Parties shall, at their sole cost and expense, cooperate with the Applicable Agents in causing all financing statements and other Security Documents pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary to perfect the Liens of the Applicable Agents, in the opinion of such Agents, and the Credit Parties shall take such other actions as the Applicable Agents may reasonably request, in order to perfect and protect the Liens of the Applicable Agents, for the ratable benefit of the applicable Class of Lenders, in the applicable Collateral.  Each of the Credit Parties, to the extent permitted by law, hereby authorizes the Applicable Agents to file any financing statement, Mortgage or other Security Document in respect of any Lien created pursuant to the applicable Security Documents which may at any time be required to perfect such Liens or which, in the reasonable opinion of the Applicable Agents, may at any time be desirable, although the same may have been executed only by the Applicable Agent or, at the option of the Applicable Agent, to sign such financing statement on behalf of any applicable Credit Party, and file the same, and each of the Credit Parties hereby irrevocably designates the Applicable Agent, its agents, representatives and designees as its agent and attorney-in-fact for this purpose.  In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, the applicable Credit Parties shall, at the applicable Credit Parties’ cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Applicable Agent.

4.                                       Conditions.

4.1           All Loans.  The obligation of each Lender to make any Loan for which such Lender is obligated hereunder (other than a Swingline Loan, which shall be governed exclusively by the terms of Section 2.11) and the obligation of the applicable Issuing Bank to issue any applicable Letter of Credit is subject to the satisfaction of the following conditions:

(a)           the Applicable Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) in the case of a Loan, other than a Revolving Loan for the purposes described in Sections 2.2(b), 2.4(c), 2.6(d), 2.10(e) and 2.10(f),

(i)            with respect to each Alternate Base Rate Borrowing, Canadian Prime Rate Borrowing or US Base Rate (Canada) Borrowing, the Administrative Agent shall have received by no later than 1:00 p.m. on the applicable Rate Selection Date, telephonic notice from the applicable Borrower of the proposed date and amount of such applicable Loan, and by no later than 2:00 p.m. Central time on the applicable Rate Selection Date, a Request for Extension of Credit, signed by a Responsible Officer of the applicable Borrower, and

(ii)           with respect to each LIBOR Borrowing or CDOR Rate Borrowing, the Administrative Agent shall have received by  no later than 12:00 noon on the applicable Rate Selection Date, telephonic notice from the applicable Borrower of the proposed date and amount of such Loan, and no later than 1:00 p.m. on the applicable Rate Selection Date, a Request for Extension of Credit, signed by a Responsible Officer of the applicable Borrower, or, in the case of issuance of a Letter of Credit, the applicable Issuing Bank shall have received a completed Application (as may be required by the applicable Issuing Bank) signed by a Responsible Officer of the applicable Borrower by 12:00 noon five (5) Business Days prior to the proposed date of issuance of such Letter of Credit and payment of the first letter of credit fee applicable thereto as and by the time required in Section 2.10 of this Agreement, along with, in each case, such financial information as the Administrative Agent may reasonably require to substantiate compliance with all financial covenants contained herein by the Credit Parties if the Administrative Agent reasonably believes at such time that the Credit Parties are not then in compliance with any of the financial covenants contained herein; and (2) such other Applications, certificates and other documents as the Administrative Agent or applicable Issuing Bank may reasonably require;

(b)           with respect to (i) any US Revolving Loan(s) or US Letter(s) of Credit, the US Availability must be in excess of or equal to zero, after giving effect to the requested US Revolving Loan(s) or US Letter(s) of Credit and, if applicable, the resulting payment of any US Obligations to be contemporaneously paid with the proceeds of such requested US Revolving Loan, or (ii) any Canadian Revolving Loan(s) or Canadian Letter(s) of Credit, the Canadian Availability must be in excess of or equal to zero, after giving effect to the requested Canadian Revolving Loan(s) or Canadian Letter(s) of Credit and, if applicable, the resulting payment of any Canadian Obligations to be contemporaneously paid with the proceeds of such requested Canadian Revolving Loan;

(c)           all representations and warranties of any of the Credit Parties set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except for (i) those representations and warranties which relate only to the Closing Date and (ii) those changes in such representations and warranties otherwise permitted by the terms of this Agreement;

(d)           there shall have occurred no Material Adverse Effect, after giving effect to the requested Loan(s) or Letter(s) of Credit;

(e)           no Default or Event of Default shall have occurred and be continuing;

(f)            if requested by the Administrative Agent, it shall have received a certificate executed by a Responsible Officer of the applicable Borrower as to the compliance with subparagraphs (b) through (e) above;

(g)           the making of such Loan or the issuance of such Letter of Credit, shall not be prohibited by, or subject any Agent or any Lender to, any penalty or onerous condition under any Legal Requirement; and

(h)           the Borrowers shall have paid all legal fees and other expenses of the type described in Section 10.9 hereof for which invoices have been presented through the date of such Loan or the issuance of such Letter of Credit.

4.2           First Loan or Letter of Credit.  In addition to the matters described in Section 4.1 hereof, the obligation of any Lender to make the initial Loan or the obligation of any Issuing Bank to issue the first Letter of Credit is subject to the receipt by the Administrative Agent of each of the following, in Proper Form:

(a)           this Agreement and all other Loan Documents to be executed and delivered as of the Closing Date by the applicable Credit Parties;

(b)           a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of each Borrower dated as of the date hereof, authorizing (i) each Borrower to enter into the transactions contemplated hereby and (ii) the delivery by each Borrower of this Agreement and all other Loan Documents to be executed and delivered as of the Closing Date by such Borrower;

(c)           a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of each of the Guarantors dated as of the date hereof, authorizing each of the Guarantors to (i) enter into the transactions contemplated hereby and (ii) deliver this Agreement and all other Loan Documents to be executed and delivered as of the Closing Date by the Guarantors;

(d)           certificates from the Secretary of State of the State of Delaware as to the continued existence and good standing of the US Borrower in the State of Delaware, and certificates from the appropriate public official of the Province of Alberta as to the continued existence and good standing of the Canadian Borrower and the Target in the Province of Alberta;

(e)           certificates from the Secretary of State or other appropriate public official as to the continued existence and good standing of each of the Guarantors in its applicable State or Province of formation;

(f)            certificates from (1) the appropriate public officials of the States of Texas, California, Arizona, Colorado, Florida, Idaho, Iowa, Kansas, Nebraska, New Mexico, Oklahoma, South Dakota, Tennessee, Utah and Wisconsin for the US Borrower and/or its Domestic Subsidiaries

that are Guarantors, as to the good standing and qualification as a foreign corporation, to the extent it is necessary to be qualified to do business as a foreign corporation in these jurisdictions, and (2) the appropriate public officials of the Provinces of Ontario and Saskatchewan for the Target, as to the good standing and qualification as a foreign corporation;

(g)           a copy of the Term Loan Debt Agreement Amendment, certified as a true and correct copy by a Responsible Officer of the US Borrower;

(h)           the Intercreditor Agreement Amendment and the Second Global Amendment;

(i)            one copy of each of the Acquisition Documents, including all amendments and schedules thereto, certified as true and correct copies by a Responsible Officer of the Canadian Borrower, together with reasonably acceptable evidence that all of the Acquisition Documents are in full force and effect, and all material consents, approvals and filings required by any Governmental Authority in connection with any and all Acquisition Documents have been obtained and made;

(j)            evidence that the Acquisition is contemporaneously being duly and validly consummated on the Closing Date without modification, amendment or waiver of any material provisions of any of the Acquisition Documents (except for such modifications, amendments or waivers as shall have been approved in writing by the Required Lenders), all in accordance with the terms, conditions and provisions of the Acquisition Documents;

(k)           evidence that all legal matters in connection with Acquisition are satisfactory to the Administrative Agent in its sole reasonable discretion;

(l)            a legal opinion from Goodwin Procter LLP, the independent counsel for the US Credit Parties, dated as of the Closing Date, addressed to the Administrative Agent and acceptable in all respects to the Administrative Agent in its sole reasonable discretion;

(m)          a legal opinion from Blake, Cassels & Graydon, LLP, the independent counsel for the Canadian Credit Parties, dated as of the Closing Date, addressed to the Administrative Agent and acceptable in all respects to the Administrative Agent in its sole reasonable discretion;

(n)           certificates of insurance satisfactory to the Administrative Agent in all respects evidencing the existence of all insurance required to be maintained by each of the Borrowers and their respective Subsidiaries pursuant to the terms of this Agreement, the Security Documents and the Term Loan Debt Documents;

(o)           the results of a field examination conducted by the Administrative Agent or its designee which covers the Accounts, the Inventory and related working capital matters and financial information of the Target and is reasonably satisfactory in all respects to the Administrative Agent;

(p)           payment by the applicable Borrower to the applicable Lenders, the Administrative Agent and the Administrative Agent’s applicable Affiliates of all fees required to be paid under the Loan Documents and any separate fee letter with the Administrative Agent and the

Administrative Agent’s applicable Affiliates, and all expenses required to be paid under the Loan Documents for which invoices have been presented; and

(q)           all other Loan Documents and any other instruments or documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Administrative Agent may reasonably request, executed by the Credit Parties or any other Person required by the Administrative Agent.

5.                                       Representations and Warranties.

Each of the Credit Parties represents and warrants to the Agents and the Lenders, as to itself and each other Credit Party, that:

5.1           Organization.  Each Credit Party is duly organized, validly existing and in good standing under the laws of the state or province of its incorporation or formation; has all power and authority under its organizational documents to own its respective Property and assets and to conduct its respective businesses as presently conducted; and is duly qualified to do business and in good standing in each and every state jurisdiction where its respective business requires such qualification, except for those jurisdictions in which the failure to qualify and/or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

5.2           Financial Statements.

(a)           The Consolidated financial statements of the Credit Parties and their Subsidiaries delivered to the Administrative Agent and the Lenders in connection with this Agreement, including without limitation, (i) the Annual Audited Financial Statements dated as of June 30, 2007 and (ii) the Monthly Unaudited Financial Statements dated as of August 31, 2007, fairly present in all material respects, in accordance with GAAP, the Consolidated financial condition and the results of operations of the Credit Parties and their Subsidiaries as of the dates and for the periods indicated, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or any pro forma statements, and no Material Adverse Effect has occurred since the dates of such financial statements.

(b)           The Credit Parties have heretofore furnished to the Administrative Agent , for the calendar months from the projected Closing Date through June 30, 2008 and for each fiscal year of the Credit Parties thereafter through the Revolving Credit Termination Date, projected income statements, balance sheets and cash flows of the Credit Parties and their Subsidiaries, on a Consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Credit Parties in formulating such projections.  The projections are based upon estimates and assumptions which the Credit Parties believe are reasonable in light of the conditions which existed as of the time the projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the Closing Date an estimate believed reasonable by the Credit Parties as to the results of operations and other information projected therein.

5.3           Enforceable Obligations; Authorization.  The Loan Documents are legal, valid and binding obligations of the respective Credit Parties executing and delivering the same, enforceable against such Credit Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors rights generally and by general equitable principles regardless of whether considered in a proceeding in equity or at law.  The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary corporate, and if necessary shareholder, action; are within the power and authority of each of the Credit Parties; do not and will not violate any Legal Requirement material to the business, assets or operations of any of the Credit Parties taken as a whole or the Organizational Documents of any of the Credit Parties; do not and will not constitute a default under, any material agreement or instrument by which any of the Credit Parties or any material portion of any of the Credit Parties’ Property is bound or affected; and do not and will not result in the creation of any Lien upon any Property of any of the Credit Parties except as expressly contemplated therein.  All necessary approvals of any Governmental Authority and all other requisite material permits, registrations and consents for the performance have been obtained for the delivery and performance of the Loan Documents.

5.4           Other Debt.  Except as set forth on Schedule 5.4 attached hereto, no Credit Party is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party, the result of which would or could reasonably be expected to result in a Material Adverse Effect.

5.5           Litigation.  Except as set forth on Schedule 5.5 attached hereto, to the knowledge of the Credit Parties, there is no litigation or administrative proceeding pending or threatened against, nor any outstanding judgment, order or decree affecting, any of the Credit Parties or any of their Subsidiaries before or by any Governmental Authority or arbitral body as to which there is a reasonable possibility of an adverse determination and which individually or in the aggregate have, or if adversely determined could reasonably be expected to have, a Material Adverse Effect.  Except as set forth on Schedule 5.5 attached hereto, as of the Closing Date there is no litigation or administrative proceeding pending against, nor any outstanding judgment, order or decree affecting, any of the Credit Parties or any of their Subsidiaries before or by any Governmental Authority or arbitral body.  Except as set forth on Schedule 5.5 attached hereto, none of the Credit Parties, nor any of their Subsidiaries, is knowingly in material default with respect to any judgment, writ, rule, regulation, order or decree of any Governmental Authority.

5.6           Taxes.  Except as set forth on Schedule 5.6 attached hereto, the Credit Parties and their Subsidiaries have filed all federal, state, provincial, local or foreign tax returns required to have been filed by them and paid all taxes shown thereon to be due, except those for which extensions have been obtained, and except for those which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP.  There is no outstanding federal audit by the Internal Revenue Service or the Canada Revenue Agency of the income tax returns of any of the Credit Parties or any of their Subsidiaries claimed or raised in writing, and none of the Credit Parties or any of their Subsidiaries have, as of the Closing Date, any extension of time with respect to an assessment or deficiency relating to any Federal tax return that is still in effect.  None of the Credit Parties or any of their Subsidiaries have, as of the Closing Date, any extension of time with respect to an assessment or deficiency relating to any state, provincial, local or foreign tax return that is still in effect, other than extensions with respect to tax liabilities where the failure by the applicable Credit Party to pay such tax liabilities would not have a Material Adverse Effect.  None of the Credit Parties or any of their Subsidiaries is a party to any tax sharing arrangement with any Person.

5.7           No Material Misstatements.  No information, report, financial statement, exhibit or schedule prepared and furnished by or on behalf of any Credit Party to any Agent or any Lender in connection with this Agreement or any other Loan Documents knowingly contains any material misstatement of fact or knowingly omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time prepared or furnished.

5.8           Subsidiaries.  As of the date hereof, the Credit Parties have no Subsidiaries other than as listed on Schedule 5.8 attached hereto.  Except as expressly indicated on Schedule 5.8 attached hereto, as of the Closing Date, each of the Subsidiaries listed on Schedule 5.8 is wholly owned by the applicable Credit Party. As of the Closing Date, Schedule 5.8 sets forth (a) the jurisdiction of incorporation or organization of each Subsidiary of the Credit Parties, and (b) the percentage of the applicable Credit Party’s ownership of the Equity Interests of each Subsidiary of the Credit Parties.

5.9           Representations by Others.  All representations and warranties made by or on behalf of any of the Credit Parties in any Loan Document shall constitute representations and warranties of the Credit Parties hereunder.

5.10         Permits, Licenses, Etc.  Each of the Credit Parties possess all material permits from each applicable Governmental Authority, licenses from each applicable Governmental Authority, patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights which are reasonably required to conduct their respective businesses.

5.11         Employee Benefit Programs.

(a)           No Reportable Event has occurred with respect to any Plan which, when taken together with all other such Reportable Events for which liability is reasonably expected to occur, could reasonably be expected to result in any material liability.  Each Plan complies in all material respects with all applicable provisions of ERISA, and the US Borrower or each ERISA Affiliate have filed all reports required by ERISA and the Code to be filed with respect to each Plan. The US Borrower does not have any knowledge of any event which could reasonably be expected to result in a liability of the US Borrower or any ERISA Affiliate to the PBGC other than for applicable premiums.  No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.  No event has occurred and no condition exists that could reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to any Property of the US Borrower or any ERISA Affiliate.  No event has occurred and no condition exists that could reasonably be expected to cause the Lien provided under Section 302 of ERISA or Section 412 of the Code to attach to any Property of the US Borrower or any ERISA Affiliate.

(b)           All Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration.  Each Canadian Credit Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).  All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans.  The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any such pension fund.  All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Legal Requirement to be filed or distributed have been filed or distributed.  There has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial termination of any Canadian Pension Plan under any Legal Requirement.  There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). Each of the Canadian Borrower and its Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canada and Quebec pension plans, employment insurance and employee income taxes.

5.12         Title to Properties; Possession Under Leases.

(a)           Except as set forth on Schedule 5.12 attached hereto, the Credit Parties and each of their respective Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their respective Property and assets that are material to their respective business taken as a whole shown on the most recent Consolidated balance sheet for the Credit Parties and their Subsidiaries provided under the terms of Section 6.3(a) or Section 6.3(b), and all assets and Property that are material to their respective business taken as a whole, acquired since the date of such respective balance sheets, except for such Property as is no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business or otherwise in accordance with this Agreement, and except for minor defects in title that do not interfere with the ability of the Credit Parties or any of their Subsidiaries to conduct their respective businesses as now conducted or as otherwise disclosed in the title insurance previously delivered to the US Collateral Agent in accordance with the Original Agreement.  All such assets and Property are free and clear of all Liens other than those permitted by Section 7.2 hereof.

(b)           Except as set forth on Schedule 5.12 attached hereto, the Borrowers and each of their respective Subsidiaries have no knowledge of any material default under any material leases to which any of them is a party and under which any of them is in occupancy, except where non-compliance does not affect such Borrower’s or such Subsidiary’s use or occupancy thereof, as applicable, and all such material leases are in full force and effect.   Schedule 5.12 attached hereto sets forth each of such leases of real Property in existence as of the Closing Date, and upon the request of the Administrative Agent, the Borrowers will provide the Administrative Agent with complete and correct copies of all of such leases of real Property then in effect.

5.13         Assumed Names.  As of the Closing Date, neither of the Borrowers, nor any of their respective Subsidiaries, is currently conducting its business under any assumed name or names, except as set forth on Schedule 5.13 attached hereto. Upon written request by the Administrative Agent, each Borrower shall promptly furnish the Administrative Agent  with a then current listing of all assumed names that such Borrower and/or any of its Subsidiaries is then utilizing in conducting their respective businesses.

5.14         Investment Company Act.  None of the Credit Parties or any of their Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended.

5.15         [Reserved]

5.16         Agreements.  Schedule 5.16 attached hereto is a complete and correct list, as of the Closing Date (after giving effect to the Acquisition), of (i) all credit agreements or indentures for borrowed money and capitalized leases to which any of the Credit Parties or any of their Subsidiaries is a party and all Property of any of the Credit Parties or any of their Subsidiaries subject to any Lien securing such Indebtedness or capitalized lease obligation, (ii) each letter of credit and guaranty to which any of the Credit Parties or any of their Subsidiaries is a party, (iii) all other material instruments in effect as of the date hereof providing for, evidencing, securing or otherwise relating to any Indebtedness for borrowed money of any of the Credit Parties or any of their Subsidiaries (other than the Indebtedness hereunder), and (iv) all obligations of any of the Credit Parties or any of their Subsidiaries to issuers of appeal bonds issued for account of any Credit Party or any of its Subsidiaries.  The Borrowers shall, upon, request by the Administrative Agent, deliver to the Administrative Agent and the Lenders a complete and correct copy of all such credit agreements, indentures, capitalized leases, letters of credit, guarantees and other instruments described in Schedule 5.16 or arising after the date hereof, including any modifications or supplements thereto, as in effect on the date hereof.

5.17         Environmental Matters.  Except as disclosed on Schedule 5.17 attached hereto or in any of the environmental assessments or studies described on Schedule 5.17 attached hereto, to the Credit Parties’ knowledge: (a) each of the Credit Parties and their Subsidiaries are in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its Subsidiaries; (b) each of the Credit Parties and their Subsidiaries (i) have obtained and maintained in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its

Subsidiaries, (ii) along with their respective Properties (whether leased or owned) have been and are in material compliance with all applicable Requirements of Environmental Law and Environmental Permits, (iii) along with their respective Properties (whether leased or owned) are not subject to any material (A) Environmental Claims or (B) Environmental Liabilities arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof, and (iv) have not received individually or collectively any notice of any material violation or alleged material violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Properties; and (c) none of the Credit Parties or any of their Subsidiaries has actual knowledge of any material violation of any applicable Requirements of Environmental Law and Environmental Permits by, or of any material Environmental Claims or Environmental Liabilities arising against, any of the prior owners or operators and predecessors in interest with respect to any of the Credit Parties’ or any of their Subsidiaries’ respective Property.

5.18         No Change in Credit Criteria or Collection Policies.  To the best knowledge of the Credit Parties, there has been no material adverse change in credit criteria or collection policies concerning Accounts of any Borrower or any of its Subsidiaries since the date of the field exam for the Target described in Section 4.2(o) which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of any Borrower, a Material Adverse Effect.

5.19         Solvency.

(a)           Immediately after the consummation of the Term Loan Debt Transaction and the other transactions contemplated hereunder to occur on the Closing Date, (i) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date; provided, however, that for purposes of the foregoing representations and warranties by the Canadian Subsidiaries set forth in clauses (i), (ii) and (iii), the contingent liabilities of such Canadian Subsidiaries under the terms of the Guaranty and under the terms of the guaranty by such Canadian Subsidiaries of the Term Loan Debt shall be excluded.  Notwithstanding the foregoing proviso, however, each Canadian Subsidiary represents and warrants that applicable Canadian bankruptcy and insolvency laws do not provide such Canadian Subsidiary with any fraudulent conveyance or other similar defense to the enforcement of such Canadian Subsidiary’s Obligations under the Guaranty or any applicable Security Document to which such Canadian Subsidiary is a party.

(b)           Immediately after the consummation of the Acquisition and the transactions to occur on the Closing Date, (i) the property of each Canadian Credit Party, at a fair valuation, is greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise; (ii) each Canadian Credit Party’s property is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (iii) each Canadian Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; and (iv) each Canadian Credit Party has not ceased paying its current obligations in the ordinary course of business as they generally become due.

(c)           No Credit Party intends to, or will permit any of its Subsidiaries to, and no Credit Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.20         Status of Collateral.  The Credit Parties are and shall be the sole owners, free and clear of all Liens except in favor of the Applicable Agent or otherwise permitted under Section 7.2 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the applicable Collateral (other than Excluded Collateral, as defined in the applicable Security Documents), and (b) to the Credit Parties’ knowledge, each Account included within the applicable Class of Borrowing Base meets the requirements of the definition of Eligible Account, each item of Inventory included within the applicable Class of Borrowing Base meets the requirements of the definition of Eligible Inventory, each item of Equipment included within the US Borrowing Base meets the requirements of the definition of Eligible Equipment, and each parcel of Real Estate (other than the Excluded Real Estate) meets the requirements of the definition of Eligible Real Estate.

5.21         Term Loan Debt Documents.  Each of the Term Loan Debt Documents constitutes the valid and binding obligation of the applicable US Credit Parties, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and moratorium laws and other laws affecting creditors’ rights generally and by general principles of equity regardless of whether considered in a proceeding in equity or at law.  The Credit Parties have no knowledge that any of the representations and warranties contained in any of the Term Loan Debt Documents were not true and correct in all material respects on and as of the date given or, except as consented to by the Administrative Agent  in writing or otherwise disclosed in writing to the Administrative Agent  prior to the Closing Date, that any of the material terms thereof have been modified, amended or waived other than as permitted under Section 7.19.

5.22         Transactions with Related Parties.  Except as set forth on Schedule 5.22 attached hereto, any and all transactions, contracts, or other agreements existing on the Closing Date which have been entered into by and among any Credit Party and any officer, director, shareholder or Affiliate of any of the Credit Parties (other than Permitted Affiliate Transactions), has been entered into and made upon terms and conditions not less favorable to the applicable Credit Parties than those terms which could have been obtained from wholly independent and unrelated sources.

5.23         Patents, Trademarks and Copyrights.  Schedule 5.23 hereto sets forth a true, accurate and complete listing, as of the date hereof, of all patents, registered trademarks and copyrights, and applications therefor, of each of the Credit Parties and each of their Subsidiaries as of the Closing Date.  Except as created or permitted under the Loan Documents, no Lien exists with respect to the interest of any Credit Party or any of its Subsidiaries in any such patents, registered trademarks or copyrights or applications therefor, and no Credit Party or any of its Subsidiaries has transferred or subordinated any interest it may have in such patents, registered trademarks and copyrights and applications therefor.  The Borrowers shall, from time to time as necessary, deliver to the Administrative Agent  an updated Schedule 5.23 to this Agreement, together with a certificate of a Responsible Officer of the Borrower certifying that the information set forth on such schedule is true, correct and complete as of such date, which schedule may be used to prepare additional Security Agreements, if necessary.

5.24         Acquisition Documents.  The Acquisition Documents, copies of all of which have been delivered to the Administrative Agent, are true and correct copies thereof and together comprise full and complete copies of all agreements among the parties thereto, with respect to the transactions contemplated by such Acquisition Documents, and there are no oral agreements or understandings not contained therein relating to or modifying the substance thereof.  The Acquisition Documents are in full force and effect and have not been further amended, terminated, rescinded or withdrawn, and no material provision has been waived by any party thereto.  Each of the Acquisition Documents constitutes the valid and binding obligation of the Canadian Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and other laws affecting creditors’ rights generally and by general principles of equity.  No Borrower has knowledge that any of the representations and warranties made by it in any of the Acquisition Documents were not true and correct in all material respects on and as of the date given or, except as consented to by the Agent in writing or otherwise disclosed in writing to the Administrative Agent prior to the Closing Date, that any of the material terms thereof have been modified, amended or waived.

6.                                       Affirmative Covenants.

Until the Commitments have expired or been terminated and the Obligations shall have been paid in full and all Letters of Credit shall have expired or terminated, each Credit Party executing this Agreement covenants and agrees, jointly and severally with all of the Credit Parties, to perform and observe (and cause each of its Subsidiaries to perform and observe) each and all of the following covenants and agreements:

6.1           Businesses and Properties.  At all times: (a) do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated, provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4; (c) comply in all material respects with all Legal Requirements applicable to the operation of such businesses whether now in effect or hereafter enacted (including without limitation, all Legal Requirements relating to public and employee health and safety and all Environmental Laws) and with any and all other Legal Requirements; and (d) keep and maintain all Property material to the conduct of such businesses in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all necessary repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

6.2           Taxes.  Pay and discharge promptly when due (giving effect to all extensions of time permitted by the applicable Governmental Authority) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any part thereof (except as otherwise permitted by Section 7.2 hereof), unless being contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be immediately paid upon commencement of any procedure or proceeding to foreclose any of such Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Administrative Agent , is delivered to the Administrative Agent  for the ratable benefit of the Lenders in an amount no less than such contested amounts.

6.3           Financial Statements and Information.  Furnish to the Administrative Agent  each of the following:

(a)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Credit Parties, Annual Audited Financial Statements of the Credit Parties and their Subsidiaries;

(b)           as soon as available and in any event within thirty (30) days after the end of each calendar month, Monthly Unaudited Financial Statements of the Credit Parties and their Subsidiaries;

(c)           concurrently with the financial statements provided for in Subsections 6.3(a) and 6.3(b) hereof, (1) an Officer’s Certificate, signed by a Responsible Officer of the applicable Credit Party, and (2) if applicable, a written certificate in Proper Form, identifying each Subsidiary which is otherwise required by the provisions of Section 6.10 hereof to become a Guarantor at the request of the Administrative Agent , but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Guarantor, signed by a Responsible Officer of the applicable Credit Party;

(d)           as soon as available and in any event within five (5) Business Days after the date of issuance thereof (if any such audit report or management letter is ever issued), any (1) interim or special audit report made by independent accountants of the books of the Credit Parties or any of their Subsidiaries or (2) management letter prepared by the independent public accountants who reported on the financial statements provided for in Subsection 6.3(a) above, with respect to the internal audit and financial controls of the Credit Parties and their Subsidiaries;

(e)           as soon as available and in any event within twenty (20) days after the end of each calendar month, (1) an Accounts report in a form as may be reasonably required or requested by the Administrative Agent  setting forth the sales, collections and total customer debits and credits for the US Borrower and its Domestic Subsidiaries, on a Consolidated and consolidating basis, for such month, certified by a Responsible Officer of the US Borrower, and (2) an Accounts report in a form as may be reasonably required or requested by the Administrative Agent  setting forth the sales, collections and total customer debits and credits for the Canadian Borrower and its Canadian Subsidiaries, on a Consolidated and consolidating basis, for such month, certified by a Responsible Officer of the Canadian Borrower; provided, however, that when Aggregate Availability is less than $15,000,000 for ten (10) consecutive Business Days, such Accounts report shall be furnished weekly within three (3) Business Days after the end of each week, and such weekly reporting shall remain in effect thereafter until Aggregate Availability is $15,000,000 or greater for thirty (30) consecutive days;

(f)            as soon as available and in any event within twenty (20) days after the end of each calendar month, (1) an Inventory Designation Report with regard to the US Borrower and its Domestic Subsidiaries in the form of Exhibit G, and (2) an Inventory Designation Report with regard to the Canadian Borrower and its Canadian Subsidiaries;

(g)           as soon as available and in any event within twenty (20) days after the end of each calendar month, (1) Account agings and reconciliations, accounts payable agings and reconciliations, lockbox statements and all other schedules, computations and other information, all in reasonable detail, as may be reasonably required or requested by the Administrative Agent with regard to the US Borrower and its Domestic Subsidiaries, all certified by a Responsible Officer of the US Borrower, and (2) Account agings and reconciliations, accounts payable agings and reconciliations, lockbox statements and all other schedules, computations and other information, all in reasonable detail, as may be reasonably required or requested by the Administrative Agent with regard to the Canadian Borrower and its Canadian Subsidiaries, all certified by a Responsible Officer of the Canadian Borrower;

(h)           as soon as available and in any event within twenty (20) days after the end of each calendar month, (1) a Borrowing Base Compliance Certificate for the US Borrowing Base, signed by a Responsible Officer of the US Borrower in the form attached hereto as Exhibit F, and (2) a Borrowing Base Compliance Certificate for the Canadian Borrowing Base, signed by a Responsible Officer of the Canadian Borrower in the form attached hereto as Exhibit F;

(i)            as soon as available and in any event within thirty (30) days prior to the commencement of each fiscal year of the Credit Parties, management-prepared Consolidated financial projections of the Credit Parties and their Subsidiaries for the immediately following three (3) fiscal years (setting forth such projections on both an annual basis and on a monthly basis for the upcoming fiscal year and on an annual basis only for the two (2) fiscal years thereafter), such projections to be prepared and submitted in such format and detail as reasonably requested by the Administrative Agent ; and

(j)            such other information relating to the financial condition, operations and business affairs of any Credit Party or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent .

The Administrative Agent  reserves the right to require information required to be delivered in Sections 6.3(e)-(h) as frequently as weekly at any time an Event of Default does not exist based on the Administrative Agent ‘s Permitted Discretion or more frequently at any time Event of Default exists.

6.4           Inspections; Field Examinations; Appraisals and Physical Counts.

(a)           Upon reasonable notice (which may be telephonic notice), at all reasonable times and as often as the Administrative Agent  may request, permit any authorized representative designated by the Administrative Agent, including without limitation, any consultant engaged by the Administrative Agent, together with any authorized representatives of any Lender desiring to accompany the Administrative Agent, to visit and inspect the Properties and financial records of the Credit Parties and to make extracts from such financial records and permit any authorized representative designated by the Administrative Agent (together with any accompanying representatives of any Lender) to discuss the affairs, finances and condition of the Credit Parties with any Responsible Officer and the Credit Parties’ independent public accountants, as applicable.  The Administrative Agent agrees that it shall schedule any meeting with any such independent public accountant through the applicable Borrower, and a Responsible Officer of the applicable Borrower shall have the right to be present at any such meeting.

(b)           The Administrative Agent and any consultant of the Administrative Agent shall each have the right to examine (and any authorized representatives of any Lender shall have the right to accompany the Administrative Agent during any such examination), as often as the Administrative Agent may request, the existence and condition of the Accounts, books and records of any Borrower and its Subsidiaries and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents, subject to governmental confidentiality requirements. The Administrative Agent shall also have the right to verify with any and all customers of any Borrower and its Subsidiaries the existence and condition of the Accounts, as often as the Administrative Agent may require, without prior notice to or consent of any Borrower or any of its Subsidiaries.  Without in any way limiting the foregoing, the Administrative Agent shall have the right to (i) conduct field examinations of any Borrower and its Subsidiaries operations at such Borrower’s expense as often as the Administrative Agent may request and (ii) to order and obtain an appraisal of the Inventory, the Equipment and/or the Real Estate, as applicable, of the applicable Borrower and its Subsidiaries by an appraisal firm satisfactory to the Administrative Agent as often as the Administrative Agent may request.  Without in any way limiting the foregoing, each of the Borrowers agrees to cooperate and to cause its Subsidiaries to cooperate in all respects with the Administrative Agent and its representatives and consultants in connection with any and all inspections, examinations and other actions taken by the Administrative Agent or any of its representatives or consultants pursuant to this Section 6.4.  Each Borrower hereby agrees to promptly pay, upon demand by the Administrative Agent (or the applicable Lender, if appropriate), any and all fees and expenses incurred by the Administrative Agent or any Lender in connection with any inspection, examination, appraisal or review permitted by the terms of this Section 6.4; provided, however, that so long as no Default or Event of Default is continuing, each Borrower shall only be obligated to pay for (x) two field examinations during of such Borrower’s books and records, etc. during each consecutive 12-month period (limited to the prevailing rate then charged for field examinations, which is initially anticipated to be $850.00 per day per examiner, plus all out-of-pocket expenses of the Administrative Agent related to such filed examinations), (y) one Inventory appraisal of such Borrower’s Inventory during each consecutive 12-month period, and (z) one Equipment appraisal of the US Credit Parties’ Equipment and one Real Estate appraisal of all real property then included within Eligible Real Estate during any consecutive 12-month period, but only if the US Borrower has elected the reappraisal option for the applicable annual Equipment and Real Estate Annual Adjustments (other than the initial field examinations and appraisals for any Accounts, Equipment and/or Inventory acquired through an acquisition or other Investment permitted under the terms of this agreement, it being agreed that the applicable Borrower shall be obligated to pay for each such initial field examination and/or appraisal, as applicable, conducted with respect to each such acquisition or Investment); provided further, however, that the Borrowers shall only be obligated to pay or reimburse such fees and expenses of any Lender other than the Administrative Agent to the extent incurred by such Lender after the occurrence of any Default or Event of Default which has not been cured to the satisfaction of the Administrative Agent or waived in writing by the Administrative Agent and the Required Lenders.

6.5           Further Assurances.  Upon request by the Administrative Agent, promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent to (a) cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of any of the Credit Parties’ agreements set forth in the Loan Documents or so intended to be, (b) to carry out the provisions and purposes of this Agreement an the other Loan Documents, and (c) grant, preserve, protect and perfect the first priority Liens created or intended to be created by the Security Documents in the Collateral.

6.6           Books and Records.  Maintain financial records and books in accordance with accepted financial practice and GAAP.

6.7           Insurance.

(a)           Keep its insurable Properties adequately insured at all times by financially sound and reputable insurers.

(b)           Maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage and employee liability, as is customary with companies similarly situated and in the same or similar businesses, provided, however, that such insurance shall insure the Property of the applicable Borrower and each of its Subsidiaries against all risk of physical damage, including without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Administrative Agent, but in no event at any time in an amount less than the replacement value of the Collateral.

(c)           Maintain in full force and effect worker’s compensation coverage and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any Properties owned, occupied or controlled by the applicable Borrower or any of its Subsidiaries, in such amounts as the Administrative Agent shall reasonably deem necessary.

(d)           Maintain such other insurance as may be required by law or as may be reasonably requested by the Administrative Agent for purposes of assuring compliance with this Section 6.7.

All insurance covering tangible personal Property subject to a Lien in favor of the Applicable Agent for the benefit of the Lenders granted pursuant to the Security Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Applicable Agent and shall further provide for at least 30 days’ prior written notice to the Applicable Agent of the cancellation or substantial modification thereof.

6.8           Employee Benefit Programs.

(a)           At all times, except where a failure to comply with any of the following, individually or in the aggregate, would or could reasonably be expected to result in a material obligation or liability of any Credit Party: (i) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA; (ii) immediately upon acquiring knowledge of (1) any Reportable Event in connection with any Plan for which no administrative or statutory exemption exists or (2) any Prohibited Transaction in connection with any Plan, that could result in the imposition of material damages or a material excise tax on the US Borrower or any Subsidiary thereof, furnish the Administrative Agent a statement executed by a Responsible Officer of the US Borrower or such Subsidiary setting forth the details thereof and the action which the US Borrower or any such Subsidiary proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto; (iii) notify the Administrative Agent promptly upon receipt by the US Borrower or any Subsidiary thereof of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan by the PBGC and furnish the Administrative Agent with copies of such notice; (iv) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC; (v) furnish the Administrative Agent with copies of the annual report for each Plan filed with the Internal Revenue Service not later than ten (10) days after the Administrative Agent requests such report; (vi) furnish the Administrative Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be; and (vii) pay when due all installment contributions required under Section 302 of ERISA or Section 412 of the Code or within 10 days of a failure to make any such required contributions when due furnish the Administrative Agent with written notice of such failure.

(b)           For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Canadian Credit Party will, and will cause each of its Subsidiaries to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(c)           All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Canadian Credit Party and each Subsidiary of each Canadian Credit Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(d)           The Canadian Credit Parties shall deliver to the Administrative Agent (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Canadian Credit Party or any Subsidiary of any Canadian Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within thirty (30) days of any increases having a cost to one or more of the Canadian Credit Parties and their Subsidiaries in excess of $50,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Credit Party was not previously contributing; and (iv) notification within thirty (30) days of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan or a Canadian Benefit Plan.

6.9           Use of Proceeds.  Subject to the terms and conditions contained herein, use the proceeds of the Loans for (a) financing ongoing working capital needs of any Borrower and its Subsidiaries not otherwise prohibited herein, including without limitation, the issuance of Letters of Credit for the account of any Borrower or any of its Subsidiaries in accordance with and subject to the terms of this Agreement; (b) general corporate purposes of any Borrower or any of its Subsidiaries in the ordinary course of business not otherwise prohibited herein; (c) payment of the applicable Obligations, as provided in this Agreement; (d) financing purchases and acquisitions permitted to be made by the applicable Borrower under the terms of Section 7.4(e)(9), including without limitation, the Acquisition; and (e) financing dividends and distributions permitted to be made by the applicable Borrower under the terms of Section 7.11;  provided, that no proceeds of any Loan shall be used (w) for the purpose of purchasing or carrying directly or indirectly any margin stock as defined in Regulation U (“Reg U”) of the Board of Governors of the Federal Reserve System, (x) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such margin stock, (y) for any other purpose which would cause such Loan to be a “purpose credit” within the meaning of Reg U and (z) for any purpose which would constitute a violation of Reg U or of Regulations G, T or X of the Board of Governors of the Federal Reserve System or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time.

6.10         Guarantors, Joinder Agreements.  Promptly inform the Administrative Agent of the creation or acquisition of any Subsidiary of any Credit Party or the commencement of any business operations by any Inactive Subsidiary after the Closing Date and, within thirty (30) days after the written request of the Administrative Agent delivered in accordance with Section 10.2 below, cause (a) each such Subsidiary that is a Domestic Subsidiary to become a Guarantor of the Obligations by execution and delivery to the Administrative Agent, for the ratable benefit of the Lenders, of a Guaranty or a Joinder Agreement (if a Joinder Agreement is requested by the Administrative Agent in lieu of a Guaranty), (b) each such Subsidiary that is a Canadian Subsidiary to become a Guarantor of the Canadian Obligations  by execution and delivery to the Canadian Administrative Agent, for the ratable benefit of the Canadian Lenders, of a Guaranty or a Joinder Agreement (if a Joinder Agreement is requested by the Administrative Agent in lieu of a Guaranty), (c) a first priority perfected security interest (pari passu with a first priority security interest securing the Term Loan

Debt in accordance with and subject to the terms of the Intercreditor Agreement) securing the Obligations to be granted to the US Collateral Agent in all of the Equity Interests of each such Domestic Subsidiary owned by any US Credit Party or any of its other Subsidiaries if such newly acquired or created Subsidiary or previously Inactive Subsidiary is a Domestic Subsidiary, or if such newly acquired or created Subsidiary or previously Inactive Subsidiary is not a Domestic Subsidiary, then not more than sixty-five percent (65%) of all issued and outstanding Equity Interests of such Subsidiary shall be pledged as Collateral to the US Collateral Agent by each applicable US Credit Party pursuant to the foregoing pledge requirement for Equity Interests, (d) a first priority perfected security interest securing the Canadian Obligations to be granted to the Canadian Collateral Agent in all of the Equity Interests of each such Canadian Subsidiary owned by any Canadian Credit Party or any of its other Subsidiaries, (e) cause each such Subsidiary that is a Domestic Subsidiary to grant to the US Collateral Agent a security interest securing the Obligations that is pari passu with a first priority security interest securing the Term Loan Debt in accordance with and subject to the terms of the Intercreditor Agreement (subject only to (i) Liens permitted under Sections 7.2(b) and (e) as to Accounts and Permitted Investment Securities which do not have priority over the Lien of the US Collateral Agent, (ii) Liens permitted under Section 7.2 as to all other Collateral which do not have priority over the Lien of the US Collateral Agent, and (iii) purchase money Liens existing as of the date of acquisition by the US Borrower or any other Domestic Subsidiary of the US Borrower of such newly acquired Subsidiary, if applicable) in all Accounts, Inventory, Equipment, general intangibles and other tangible and intangible personal Property and all real Property owned at any time by such Subsidiary and all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents), (f) cause each such Subsidiary that is a Canadian Subsidiary to grant to the Canadian Collateral Agent a security interest securing the Canadian Obligations (subject only to (i) Liens permitted under Sections 7.2(b) and (e) as to Accounts and Permitted Investment Securities which do not have priority over the Lien of the Canadian Collateral Agent, (ii) Liens permitted under Section 7.2 as to all other Collateral which do not have priority over the Lien of the Canadian Collateral Agent, and (iii) purchase money Liens existing as of the date of acquisition by the Canadian Borrower or any other Canadian Subsidiary of the Canadian Borrower of such newly acquired Subsidiary, if applicable) in all Accounts, Inventory, Equipment, general intangibles and other tangible and intangible personal Property and all real Property owned at any time by such Subsidiary and all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents), and (g) cause such Subsidiary to deliver to the Agent such related certificates, legal opinions and documents (including Organizational Documents) as the Agent may reasonably require; provided, however, that any Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary shall not be required to become a Guarantor or grant any Liens hereunder.  To the extent reasonably feasible, all of the foregoing requirements shall be affected by the execution and delivery of a Joinder Agreement in a form acceptable to the Applicable Agent.

6.11         Notice of Events.   Notify the Administrative Agent within one (1) Business Day after any Responsible Officer of any of the Credit Parties acquires knowledge of the occurrence of, or if any of the Credit Parties causes or intends to cause, as the case may be, any of the following: (i) the institution of any lawsuit, administrative proceeding or investigation affecting any Credit Party or any of its Subsidiaries, including without limitation, any audit by the Internal Revenue Service or the Canada Revenue Agency, the adverse determination under which could reasonably be expected to have a Material Adverse Effect; (ii) any development or change in the business or affairs of any

Credit Party or any of its Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of any of the Credit Parties, a Material Adverse Effect; (iii) any Event of Default or Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the applicable Borrower of the steps being taken to cure the effect of such Event of Default or Default; (iv) the occurrence of a default or event of default by any Credit Party or any of its Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; (v) any material violation by, or investigation of any Credit Party or any of its Subsidiaries in connection with any actual or alleged material violation of any Legal Requirement imposed by the Environmental Protection Agency, the Occupational Safety and Health Administration or any other Governmental Authority which has or is likely to have, in the reasonable judgment of any Responsible Officer of any Credit Party, a Material Adverse Effect; (vi) any significant change in the accuracy of any material representations and warranties of any Credit Party or any of its Subsidiaries in this Agreement or any other Loan Document (including without limitation, the representations and warranties in Section 5.20(b)); (vii) the delivery of any written notice of default or event of default to any US Credit Party by any representative or holder of any Term Loan Debt; (viii) any amendment or modification of the Term Loan Debt Documents, such notice to be accompanied by copies of the actual amendment or modification documents; and (ix) any of the following: (1) the occurrence of a Reportable Event with respect to any Plan; (2) the institution of any steps by the US Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (3) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan; (4) a Prohibited Transaction in connection with any Plan; (5) any material increase in the contingent liability of the US Borrower or any Subsidiary of the US Borrower with respect to any post-retirement welfare liability; or (6) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

6.12         Environmental Matters.  Without limiting the generality of Section 6.1(c) hereof, (a) comply in all material respects with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law, or Environmental Permit; (b) obtain and maintain in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of its business; and (c) keep its Property free of any Environmental Claims or Environmental Liabilities, other than Environmental Claims or Environmental Liabilities, contingent or otherwise, disclosed in Schedule 5.17 attached hereto or any of the environmental assessments or studies described in Schedule 5.17 attached hereto.  In the event that any Credit Party or any of its Subsidiaries receives any demand or claim from any Person, including without limitation, any Governmental Authority, asserting the liability of any Credit Party or any of its Subsidiaries as a result of any Environmental Liabilities or requesting or requiring that any Environmental Liabilities be remediated by any Credit Party or any of its Subsidiaries, such Credit Party agrees to promptly take action and thereafter diligently pursue the same to completion in a manner necessary to cause the applicable Environmental Liabilities to be remediated as soon as reasonably possible in accordance with all applicable Requirements of Environmental Law.  Each Credit Party, jointly and severally with all other Credit Parties, hereby indemnifies and agrees to hold the Agents and the Lenders harmless from and against any and all liability, loss, damage, suit, action or proceeding arising out of its respective business or the business of any of its Subsidiaries, pertaining to any Environmental Liabilities, including without limitation, claims of any Governmental Authority or any other Person arising under any Requirement of Environmental Law; provided, that the foregoing indemnity shall not apply to the extent, but only to the extent the applicable liability, loss, damage, suit, action or proceeding is caused by the willful misconduct, knowing and willful breach of any Loan Document or gross negligence of the party seeking indemnification.

6.13         End of Fiscal Year.  Cause each of its fiscal years to end on June 30th of the applicable year.

6.14         Pay Obligations and Perform Other Covenants.  Make full and timely payment of the Obligations for which such Credit Party is obligated and liable, whether now existing or hereafter arising, as and when due and payable, duly comply with all of the terms and covenants contained in this Agreement and in each of the other applicable Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation statements and the making of other filings by the Applicable Agent as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (pari passu with the first priority Liens securing the Term Loan Debt in accordance with and subject to the terms of the Intercreditor Agreement with respect to the US Collateral, and subject only to the Liens expressly permitted by Section 7.2 hereof with respect to all Collateral) and supply all information to the Applicable Agent necessary for such maintenance.

6.15         Cash Dominion; Collection and Application of Accounts.

(a)           At the applicable Borrower’s own cost and expense, arrange (and cause each of its Subsidiaries to arrange) for remittances on all Accounts to be made (i) directly to one or more lockboxes designated by the Applicable Agent under the terms of the applicable Lockbox Agreement, or (ii) in such other manner as the Administrative Agent may direct.  Unless the procedures discussed in Section 6.15(b) below are then in effect, and in any event, at all times that no Revolving Loans and Letter of Credit Exposure Amount are outstanding, (1) the proceeds of all Accounts collected through such lockboxes or any other manner shall not be required to be remitted to the Applicable Agent for application to the applicable Revolving Loans and for other disbursements approved by the Applicable Agent as set forth in Section 6.15(b) below, but instead shall be available for unrestricted use by the applicable Borrower (or its respective Subsidiary), subject to the other terms of this Agreement (including without limitation, the negative covenants of Article 7), so long as any collected cash proceeds not applied against the applicable Obligations or otherwise utilized as permitted hereby, remain pledged as Collateral hereunder (i.e., invested as Permitted Investment Securities or held in JPMorgan or JPMorgan Canada, as applicable, deposit accounts or other accounts covered by a Tri-Party Agreement) and (2) the Applicable Agent shall not cause any funds then available in any deposit account covered by any Tri-Party Agreement evidencing control for purposes of perfection of such Collateral Agent’s Lien (as opposed to facilitating the collection of Accounts) to be transferred or paid to the Applicable Agent for any purpose.

(b)           If (i) a Default or Event of Default shall occur, (ii) average Aggregate Availability during any consecutive thirty (30) day period shall be less than $20,000,000, or (iii)

Aggregate Availability shall be less than $15,000,000 at any time, then all remittances on all Accounts processed through the lockboxes and received by the Applicable Agent in accordance with Section 6.15(a) shall at all times thereafter be promptly deposited in one or more controlled disbursement or other accounts designated by the Applicable Agent, subject to withdrawal by the Applicable Agent only, as hereinafter provided and in connection therewith, the Applicable Agent and JPMorgan or JPMorgan Canada, as applicable, are irrevocably authorized to cause all remittances on all Accounts received by the Applicable Agent or JPMorgan or JPMorgan Canada, as applicable, from whatever means, whether pursuant to the applicable Lockbox Agreement, any Tri-Party Agreement or otherwise, to be promptly deposited in such account or accounts designated by the Applicable Agent.  All remittances and payments that are deposited and received by any Applicable Agent in accordance with the foregoing provisions of this Section 6.15(b) will be applied by such Agent on the same day received (or on the next Business Day in the case of remittances and payments received after 11:00 a.m.) to reduce the outstanding balance of the applicable Revolving Loans, subject to the continued accrual of interest for one (1) Business Day (or two Business Days in the case of remittances and payments received after 11:00 a.m.) on the applicable Revolving Loan balances paid by such remittances and payments and in any event subject to final collection in cash of the item deposited.

(c)           Once the procedures described in Section 6.15(b) above are implemented in accordance with the terms thereof, such procedures shall continue in effect at all times thereafter unless and until (i) the applicable Default or Event of Default shall have been cured to the satisfaction of the Agent, or (ii) average Aggregate Availability during any subsequent thirty (30) day consecutive day period is greater than $30,000,000, as the case may be.

(d)           Notwithstanding any provision to the contrary in this Section 6.15, neither  Borrower nor any of its respective Subsidiaries shall be permitted to have from time to time local depository accounts maintained with financial institutions other than JPMorgan or JPMorgan Canada, as applicable, for local remittances, payroll, trust and escrow services of the applicable Borrower and its respective Subsidiaries in the ordinary course of business, with not more than $500,000 in the aggregate being permitted to be held in all such local depository or remittance accounts at any one time, provided in each case all such accounts remain subject to a Tri-Party Agreement and which such permitted amounts in such accounts shall not be subject to periodic sweeps to a controlled disbursement account with the Applicable Agent unless an Event of Default then exists.

(e)           As long as the procedures implemented under Section 6.15(b) above are in effect and are continuing, and except as otherwise permitted under Section 6.15(d) above, each Borrower and its respective Subsidiaries shall cause all payments, if any, received by such Borrower or any of its Subsidiaries on account of Accounts which are not forwarded directly to the above-described lockbox(es) or accounts (whether in the form of cash, checks, notes, drafts, bills of exchanges, money orders or otherwise) to be promptly deposited in the form received (but with any endorsements of such Borrower or its applicable Subsidiary necessary for deposit or collection) in the account or accounts designated by the Applicable Agent in accordance with the provisions of Section 6.15(a) above.

6.16         Accounts and Other Collateral Matters.   Maintain books and records pertaining to the respective Collateral owned by any Credit Party in detail, form and scope as the Administrative Agent shall reasonably require. Each Credit Party will, promptly after any of its Responsible Officers learns thereof, report to the Administrative Agent any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters materially affecting the value, enforceability or collectibility of any of the Collateral.  If any amount payable under or in connection with any Account is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code, such promissory note or instrument shall be promptly pledged, endorsed, assigned and delivered to the Administrative Agent as additional Collateral if the original principal amount of such promissory note or instrument is $50,000 or greater.  No Credit Party shall redate, or allow any of its Subsidiaries to redate, any invoice or sale or without written notice to the Administrative Agent, make or allow to be made sales on extended dating beyond that customary in the industry. No Credit Party nor any of its Subsidiaries shall be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

6.17         Agreements.  Promptly after Administrative Agent’s request, the Borrower shall deliver or cause to be delivered to the Administrative Agent copies of all material employment agreements, management fee agreements, tax sharing agreements, loan agreements, notes and other documentation evidencing any Indebtedness of any Credit Party or any of its Subsidiaries which the Administrative Agent may request.

6.18         Canadian Borrower Merger.  On the Closing Date, (a) the Canadian Borrower shall be amalgamated with Holdco and the Target, with the amalgamated entity to be named “Kane Veterinary Supplies Ltd.” and be a wholly-owned Subsidiary of the US Borrower (the “Canadian Borrower Merger”), with such entity thereafter being deemed to be the Canadian Borrower for purposes of this Agreement and all other Loan Documents, and (b) such amalgamated entity shall cause each of the following items to be delivered to the Applicable Agent, in Proper Form:

(a)           a Joinder Agreement executed by such amalgamated entity in favor of the Canadian Administrative Agent, whereby such amalgamated entity confirms that it has become the Canadian Borrower and joins in the execution and delivery of this Agreement, the applicable Security Documents and all other Loan Documents executed by the Canadian Borrower;

(b)           a Security Agreement executed by such amalgamated entity in favor of the Canadian Administrative Agent covering all trademarks then owned by such amalgamated entity;

(c)           one or more Tri-Party Agreements in favor of the Canadian Collateral Agent covering all of the deposit accounts then maintained by such amalgamated entity;

(d)           a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of such amalgamated entity dated as of the date of the Canadian Borrower Merger, authorizing (i) such amalgamated entity to enter into all transactions contemplated under the terms of the above-described Joinder Agreement and Security Agreement, and (ii) the delivery by such amalgamated entity of such Joinder Agreement, Security Agreement and all other Loan Documents to be executed and delivered by such amalgamated entity as of the date of the Canadian Borrower Merger;

(e)           one copy of each of the documents reasonably required by the Administrative Agent to evidence the consummation of the Canadian Borrower Merger, together with reasonably acceptable evidence that all material consents, approvals and filings required by any Governmental Authority in connection with the Canadian Borrower Merger have been obtained and made;

(f)            evidence that all legal matters in connection with the Canadian Borrower Merger are satisfactory to the Administrative Agent in its sole reasonable discretion;

(g)           a legal opinion from Blake, Cassels & Graydon, LLP, the independent counsel for the Canadian Credit Parties, dated as of the date of the Canadian Borrower Merger, addressed to the Canadian Administrative Agent and acceptable in all respects to the Canadian Administrative Agent in its sole reasonable discretion;

(h)           payoff letters and other documents, all in Proper Form, as may be reasonably required by the Canadian Administrative Agent to grant to the Canadian Collateral Agent, for the ratable benefit of the Canadian Lenders, a valid, perfected and enforceable first priority Lien on and security interest in the Canadian Collateral owned by the Target (subject only to the Liens permitted under Section 7.2 hereof);

(i)            distribution by such amalgamated entity to the US Borrower of all issued and outstanding Equity Interests of Rogz, Inc., a Missouri corporation (“Rogz”), so as to cause Rogz to be a direct Subsidiary of the US Borrower;

(j)            a Joinder Agreement executed by Rogz in favor of the Administrative Agent, whereby Rogz becomes a US Credit Party and Guarantor and joins in the execution and delivery of this Agreement, a Guaranty, the applicable Security Documents executed by the Domestic Subsidiaries and the Contribution Agreement;

(k)           one or more Tri-Party Agreements in favor of the US Collateral Agent covering all of the deposit accounts then maintained by Rogz;

(l)            a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of Rogz dated as of the date of the Canadian Borrower Merger, authorizing (i) Rogz entity to enter into all transactions contemplated under the terms of the above-described Joinder Agreement, and (ii) the delivery by Rogz of such Joinder Agreement and all other Loan Documents to be executed and delivered by Rogz as of the date of the Canadian Borrower Merger; and

(m)          payoff letters and other documents, all in Proper Form, as may be reasonably required by the Administrative Agent to grant to the US Collateral Agent, for the ratable benefit of the US Lenders, a valid, perfected and enforceable first priority Lien on and security interest in the US Collateral owned by the Rogz (subject only to the Liens permitted under Section 7.2 hereof).

7.                                       Negative Covenants.

Until the Revolving Credit Commitments have expired or been terminated and the Obligations shall have been paid in full and all Letters of Credit shall have expired or terminated, each Credit Party executing this Agreement covenants and agrees, jointly and severally with all of the Credit Parties, that it will not do (and will not suffer or permit any of its Subsidiaries, if any, to do) any of the following:

7.1           Indebtedness.  Create, incur, suffer or permit to exist, or assume or guarantee or become or remain liable with respect to any Indebtedness, absolute, contingent, or otherwise, except the following:

(a)           Indebtedness to the Lenders and the Agents pursuant hereto;

(b)           Indebtedness secured by Liens permitted by Section 7.2 hereof;

(c)           Purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the consolidated balance sheet of the Borrowers and their Subsidiaries) incurred to finance Capital Expenditures (to the extent otherwise permitted hereunder);

(d)           The Term Loan Debt, with no renewals, extensions or increases of any thereof being permitted (other than “payments-in-kind” of accrued and unpaid interest), unless the same has been approved in writing by the Administrative Agent and the Required Lenders or the same is expressly permitted under the terms of the Intercreditor Agreement;

(e)           Other liabilities or Indebtedness existing on the date of this Agreement and set forth on Schedule 5.16 attached hereto;

(f)            Current accounts payable and unsecured current liabilities (including current accrued expenses), not the result of borrowings, to vendors, suppliers, landlords, lessors and persons providing services, for expenditures on ordinary trade terms for goods and services normally required by the applicable Borrower or any of its Subsidiaries in the ordinary course of business;

(g)           Indebtedness of any Guarantor of the US Obligations to the US Borrower or to any other Guarantor of the US Obligations, or the Indebtedness of the US Borrower to any Guarantor of the US Obligations, or Indebtedness of any Guarantor of the Canadian Obligations to the Canadian Borrower or to any other Guarantor of the Canadian Obligations, or the Indebtedness of the Canadian Borrower to any Guarantor of the Canadian Obligations, provided that none of the foregoing Indebtedness may be cancelled, compromised or otherwise discounted in any respect without the written consent of the Required Lenders;

(h)           Current and deferred taxes and other assessments and governmental charges (to the extent permitted by Section 7.2(e) hereof);

(i)            Customary and prudent Hedging Obligations entered into in the ordinary course of business with any Agent, any Lender or any of their respective Affiliates for the sole purpose of protecting the applicable Borrower and its Subsidiaries against fluctuations in interest rates, currency exchange rates and similar risks, so long as such Hedging Obligations are not speculative in nature and are incurred in the normal course of business and consistent with industry practices;

(j)            Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Sections 7.1(c) and 7.1(e) hereof;

(k)           Contingent Liabilities permitted pursuant to Section 7.3;

(l)            Indebtedness arising under any performance or surety bond entered in the ordinary course of business;

(m)          Unsecured Indebtedness assumed, acquired or incurred pursuant to any acquisition permitted under Section 7.4(e)(7), provided, that (1) all such Indebtedness constitutes Subordinated Indebtedness, and (2) the aggregate principal amount of all such Indebtedness assumed, acquired or incurred, together with the cash purchase price paid, in connection with all such acquisitions permitted under Section 7.4(e)(9) does not exceed in the aggregate during the period from the Closing Date through the Revolving Credit Termination Date the applicable aggregate consideration limits set forth in Section 7.4(e)(9);

(n)           Indebtedness incurred to finance the purchase or maintenance of publicly-tradable securities owned by any Credit Party, so long as (1) such Indebtedness is secured by all such securities, (2) such Indebtedness does not exceed $500,000 in the aggregate at any one time outstanding, and (3) Aggregate Availability is $15,000,000 or greater at all times for the 90-day period prior to such purchase or acquisition and immediately after giving effect to the applicable down payment for such securities then being acquired; and

(o)           Other Indebtedness in an aggregate amount not to exceed at any one time outstanding the difference between $3,000,000 and the principal amount of Indebtedness then outstanding and permitted under Section 7.1(n).

The Agents, the Lenders and each Credit Party agree that, notwithstanding anything contained in Section 7.1(g) or in any other provision contained in this Agreement which may appear to be to the contrary, the payment of any and all Indebtedness permitted by Sections 7.1(g) hereof, including without limitation, all Indebtedness now or hereafter outstanding and owing by any Credit Party to another Credit Party under the Contribution Agreement (together with any and all Liens from time to time securing the same as permitted by Section 7.2(i) hereof), is hereby made and at all times hereafter shall be inferior and subordinate in all respects to the Obligations from time to time owing to any Agent or any Lender pursuant hereto and to any Lien against any Collateral from time to time now or hereafter securing any of such Obligations pursuant to the terms hereof and the Security Documents.  Additionally, the Agents, the Lenders and each Credit Party agree that, notwithstanding anything contained in any provision of this Agreement, any and all contractual, statutory or constitutional Liens which may now or hereafter held by any Borrower against any Property of any of such Borrower’s Subsidiaries as a result of any intercompany lease or sublease by such Borrower to any of its Subsidiaries of any real Property owned or leased by such Borrower are, and at all times hereafter shall be, inferior and subordinate in all respects to any Lien now or hereafter held by the Applicable Agent, for the ratable benefit of the applicable Lenders, against any Collateral as security for any of the Obligations pursuant to the terms hereof and the Security Documents.  Each of the Credit Parties agrees to execute and deliver on its own behalf, and to cause to be executed and delivered by and on behalf of any of its Subsidiaries, any and all subordination agreements, in form and content reasonably acceptable to the Administrative Agent, which the Administrative Agent may hereafter require to further evidence the subordination of the payment of the Indebtedness permitted by Section 7.1(g) above, the Liens permitted by Section 7.2(i) and any such contractual, statutory or constitutional landlord’s Liens held by any Borrower.

7.2           Liens.  Create or suffer to exist any Lien upon any of its Property (including without limitation, Equity Interests in any Credit Party’s Subsidiaries) now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that the Credit Parties and their Subsidiaries (or any of them) may create or suffer to exist:

(a)           Liens in effect on the date hereof and which are described on Schedule 7.2 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended, unless the same relate to Refinancing Indebtedness permitted by Section 7.1(e) above;

(b)           Liens against the Collateral in favor of the US Collateral Agent for the ratable benefit of the US Lenders as security for the US Obligations and the holders of the Term Loan Debt in accordance with and subject to the terms of the First Intercreditor Agreement, and Liens against the Canadian Collateral in favor of the Canadian Collateral Agent for the ratable benefit of the Canadian Lenders as security for the Canadian Obligations;

(c)           Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien described in Section 412(m) of the Code);

(d)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, vendors’ and landlords’ liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings pursued in good faith and as to which the applicable Borrower or any of its Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books adequate reserves;

(e)           Liens securing the payment of taxes, assessments and governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA), that are not delinquent, are permitted by Section 6.2 hereof, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided, however, that (1) a Reserve against the applicable Class of Availability will be established in an amount equal to the aggregate amount of any and all such federal, state or local taxes which are being diligently contested and (2) the aggregate amount of overdue taxes being diligently contested in good faith at any one time secured by such Liens shall not exceed $1,000,000;

(f)            Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(g)           Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(h)           Purchase money Liens securing the Indebtedness permitted by Section 7.1(c) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred and is continuing, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness plus accrued interest on such Indebtedness plus protective advances made by the holder of such permitted Indebtedness, and (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness;

(i)            Liens in favor of the US Borrower or any Guarantor of the US Obligations securing any Indebtedness of the US Borrower or any Guarantor of the US Obligations permitted pursuant to Sections 7.1(g) hereof, or Liens in favor of the Canadian Borrower or any Guarantor of the Canadian Obligations securing any Indebtedness of the Canadian Borrower or any Guarantor of the Canadian Obligations permitted pursuant to Sections 7.1(g) hereof;

(j)            Liens on fixed assets securing Indebtedness permitted to be assumed, acquired or incurred in connection with acquisitions permitted under Section 7.4(e)(9), provided, (i) the applicable Lien existed on the applicable Property prior to the acquisition thereof by the applicable Borrower or any Subsidiary or existed on any Property of any Person that becomes a Subsidiary of the applicable Borrower after the date hereof prior to the time such Person becomes a Subsidiary, (ii)  the applicable Lien shall not apply to any other Property of the applicable Borrower or any Subsidiary, and (iii) the applicable Lien shall secure only those obligations which it secures on the date of the applicable acquisition or the date such Person becomes a Subsidiary, as the case may be;

(k)           Liens consisting of bankers’ liens and rights of setoff, but only to the extent permitted under any applicable Tri-Party Agreements, and in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings; and

(l)            Liens on securities securing Indebtedness to the extent permitted in accordance with Section 7.1(n).

Provided, however, notwithstanding anything contained above in this Section 7.2 to the contrary, if any of the permitted Liens are of the type that are being contested in good faith by appropriate proceedings as to any Borrower or any of its Subsidiaries, the Indebtedness giving rise to such contested Lien(s) must be immediately paid upon commencement of any foreclosure process or proceeding with respect to such Lien(s) unless the same shall be effectively stayed or a surety bond with respect thereto (which is satisfactory in all respects to the Administrative Agent), is posted.

7.3           Contingent Liabilities.  Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:

(a)           The Obligations of each Guarantor to the Applicable Agent and the applicable Lenders under the terms of any Guaranty;

(b)           The guarantees by any US Credit Party of the Term Loan Debt;

(c)           Any Contingent Obligations of any Borrower under any Hedging Obligations permitted by Section 7.1(i) above;

(d)           The guarantees by the applicable Borrower of any Indebtedness of any other Credit Party or by any Credit Party of any Indebtedness of the applicable Borrower if such Indebtedness so guaranteed is permitted under the terms of Section 7.1 above;

(e)           Endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f)            Obligations in respect of Letters of Credit;

(g)           Agreements evidencing any Hedging Obligations to the extent permitted by Section 7.3(c); and

(h)           obligations relating to Liens permitted under Sections 7.2(c), 7(d), 7(e), 7(f) or 7(g).

7.4           Mergers, Consolidations and Dispositions and Acquisitions of Assets.  In any single transaction or series of related transactions, directly or indirectly:

(a)           Wind up its affairs, liquidate or dissolve;

(b)           Be a party to any merger, consolidation or amalgamation;

(c)           Sell, convey, lease, transfer or otherwise dispose of all or any portion of the assets (except for (1) the sale of Inventory in the ordinary course of business for fair and adequate consideration and (2) the sale of equipment, fixtures and other assets in accordance with the terms of Section 7.4(e)(5) below) of any Borrower and/or its Subsidiaries, or agree to take any such action;

(d)           Sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Equity Interests of any of its Subsidiaries or any Indebtedness or obligations of any character of any of its Subsidiaries, or permit any such Subsidiary to do so with respect to any Equity Interests of any other Subsidiary or any Indebtedness or obligations of any character of any Borrower or any of its Subsidiaries, or permit any of its Subsidiaries to issue any additional Equity Interests other than to the applicable or any wholly-owned Subsidiary of such Borrower; or

(e)           Purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any shares of Equity Interests of, or similar interest in, any Person;

provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken, so long as no Default or Event of Default then exists or would exist immediately after giving effect to the applicable event:

(1)           any Domestic Subsidiary of the US Borrower may merge or consolidate with the US Borrower or any other Domestic Subsidiary of the US Borrower, provided, that if one or more of the entities so merging or consolidating was a Guarantor of the US Obligations, and if the surviving entity is not the US Borrower or is not yet a Guarantor of the US Obligations, such surviving entity must become a US Credit Party simultaneously with such merger by executing and delivering to the Applicable Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by such Agent, appropriately completed in Proper Form;

(2)           the Canadian Borrower Merger may occur in accordance with the terms and requirements of Section 6.18, and any other Canadian Subsidiary (other than the Target) of the Canadian Borrower may merge, amalgamate or consolidate with the Canadian Borrower or any other Canadian Subsidiary of the Canadian Borrower, provided, that if one or more of the entities so merging or consolidating was a Guarantor of the Canadian Obligations, and if the surviving entity is not the Canadian Borrower or is not yet a Guarantor of the Canadian Obligations, such surviving entity must become a Canadian Credit Party simultaneously with such merger by executing and delivering to the Applicable Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by such Agent, appropriately completed in Proper Form;

(3)           any of the US Borrower’s Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to the US Borrower or any other Domestic Subsidiary of the Borrower, provided, that if the entity selling, leasing, transferring or otherwise disposing of its assets is a Guarantor of the US Obligations, and if the entity to whom the sale, lease, transfer or other disposition was made is not the US Borrower or is not yet a Guarantor of the US Obligations, such entity must become a US Credit Party simultaneously with the consummation of such lease, transfer or disposition by executing and delivering to the Applicable Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by such Agent, appropriately completed in Proper Form;

(4)           any of the Canadian Borrower’s Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to the Canadian Borrower or any other Canadian Subsidiary of the Canadian Borrower, provided, that if the entity selling, leasing, transferring or otherwise disposing of its assets is a Guarantor of the Canadian Obligations, and if the entity to whom the sale, lease, transfer or other disposition was made is not the Canadian Borrower or is not yet a Guarantor of the Canadian Obligations, such entity must become a Canadian Credit Party simultaneously with the consummation of such lease, transfer or disposition by executing and delivering to the Applicable Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by such Agent, appropriately completed in Proper Form;

(5)           any Domestic Subsidiary of the US Borrower may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by the US Borrower or a Domestic Subsidiary; provided, that if the entity dissolving or liquidating is a Guarantor of the US Obligations, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not the US Borrower or is not yet a Guarantor of the US Obligations, such entity to whom such assets are being transferred must become a US Credit Party simultaneously with the consummation of such dissolution or liquidation by executing and delivering to the Applicable Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by such Agent, appropriately completed in Proper Form;

(6)           any Canadian Subsidiary of the Canadian Borrower may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by the Canadian Borrower or a Canadian Subsidiary; provided, that if the entity dissolving or liquidating is a Guarantor of the Canadian Obligations, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not the Canadian Borrower or is not yet a Guarantor of the Canadian Obligations, such entity to whom such assets are being transferred must become a Canadian Credit Party simultaneously with the consummation of such dissolution or liquidation by executing and delivering to the Applicable Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by such Agent, appropriately completed in Proper Form;

(7)           any Borrower and its Subsidiaries may (i) sell, exchange or otherwise dispose of Permitted Investment Securities in the ordinary course of business; (ii) terminate, surrender or sublease a lease of real Property by such Borrower or any of its Subsidiaries in the ordinary course of business; (iii) sell Equipment that is obsolete, worn out or no longer needed in the business of such Borrower or any of its Subsidiaries; (iv) enter into sale-leaseback transactions relating to Property having a fair market value not to exceed $5,000,000 in the aggregate for all such Equipment sale-leaseback transactions of the Borrowers during the period from the Closing Date through the Revolving Credit Termination Date; and (v) sell any other fixed assets (including real Property, equipment and fixtures) having a fair market value not to exceed $5,000,000 in the aggregate for all such fixed-asset transactions of the Borrowers during the period from June 30, 2005 through the Revolving Credit Termination Date; provided that all proceeds of any of the foregoing (other than Section 7.4(e)(7)(ii) above) shall be paid to the Applicable Agent for application to outstanding US Obligations and Term Loan Debt, to the extent then outstanding, in accordance with the terms of the Intercreditor Agreement;

(8)                                  to the extent any Collateral is sold or otherwise disposed of as permitted by this Section 7.4, such Collateral shall be sold or otherwise disposed of free and clear of the Liens of the Security Documents and the Applicable Agent shall take such actions, including executing and filing appropriate releases, as are appropriate in connection therewith, and no approval of any of Lenders shall be required therefor;

(9)                                  any Borrower and/or any other Credit Party may purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or all or a majority of issued and outstanding shares of Equity Interests of, or similar interest in, any Person (including without limitation, the consummation of the Acquisition by the Canadian Borrower of all Equity Interests in the Target), so long as (a) immediately after giving effect to the applicable purchase or acquisition, no Default or Event of Default exists (including without limitation, the Credit Parties are in compliance with the Fixed Charge Coverage Ratio requirements of Section 7.12, tested on a pro forma basis assuming that such purchase or acquisition had occurred at the beginning of the four (4) most recent consecutive fiscal quarters of the Credit Parties ending on or immediately prior to the date of such purchase or acquisition), (b) average Availability at all times for the ninety (90)-day period prior to such purchase or acquisition, as well as Availability immediately after giving effect to the applicable purchase or acquisition, is $20,000,000 or greater, (c) the aggregate purchase price paid (including without limitation, any Indebtedness permitted to be assumed, acquired or incurred by any Borrower and/or any of its Subsidiaries in connection therewith under Section 7.1(m)) for all such purchases and acquisitions does not exceed $60,000,000 in the aggregate during the period from June 30, 2005 through the Revolving Credit Termination Date for all such other purchases and acquisitions by the Borrowers, and (d) if the purchase price paid (including without limitation, any Indebtedness permitted to be assumed, acquired or incurred by the applicable Borrower and/or any of its Subsidiaries in connection therewith under Section 7.1(m)) for the applicable purchase or acquisition exceeds $15,000,000 in the aggregate, the Required Lenders shall have consented in writing to such purchase or acquisition; and

(10)                            The Credit Parties may make Investments to the extent permitted by Section 7.7.

7.5                                 Nature of Business.  Materially change the nature of its business or enter into any business (or at any time own, directly or indirectly, a majority of the Equity Interests of any entity which is engaged in any business) which is substantially different from the business in which any of the Borrowers and its Subsidiaries are engaged in as of the Closing Date.

7.6                                 Transactions with Related Parties.  Except for any Permitted Affiliate Transactions, enter into or be a party to any other transaction, contract or agreement of any kind with any officer, director, shareholder, partner, employee or Affiliate of any Credit Party (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any such Person), unless such transaction, contract or agreement is in the ordinary course of and pursuant to the reasonable requirements of any Borrower’s or any of its Subsidiaries’ business and is made upon fair and reasonable terms and conditions not less favorable to such Person than those which could have been obtained in a comparable transaction from wholly independent and unrelated sources.

7.7                                 Investments, Loans.  Make, directly or indirectly, any loan or advance to or have any Investment in any Person, or make any commitment to make such loan, advance or Investment, except:

(a)                                  Equity Interests of any Credit Party acquired or issued in accordance with the other provisions of this Agreement, including without limitation, the provisions of Section 6.10 above, or Equity Interests of any other Subsidiary of any Credit Party with the prior written consent of the Administrative Agent;

(b)                                 Permitted Investment Securities;

(c)                                  loans otherwise permitted by the provisions of Section 7.1(g) above;

(d)                                 loans to employees of any Borrower or any Subsidiary made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding for all Borrowers at any time does not exceed $100,000;

(e)                                  Investments of the Borrowers and the other Credit Parties permitted under the terms of Section 7.4(e)(9);

(f)                                    Investments consisting of Guarantees permitted by Section 7.3(d);

(g)                                 Investments consisting of deferred payment obligations in connection with sales of assets permitted under Section 7.4(e)(5); and

(h)                                 Other Investments, including joint venture interests in non-Subsidiary entities, in the aggregate amount not to exceed $500,000, provided that such Investments have been approved by the Administrative Agent, such approval not to be unreasonably withheld if (1) the aggregate amount of such Investments does not exceed $500,000 in the aggregate during the period from the Closing Date through the Revolving Credit Termination Date, and (2) Aggregate Availability is $15,000,000 or greater at all times for the 90-day period prior to such Investment and immediately after giving effect to such Investment.

7.8                                 ERISA Compliance.

(a)                                  At any time engage in any Prohibited Transaction with respect to a Plan which could reasonably be expected to result in a material liability; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of the US Borrower or any of its Subsidiaries pursuant to ERISA.

(b)                                 Engage in any transaction in connection with which the US Borrower or any Subsidiary thereof would or could reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

(c)                                  Terminate any Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which could reasonably be expected to result in a material liability of the US Borrower or any Subsidiary thereof to the PBGC.

(d)                                 Fail to make payment when due of all amounts which, under the provisions of any Plan, the US Borrower or any Subsidiary thereof is required to pay as contributions thereto, or, with respect to any Plan, permit to exist any material “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto.

(e)                                  Adopt an amendment to any Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

7.9                                 Intentionally Deleted.

7.10                           Change in Accounting Method.  Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP, as in effect from time to time.

7.11                           Redemption, Dividends, Issuance of Equity Interests, Distributions and Restricted Payments.  At any time, other than any Permitted Affiliate Transactions:

(a)                                  Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, retire or otherwise acquire, directly or indirectly, any of its Equity Interests, any warrants or other similar instruments or set aside any amount for any such purpose;

(b)                                 Declare or pay, directly or indirectly, (i) any dividend or fund any redemption, purchase, retirement or other acquisition of its Equity Interests, except (1) dividends paid to the applicable Borrower or any Guarantor which is a direct parent of the Subsidiary paying the dividend (other than Cash Dividends to the Parent, which shall not be paid at any time), and (2) non-cash dividends paid to the holders of any Equity Interests of the applicable Borrower or the Parent in the form of additional Equity Interests of the applicable Borrower or the Parent, as applicable, or (ii) any management, consulting or monitoring fees to any Affiliate of the applicable Borrower or the Parent or any officer, director, shareholder, partner or employee of any Affiliate of the applicable Borrower or the Parent, except management or consulting fees paid to the applicable Borrower or any Guarantor (other than the Parent, to which no management or consulting fees shall be paid);

(c)                                  Issue any additional Equity Interests in the US Borrower, except for Equity Interests issued to the Parent;

(d)                                 Make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any Equity Interests except as permitted in Section 7.11(b) above;

(e)                                  Set apart any money for a sinking fund or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests; or

(f)                                    Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment or prepayment on, the Term Loan Debt or any Subordinated Indebtedness prior to the Revolving Credit Termination Date; provided that (i) regularly scheduled payments of accrued and unpaid interest (including such payments prohibited from being paid because of the existence of a Default or Event of Default when the same were otherwise due and payable) may be made on the Term Loan Debt, so long as no Default or Event of Default shall have occurred and be continuing or would otherwise occur as a result of any such payment of accrued and unpaid interest, (ii) regularly scheduled principal installments (including such payments prohibited from being paid because of the existence of a Default or Event of Default when the same were otherwise due and payable) may be made on the Term Loan Debt, so long as no Default or Event of Default shall have occurred and be continuing or would otherwise occur as a result of any such payment of regularly scheduled principal installments, (iii) annual mandatory prepayments equal to 25% of the Credit Parties’ Excess Cash Flow (as defined in the Term Loan Debt Agreement) for each fiscal year (commencing with the fiscal year ending June 30, 2008) may be made, so long as (A) immediately after giving effect to the applicable prepayment, no Default or Event of Default exists, and (B) average Aggregate Availability at all times for the sixty (60)-day period prior to such prepayment, as well as Aggregate Availability immediately after giving effect to the applicable prepayment, is $15,000,000 or greater; and (iv) voluntary prepayments of the Term Loan Debt, in whole or in part, shall be permitted so long as (A) immediately after giving effect to the applicable prepayment, no Default or Event of Default exists, and (B) any prepayments do not require or result in any prepayment fee or premium being paid (it being agreed that any of the foregoing conditions requiring that no Default or Event of Default exists or would otherwise occur as a result of the applicable payment shall include the requirement that the Credit Parties are in compliance with the Fixed Charge Coverage Ratio requirements of Section 7.12, tested on a pro forma basis assuming that the applicable payment had occurred at the beginning of the twelve (12) most recent consecutive calendar months ending on or immediately prior to the date of such payment);

provided, however that notwithstanding the foregoing, any payments, dividends or distributions on and any redemptions, purchases, retirements or other acquisitions of Equity Interests otherwise prohibited under Sections 7.11(b) or (e) shall be permitted to be made by the applicable Credit Party, so long as (1) immediately after giving effect to the applicable payment, dividend or distribution on or redemption, purchase, retirement or other acquisition of Equity Interests, no Default or Event of Default exists (including without limitation, the Credit Parties are in compliance with the Fixed Charge Coverage Ratio requirements of Section 7.12, tested on a pro forma basis assuming that payment, dividend, or distribution on or redemption, purchase, retirement or other acquisition of Equity Interests had occurred at the beginning of the twelve (12) most recent consecutive calendar months ending on or immediately prior to the date of such payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests), (2) average Aggregate Availability at all times for the ninety (90)-day period prior to such payment, dividend or distribution on or redemption, purchase, retirement or other acquisition of Equity Interests, as well as Aggregate Availability immediately after giving effect to the applicable payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests, is equal to or greater than the sum of (A) $20,000,000 and (B) the amount that would be payable as a mandatory prepayment under the Term Loan Debt based upon Excess Cash Flow (as defined in the Term Loan Debt Agreement)

for the then applicable fiscal year assuming such mandatory prepayment were calculated and payable under the Term Loan Debt Agreement as of the date of payment of such applicable payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests, and (3) the aggregate amount of all such payments, dividends or distributions on and redemptions, purchases, retirements or other acquisitions of Equity Interests for the Borrowers actually made from the Closing Date through the Revolving Credit Termination Date (excluding “payments-in-kind” of accrued and unpaid interest) does not exceed $55,000,000.  Notwithstanding the foregoing, however, in no event shall any payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests otherwise permitted under the terms of the preceding sentence be made to the extent the same is prohibited under the terms of the Term Loan Debt Documents.

7.12                           Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, to be less than 1.10 to 1.0 at any time on and after June 30, 2006.

7.13                           Capital Expenditures.  Permit the Credit Parties and their Subsidiaries, on a Consolidated basis, to make or incur Capital Expenditures (not including in the definition of Capital Expenditures for this purpose any Capital Expenditures included in any future acquisition permitted under Section 7.4(e)(9)) in excess of $5,000,000 in the aggregate.

7.14                           Intentionally Deleted.

7.15                           Sale of Accounts.  Sell, assign, discount (other than customary and reasonable discounts in the ordinary course of business), transfer or otherwise dispose of any Accounts, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse.

7.16                           Sale and Lease-Back Transactions.  Except as otherwise permitted under Section 7.4(e)(7)(iv), enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party or any of its Subsidiaries shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Credit Party or such Subsidiary intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

7.17                           Change of Name or Place of Business.  Permit any Credit Party or any of its Subsidiaries to change its address, name, jurisdiction of organization, type of organization, location of its chief executive office or principal place of business or domicile or the place it keeps its material books and records, unless such Credit Party has (a) notified the Administrative Agent of such change in writing at least thirty (30) days before the effective date of such change, (b) taken such action, reasonably satisfactory to the Administrative Agent, to have caused the Liens against all Collateral in favor of the Applicable Agent for the ratable benefit of the applicable Lenders to be at all times fully perfected and in full force and effect and (c) delivered such certificates of Governmental Authorities as the Administrative Agent may require substantiating such name change.

7.18                           Restrictive Agreements.  Other than as imposed by law, identified on Schedule 7.18, or provided in this Agreement and the Term Loan Debt Agreement, directly or indirectly agree to restrict or condition (a) the payment of any dividends or other distributions to any Borrower or any of its Subsidiaries; (b) the payment of any Indebtedness owed to any Borrower or any of its Subsidiaries; (c) the making of any loans or advances to any Borrower or any of its Subsidiaries; or (d) the transfer of any of its properties or assets to any Borrower or any of its Subsidiaries.

7.19                           Modification or Waiver of Documents Governing Term Loan Debt.  Request, join in or otherwise consent to any modification, amendment or waiver of any material term of any of the Term Loan Debt Documents, except as expressly permitted under the terms of the Intercreditor Agreement.

7.20                           Availability.  Allow Availability to be less than zero at any time, except in connection with a Permitted Overadvance until required to be paid by the applicable Borrower in accordance with the terms hereof.

7.21                           Anti-Terrorism Laws.  Knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b)                                 Knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c)                                  Knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.

The Borrowers shall, and shall cause each other Credit Party to, deliver to Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its sole discretion, confirming such Credit Party’s compliance with this Section 7.21.

8.                                       Events of Default and Remedies.

8.1                                 Events of Default.  If any of the following events shall occur and be continuing, then the Administrative Agent may (and, if directed by the Required Lenders, shall), by written notice (or facsimile notice) to the Borrowers, take any or all of the following actions at the same or different times: (1) accelerate the Revolving Credit Termination Date and declare the Notes, all US Letter of Credit Advances, all Canadian Letter of Credit Advances, the Commitment Fees and all other Obligations then outstanding to be, and thereupon the Notes, said US Letter of Credit Advances, said Canadian Letter of Credit Advances, the Commitment Fees and all other Obligations shall forthwith become, immediately due and payable, without further notice of any kind, notice of intention to accelerate, presentment and demand or protest, or other notice of any kind all of which are hereby expressly WAIVED by the Borrowers; (2) terminate all or any portion of the Commitments and any obligation to issue any additional Letters of Credit; (3) demand that the US Borrower and the other US Credit Parties provide the applicable Issuing Bank and the US Collateral Agent, for the ratable benefit of the US Lenders, and the US Borrower and the other US Credit Parties jointly and severally agree upon such demand to, provide cash collateral in an amount equal to the aggregate US Letter of Credit Exposure Amount then outstanding, on terms and pursuant to documents in agreement and satisfactory in all respects to the Administrative Agent; (4) demand that the Canadian Borrower and the other Canadian Credit Parties provide the applicable Issuing Bank and the Canadian Collateral Agent, for the ratable benefit of the Canadian Lenders, and the Canadian Borrower and the other Canadian Credit Parties jointly and severally agree upon such demand to, provide cash collateral in an amount equal to the aggregate Canadian Letter of Credit Exposure Amount then outstanding, on terms and pursuant to documents in agreement and satisfactory in all respects to the Administrative Agent; and (5) exercise any and all other rights pursuant to the Loan Documents or available under applicable law:

(a)                                  Any Borrower shall fail to pay or prepay any Obligation owing by such Borrower (including principal, interest, fees or any other amount) as and when due and payable, whether at the due date thereof (by acceleration, lapse of time or otherwise) or at any date fixed for prepayment thereof in accordance with the other provisions of this Agreement; or

(b)                                 An Event of Default (as defined in the Term Loan Debt Documents) shall occur, or any Borrower or any of its Subsidiaries (i) shall fail to pay when due, or within any applicable period of grace, any other Indebtedness (excluding the Term Loan Debt and Indebtedness outstanding hereunder) aggregating in excess of $500,000 in principal amount unless such payment is being contested in good faith (by appropriate proceedings) and adequate reserves have been provided therefor, or (ii) shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding the Term Loan Debt and Indebtedness outstanding hereunder) aggregating in excess of $500,000 in principal amount if the effect of any such default or event of default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof; or

(c)                                  Any representation or warranty made or deemed made by any Borrower or any Guarantor in connection with any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect when made or deemed to have been made; or

(d)                                 Except as provided in Sections 8.1(a) or 8.1(e), Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Borrower, any of its Subsidiaries or the Parent pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured five (5) Business Days after the earlier to occur of (1) the Administrative Agent giving written notice of such Default to the Borrowers or (2) any Responsible Officer of any Borrower or any of its Subsidiaries acquired actual knowledge of the existence of such Default; or

(e)                                  Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of its Subsidiaries pursuant to the terms of Section 6.2, Section 6.9, Section 6.11 or Article 7 hereof; or

(f)                                    Final judgment or judgments (or any decree or decrees for the payment of any fine or any penalty) for the payment of an uninsured money award in excess of $500,000 in the aggregate shall be rendered against any Credit Party or any of its Subsidiaries and the same shall remain undischarged and unpaid for a period of thirty (30) days during which execution shall not be effectively stayed or bonded; or

(g)                                 Any Credit Party or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which is or could reasonably be expected to be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(h)                                 Intentionally Deleted; or

(i)                                     Any of the following shall occur where such occurrence could reasonably be expected to result in any material liability of any Credit Party: (1) a Reportable Event shall have occurred with respect to a Plan; (2) the filing by the US Borrower, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such Plan under the provisions of Section 4041 of ERISA; (3) the receipt of notice by the US Borrower, any ERISA Affiliate or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Plan; (4) any other event or condition exists which might reasonably be expected to, in the opinion of the Administrative Agent, constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (5) a Plan shall fail to maintain a minimum funding standard required by Section 412 of the Code for any plan year or a waiver of standard is granted under the provisions of Section 412(d) of the Code; (6) the US Borrower or any ERISA Affiliate has incurred, or is likely to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA; (7) the US Borrower or any ERISA Affiliate fails to pay the full amount of an installment required under Section 412(m) of the Code; (8) any Prohibited Transaction involving any Plan; or (9) the occurrence of any other event or condition with respect to any Plan which would constitute an event of default or default under any other material agreement entered into by the US Borrower or any ERISA Affiliate; or

(j)                                     This Agreement, any Note, any of the Security Documents or any other Loan Documents, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Credit Party, not to be, a legal, valid and binding obligation of any Credit Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any Credit Party not to be, a valid, first priority perfected Lien (pari passu with a first priority Lien securing the Term Loan Debt in accordance with and subject to the terms of the Intercreditor Agreement, with respect to any US Collateral) against any material portion of the Collateral (except to the extent otherwise permitted under this Agreement or any of the Security Documents); or

(k)                                  Any Borrower or any of its Subsidiaries which is a party to any Lockbox Agreement or any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such Borrower or any such Subsidiary under the terms of any Lockbox Agreement or any Tri-Party Agreement; or

(l)                                     Any financial institution (other than JPMorgan or JPMorgan Canada) which is a party to any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such financial institution under the terms of any Tri-Party Agreement and such failure remains uncured (or such defaulting financial institution and applicable Tri-Party Agreement is not replaced by the applicable Borrower with a substitute financial institution and replacement Tri-Party Agreement both reasonably acceptable to the Administrative Agent) five (5) Business Days after the Administrative Agent gives written notice of such failure to the Borrowers; or

(m)                               A Change of Control shall occur; or

(n)                                 Any Credit Party or any of its Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property having an aggregate value in excess of $500,000 which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy.

In addition, if any of the following events shall occur, then (1) the Notes, the Letter of Credit Advances, the Commitment Fees and all other Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly WAIVED by the Borrower, become immediately due and payable and (2) all Revolving Credit Commitments and further obligations to issue any additional Letters of Credit shall be immediately and automatically terminated.

(o)                                 Any Credit Party, any of its Subsidiaries or the Parent shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, receiver and manager, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

(p)                                 An involuntary proceeding shall be commenced against any Credit Party, any of its Subsidiaries or the Parent seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, interim receiver, receiver and manager, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or

(q)                                 Any involuntary order shall be entered in any proceeding against any Credit Party, any of its Subsidiaries or the Parent decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or

(r)                                    Any Credit Party, any of its Subsidiaries or the Parent shall admit in writing its inability to pay its debts as they become due or fail generally to pay its debts as they become due.

8.2                                 Remedies Cumulative.  No remedy, right or power conferred upon any Agent or any Lender hereunder or under any other Loan Document is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

9.                                       The Agents and the Issuing Banks.

9.1                                 Appointment, Powers and Immunities.  Each Lender and each Issuing Bank hereby irrevocably appoints and authorizes each Applicable Agent to act as its agent hereunder and under the applicable Letters of Credit and the other applicable Loan Documents with such powers as are specifically delegated to the Applicable Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  Each US Lender hereby irrevocably appoints and authorizes the Administrative Agent and each Issuing Bank of any US Letter of Credit to act as such Lender’s agent under the US Letters of Credit which such Issuing Bank has issued with such powers as are specifically delegated to the Administrative Agent and such Issuing Bank by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  Each Agent and each Issuing Bank (which such terms as used in this Section 9, shall, in each case, include reference to its respective Affiliates and its own and its Affiliates’ officers, directors, employees’ and agents) (a) shall not have duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Letters of Credit or any other Loan Document or any other certificate or document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person (other than the Applicable Agent or the applicable Issuing Bank) to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under the Letters of Credit or any other Loan Document except to the extent requested by the Required Lenders, provided that no Agent nor any Issuing Bank shall be required to take any action which exposes such Agent or such Issuing Bank to personal liability or which is contrary to this Agreement or any other Loan Documents or applicable law, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under the Letters of Credit or any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, INCLUDING PURSUANT TO ITS OWN NEGLIGENCE, except for its own gross negligence or willful misconduct.  Each Agent and each Issuing Bank may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care.  Without in any way limiting any of the foregoing, each Lender acknowledges that no Issuing Bank shall have any greater responsibility in the operation of the Letters of Credit issued by such Issuing Bank than is specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500 or any successor publication).  In any foreclosure proceeding concerning any collateral for the Notes, each holder of a Note if bidding for its own account or for its own account and the accounts of other applicable Lenders is prohibited from including in the amount of its bid an amount to be applied as a credit against its Note or the Notes of the other Lenders, instead such holder must bid in cash only.  However, in any such foreclosure proceeding, the Applicable Agent may (but shall not be obligated to) submit a bid for all applicable Lenders (including itself) in the form of a credit against the applicable Class of Notes of all of the applicable Class of Lenders, and the Applicable Agent or its designee may (but shall not be obligated to), with the consent of the Required Lenders, accept title to such collateral for and on behalf of all of the applicable Class of Lenders.

9.2                                 Reliance.  Each Agent and each Issuing Bank shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for any Borrower), independent accountants and other experts selected by any Agent or Issuing Bank.  As to any matters not expressly provided for by this Agreement, the Letters of Credit or any other Loan Document, any Agent or Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the applicable Lenders.

9.3                                 Defaults.  No Agent or Issuing Bank shall be deemed to have knowledge of the occurrence of a Default or Event of Default (other than with respect to the Applicable Agent, the non-payment of principal of or interest on the applicable Loans, non-payment of reimbursements of applicable Letters of Credit Advances, or nonpayment of Commitment Fees or applicable Letter of Credit fees payable hereunder or under any other Loan Documents) unless it has received written notice from a Lender or a Credit Party specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that any Agent or any Issuing Bank receives such a notice of the occurrence of a Default or Event of Default, such Agent or Issuing Bank shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment).  Each Agent and each Issuing Bank shall (subject to Section 9.7 hereof) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until an Agent or an Issuing Bank shall have received such directions, such Agent or Issuing Bank may (but shall not be obligated to) take such action, or refrain from taking such action, permitted or within its rights under any of the Loan Documents or under applicable law with respect to such Default or Event of Default.

9.4                                 Rights as a Lender.  With respect to its Commitment, the applicable Loans and any applicable Letter of Credit Exposure Amount, an Agent or Issuing Bank in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Applicable Agent or the applicable Issuing Bank, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, includes each Agent and each Issuing Bank in its individual capacity.  Each Agent and each Issuing Bank may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with any Credit Party (and any of its Affiliates) as if it were not acting as an Agent or an Issuing Bank, as applicable, and each Agent and each Issuing Bank may accept fees and other consideration from any Credit Party (in addition to the fees heretofore agreed to between the Borrower or any other Credit Party and such Agent or such Issuing Bank) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

9.5                                 Indemnification.  The Lenders agree to indemnify each Agent and each Issuing Bank (to the extent not reimbursed under Sections 2.10(j) and 2.10(k), Section 10.9 or Section 10.10 hereof, but without limiting the obligations of the applicable Borrower and the other applicable Credit Parties under said Sections 2.10(j) and 2.10(k), 10.9 and 10.10), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (INCLUDING THE CONSEQUENCES OF THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but excluding the gross negligence or willful misconduct of such indemnified person) which may be imposed on, incurred by or asserted against any Agent or any Issuing Bank in any way relating to or arising out of this Agreement, the Letters of Credit or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which the applicable Borrower and the other applicable Credit Parties are obligated to pay under Sections 2.10(j), 2.10(k), 10.9 and 10.10 hereof but excluding, unless a Default or Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, INCLUDING THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but excluding the gross negligence or willful misconduct of such indemnified person.  The obligations of the Lenders under this Section 9.5 shall survive the termination of this Agreement and the repayment of the Indebtedness arising in connection with this Agreement.

9.6                                 Non-Reliance on Agents, Issuing Banks and Other Lenders.  Each Lender agrees that it has received current financial information with respect to the Borrowers and the other Credit Parties and that it has independently and without reliance on any Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent, any Issuing Bank or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  No Agent or Issuing Bank shall be required to keep itself informed as to the performance or observance by any Party of this Agreement, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or any other Credit Party.  Except for notices, reports and other documents and information expressly required to be furnished to the applicable Lenders by the Applicable Agent or the applicable Issuing Bank under the Letters of Credit or the other Loan Documents, no Agent or Issuing Bank shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Borrower or any other Credit Party (or any of their Affiliates) which may come into the possession of any Agent or Issuing Bank.

9.7                                 Failure to Act.  Except for action expressly required of an Agent or Issuing Bank hereunder, under the Letters of Credit and under the other Loan Documents, such Agent or Issuing Bank, as applicable, shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 9.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.8                                 Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers, and any Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent reasonably acceptable to the Borrowers.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the applicable Lenders, appoint a successor Agent reasonably acceptable to the Borrowers; provided, however, that if an Event of Default has occurred which has not been waived or cured to the satisfaction of the Administrative Agent and the Required Lenders, the Borrowers’ approval of a successor Agent shall not be required.  Any successor Agent shall be a Lender which has an office in the United States with a combined capital and surplus of at least $2,000,000,000.  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  Such successor Agent shall promptly specify by notice to the Borrowers and the Lenders its office for the purpose of any notices and payments hereunder.  After any retiring Agent’s resignation or removal hereunder as an Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Applicable Agent.

9.9                                 Canadian Collateral Located in Quebec.  For the purposes of holding any Lien granted by the Canadian Borrower or any other Canadian Credit Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by any Credit Party, each Canadian Lender hereby irrevocably appoints and authorizes the Canadian Administrative Agent to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Canadian Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec.  Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Canadian Lender hereby irrevocably appoints and authorizes the Canadian Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Canadian Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents.  Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Canadian Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Canadian Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time.  Any person who becomes a Canadian Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Canadian Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Canadian Lender, all actions taken by the Custodian in such capacity.  The substitution of the Canadian Administrative Agent pursuant to the provisions of this Article 9 shall also constitute the substitution of the Attorney and the Custodian.

10.                                 Miscellaneous.

10.1                           No Waiver.  No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default.  No failure to exercise and no delay on the part of any Agent or any Lender in exercising any right or power under any Loan Document or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or the abandonment or discontinuance of steps to enforce any such right or power, preclude any further or other exercise thereof or the exercise of any other right or power.  No course of dealing between any Credit Party and any Agent or any Lender shall operate as a waiver of any right or power of any Agent or any Lender.  No notice to or demand on any Credit Party or any other Person shall entitle any Credit Party or any other Person to any other or further notice or demand in similar or other circumstances.

10.2                           Notices.  Except as otherwise expressly permitted hereunder or under any other Loan Document, all notices under the Loan Documents shall be in writing and either (i) delivered to the intended recipient, (ii) mailed by registered or certified mail, return receipt requested, or (iii) sent by facsimile (promptly confirmed by mail, except for any notice pursuant to Section 4. l(a) hereof which need not be confirmed by mail), in each case to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any Lender who is a signatory hereto, at such other address as shall be designated by such Lender in a notice to the Borrowers and the Administrative Agent given in accordance with this Section 10.2 or to such other address as a party may designate in a notice given in accordance with the provisions of this Section 10.2.  Any Borrower may change its address for purposes hereof by providing written notice of such address change to the Lenders and the Administrative Agent in accordance with the provisions of this Section 10.2, with any such change in address only being effective ten (10) Business Days after such change of address has been deemed given in accordance with the provisions hereof.  Notices shall be deemed to have been given (whether actually received or not) when delivered (or, if mailed, on the next Business Day after deposit of such notice into the mail); however, the notices required or permitted by Sections 2.2(b) and 4.1(a) hereof shall be effective only when actually received by the Administrative Agent.

10.3                           Governing Law.  Unless otherwise specified therein, each Loan Document shall be governed by and construed in accordance with the laws of the State of New York (other than the conflicts of laws principles thereof) and the United States of America.

10.4                           Survival; Parties Bound.  All representations, warranties, covenants and agreements made by or on behalf of any Credit Party in connection herewith shall survive the execution and delivery of the Loan Documents and shall not be affected by any investigation made by any Person.  The term of this Agreement shall be until the termination or lapse of all Commitments, the final maturity of each Note, the payment of all amounts due under the Loan Documents, and the return in undrafted form of all outstanding Letters of Credit (or the cash collateralization of all outstanding Letters of Credit in an amount equal to the aggregate US Letter of Credit Exposure Amount and Canadian Letter of Credit Exposure Amount then outstanding).

10.5                           Counterparts.  This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

10.6                           Limitation of Interest.

(a)                                  The Borrowers, the other Credit Parties and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws, if any.  Accordingly, the provisions of this Section 10.6 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls.  As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided, that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal or in unequal parts during the full term of the Loans and the Revolving Credit Commitments so that interest for the entire term does not exceed the Highest Lawful Rate.  In no event shall any Borrower, any other Credit Party or any other Person be obligated to pay, or any Agent or any Lender have any right or privilege to reserve, receive or retain, (Y) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the United Stales or of any state, if any, which are applicable to such Agent or such Lender, respectively, or (Z) total interest in excess of the amount which such Agent or such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Loans at the Highest Lawful Rate, if any, applicable to such Agent or such Lender.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 10.6, or be construed to create a contract to pay any Agent or any Lender for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate applicable to such Agent or such Lender.  If the term of any Loans or the Notes is shortened by reason of acceleration of maturity as a result of any Default or Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Agent or any Lender at any time is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate applicable to such Agent or such Lender, then and in any such event all of any such excess interest owed to or received by such Agent or such Lender shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Agent or such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the applicable Obligations to such Agent or such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

(b)                                 For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for any Canadian Obligations in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(c)                                  If any provision of this Agreement or of any of the other Loan Documents would obligate any Credit Party to make any payment of interest or other amount payable under any Canadian Obligations to any Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by any Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate under such Canadian Obligation shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent or such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, to the extent applicable, by reducing the amount or rate of interest required to be paid to such Lender as to any Canadian Obligation under Section 2.8 or other applicable provision hereof, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid under any Canadian Obligations to such Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Agent or any Lender shall have received an amount payable under any Canadian Obligations in excess of the maximum permitted by that section of the Criminal Code (Canada), the applicable Credit Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Agents or such Lender, as applicable, in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Agents or such Lenders, as applicable, to the applicable Borrower.  Any amount or rate of interest referred to in Section 2.8 or other applicable provision hereof with respect to any Canadian Obligations shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Credit Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

10.7                           Survival. The obligations of any Borrower or any other Credit Party, as applicable, under Sections 2.3, 2.4(b), 2.9, 2.10(j), 2.10(k), 10.9, 10.10 and 10.17 hereof shall survive the repayment of the Loans and all other Obligations, the termination of the Commitments and the cancellation or expiration of the Letters of Credit.

10.8                           Captions. The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

10.9                           Expenses, Etc.  The Borrowers agree to pay or reimburse on demand of the Administrative Agent the following: (a) the reasonable fees, expenses, disbursements and other charges of Locke Lord Bissell & Liddell LLP, counsel to any Administrative Agent, or any other legal counsel engaged by any Agent in connection with (i) the preparation, execution and delivery of this Agreement (including the exhibits and schedules hereto) and the Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Loan Document; (b) all out-of-pocket costs and expenses (including the fees, disbursements and other charges of counsel to each Agent and of one separate counsel for Lenders other than the Agents), in connection with any Default or Event of Default or the enforcement of this Agreement, the Letters of Credit or any other Loan Documents;  (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied on or against any Agent or any Lender by any governmental or revenue authority in respect of this Agreement, any Letter of Credit or any other Loan Document; (d) all out-of-pocket costs, expenses, taxes, assessments and other charges incurred by any Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, any other Loan Document, and the cost of title insurance for any Mortgage; (e) expenses of due diligence incurred by any Agent prior to or as of the Closing Date.

Except as otherwise expressly limited elsewhere in this Agreement or in any other Loan Document, the Borrowers shall pay (i) all reasonable, documented out-of-pocket expenses incurred by any Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for such Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Agent in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent and of one separate counsel for Lenders other than the Agents, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses (subject to express limitations set forth elsewhere in this Agreement or in any other Loan Document) incurred in connection with:

(i)                                     appraisals;

(ii)                                  field examinations and the preparation of appraisal, field examination or audit reports based on the fees charged by a third party retained by any Agent or the internally allocated fees for each Person employed by any Agent with respect to each field examination;

(iii)                               lien and title searches and title insurance;

(iv)                              environmental reviews;

(v)                                 taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue any Agent’s Liens;

(vi)                              sums paid or incurred to take any action required of any Credit Party under the Loan Documents that such Credit Party fails to pay or take; and

(vii)                           forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lockboxes, and costs and expenses of preserving and protecting the Collateral.

10.10                     Indemnification. Each Credit Party, jointly and severally with all other Credit Parties, hereby agrees to indemnify the Agents, the Lenders and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities (including Environmental Liabilities), claims (including Environmental Claims) or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any (a) actual or proposed use by any Borrower or any other Credit Party of the proceeds of any extension of credit (whether a Loan or a Letter of Credit) by any Lender hereunder, (b) breach by any Credit Party of this Agreement or any other Loan Document, (c) violation by any Credit Party or any of its Subsidiaries of any law, rule, regulation or order including any Requirements of Environmental Law, (d) Liens or security interests granted on any Property pursuant to or under the Loan Documents, to the extent resulting from any Hazardous Substance located in, on or under any such Property, (e) ownership by any Lender or any Agent of any Property following foreclosure under the Loan Documents, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, located in, on or under such

Property prior to or at the time of such foreclosure, including losses, liabilities, claims or damages which are imposed upon Persons under laws relating to or regulating Hazardous Substances, solely by virtue of ownership, (f) any Lender or any Agent being deemed an operator of any such Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, petroleum, petroleum product or petroleum waste located in on or under such Property at or prior to the date of any foreclosure thereon under the Loan Document, or (g) investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing (including any proceeding brought by any Credit Party against any Agent, any Lender and/or their respective Affiliates), and each Credit Party, jointly and severally with all other Credit Parties, agrees to reimburse each Agent and each Lender, and each Affiliate thereof and their respective directors, officers, employees, counsel and agents, upon demand for any out-of-pocket expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, AND WHETHER ANY SUCH LOSS, LIABILITY, CLAIM OR DAMAGE RESULTS FROM THE NEGLIGENCE OF ANY SUCH INDEMNIFIED PERSON; but excluding any such losses, liabilities, claims, damages or expenses incurred by a Person or any Affiliate thereof or their respective directors, officers, employees, counsel or agents by reason of (i) the gross negligence or willful misconduct of or willful and knowing breach of any Loan Document by such Person, affiliate, director, officer, employee or agent or (ii) ownership or operation of any Property by any Lender or any Agent following foreclosure under the Loan Documents to the extent, but only to the extent, such losses, liabilities, etc. are attributable to the post-foreclosure actions of any Lender or any Agent.  Promptly after receipt by an indemnified person of notice of any claim or the commencement of any action, such indemnified person shall, if any claim in respect thereof is to be made against any Credit Party under this Section 10.10, notify the such Credit Party in writing of the claim or the commencement of that action.  The Credit Parties shall not be liable for any settlement of any such claim or action involving the payment of monetary damages effected without its written consent not to be unreasonably withheld.  If any such claim or action shall be brought against an indemnified person, it shall notify the applicable Credit Parties thereof, and such Credit Parties shall be entitled to participate in the joint defense thereof.

10.11                     Amendments, Waivers, Etc.

(a)                                  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, the Agents and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Applicable Agent(s) and the Credit Party or Credit Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or Letter of Credit Advances or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (provided, that any waiver of Default Rate interest shall not be considered a reduction of interest), (iii) postpone any scheduled date of payment of the principal amount of any Loan or Letter of Credit Advances, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change any provision contained in Sections 2.2(d), 2.2(e), 2.7, 2.11, 2.12, 2.13, 10.9(b) or 10.10 hereof or this Section 10.11 or Section 10.16 hereof, without the written consent of each Lender directly affected thereby, (v) increase the advance rates set forth in the definition of US Borrowing Base or Canadian Borrowing Base or add new categories of eligible assets thereto, without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Borrower or any Guarantor from its obligation under its Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (viii) except as otherwise expressly provided herein, including without limitation, in Section 10.11(b) or in any Security Document, release any of the Collateral without the written consent of each Lender; provided, however, that that nothing in this Section 10.11 shall affect, limit or restrict the Administrative Agent’s right to establish, fix, reduce, increase or otherwise revise any standards of eligibility for any items included within the US Borrowing Base, the Canadian Borrowing Base or any Reserves, from time to time in accordance with other provisions of this Agreement and subject to the limitations set forth herein.  Anything in this Section 10.11 to the contrary, no amendment, waiver or consent shall be made with respect to Section 9 without the written consent of the Administrative Agent, and no amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Swingline Lender hereunder without the prior written consent of the Swingline Lender.

(b)                                 The Lenders hereby irrevocably authorize the US Collateral Agent or the Canadian Collateral Agent, as applicable, at its option and in its sole discretion, to release any Liens granted to such Agent by the applicable Credit Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Obligations,  (ii) constituting Property being sold or disposed of if the Credit Party disposing of such Property certifies to the Applicable Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Applicable Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Article 8.  Except as provided in the preceding sentence or in Section 7.4(e)(6), no Agent will release any Liens on any Collateral without the prior written authorization of the Required Lenders; provided that, each Applicable Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)                                  If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement with an Eligible Assignee in compliance with all relevant provisions of Section 10.12 hereof, and contemporaneously with the replacement of such Non-Consenting Lender, the Borrowers shall cause such substitute lender(s) to pay in full, as the purchase price for such assignment, the Obligations owed to such Non-Consenting Lender, including all accrued, unpaid interest thereon and any Consequential Loss owing by any Borrower to such Non-Consenting Lender as a result of such payment, without payment of any prepayment or termination fee. In such event, such Non-Consenting Lender agrees to abide by the relevant provisions of Section 10.12 hereof in connection with the replacement of such Non-Consenting Lender by the Eligible Assignee secured by the Administrative Agent or the Borrowers.  Notwithstanding the foregoing right of the Borrowers to replace any such Non-Consenting Lender, no Agent or Lender shall have any obligation to the Borrowers to find or locate any substitute lender or lenders to replace any such Non-Consenting Lender.

10.12                     Successors and Assigns.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the other Credit Parties, the Agents and the Lenders and their respective successors and permitted assigns, provided that the undertaking of any Lender hereunder to make any Loans to any Borrower and to issue any Letters of Credit for the account of any Borrower shall not inure to the benefit of any successor of any Borrower. No Borrower or Credit Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void), and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.12.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, their respective successors and assigns permitted hereby, (ii) any participant of a Lender (to the extent provided in subparagraph (b) below), and (iii) to the extent expressly set forth herein, the Affiliates of each Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Each Lender may sell participations to any Person in all or part of such Lender’s Loans, or all or part of such Lender’s Notes, Letter of Credit Exposure Amount, Swingline Exposure, if applicable, or Commitments, to another bank or other entity, in which event, without limiting the foregoing, the provisions of Sections 10.10 and 10.16 shall inure to the benefit of each purchaser of a participation and the pro-rata treatment of payments, as described in Section 2.12, shall be determined as if such Lender had not sold such participation.  In the event any Lender shall sell any participation, (i) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such selling Lender’s rights and obligations under the Loan Documents (including the Note(s) held by such selling Lender), (ii) such Lender shall retain the sole right and responsibility to enforce the obligations of the applicable Borrowers and the other applicable Credit Parties relating to such Lender’s Loans, Letter of Credit

Exposure Amount and Swingline Exposure, if any, including the right to approve any amendment, modification or waiver of any provision of this Agreement other than (and then only if expressly permitted by the applicable participation agreement) amendments, modifications or waivers with respect to (A) any reduction of fees payable hereunder to such Lender, (B) any reduction of the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans and other sums to be paid to the Lenders hereunder, and (C) any postponement of any date for the payment of any amount payable in respect of the Loans of such Lender, (iii) the Credit Parties each agree, to the fullest extent it may effectively do so under applicable law, that any participant of a Lender may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of any Loans if such Lender has previously given notice of such participation to the Borrowers.

(c)                                  Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the same portion of the related Loans at the time owing to it, the related Note or Notes held by it and its applicable Letter of Credit Exposure Amount) (a “Ratable Assignment”); provided, however, that, (i) the Administrative Agent and the Borrowers must give their respective prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (except that (1) the Borrowers in their sole discretion may withhold its consent when otherwise required hereunder to any proposed assignment to any affiliate of Cerberus Capital Management, Highland Capital Management or Patriarch Partners and (2) the Borrowers’ consent to any such assignment shall not be required if (A) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (B) an Event of Default has occurred which has not been waived or cured to the satisfaction of the Administrative Agent and the Required Lenders), (ii) the aggregate amount of the applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure, if any (without duplication) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Agent) shall in no event be less than $10,000,000 (except for certain exceptions approved by the Borrowers and the Administrative Agent) and shall be in an amount that is an integral multiple of $1,000,000 (unless all of the assigning Lender’s applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure, if any, is being assigned); (iii) the aggregate amount of the applicable Commitment and/or Loans of the assigning Lender immediately after each partial assignment must be at least $10,000,000 (except for certain exceptions approved by the Borrowers and the Administrative Agent) and shall be in an amount which is an integral multiple of $1,000,000; (iv) each partial assignment must be a pro rata assignment of the assigning Lender’s Commitment, so that no Lender shall ever hold a disproportionate percentage of the US Total Revolving Credit Commitment or Canadian Total Revolving Credit Commitment, as applicable; (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in its records, and to the Borrowers, for their acceptance if the Borrowers’ approval of such assignment is otherwise required under the terms of this Section 10.12, an Assignment and Acceptance in a form required by the Administrative Agent (each an “Assignment and Acceptance”) with blanks appropriately completed, together with any Note or Notes subject to such assignment and a processing and recordation fee of $5,000 (for which the Borrowers shall have no liability); and (vi) (1) no US Lender shall assign all or any part of its US Revolving Credit Commitment or US

Revolving Loans unless such US Lender (or its related Affiliate, if applicable) assigns the same percentage of its Canadian Revolving Credit Commitment and Canadian Revolving Loans to the same assignee (or the related Affiliate of such assignee, if applicable), and (2) no Canadian Lender shall assign all or any part of its Canadian Revolving Credit Commitment or Canadian Revolving Loans unless such Canadian Lender (or its related Affiliate, if applicable) assigns the same percentage of its US Revolving Credit Commitment and US Revolving Loans to the same assignee (or the related Affiliate of such assignee, if applicable) and, to the extent applicable, such assignment is made subject to the rights of each Canadian Participant under Section 2.16. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, unless a shorter period of time may be agreed to by the Administrative Agent in its sole and absolute discretion, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)                                 By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any of its Subsidiaries or the performance or observance by any Borrower or any other Credit Party of any of its obligations hereunder; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements of the Borrowers previously delivered in accordance herewith and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee confirms that it will keep confidential all information with respect to any Credit Party furnished to it by such Borrower or such Credit Party, such assignor Lender or the Administrative Agent (other than information generally available to the public or otherwise available to the Administrative Agent on a non-confidential basis or otherwise permitted pursuant to the terms of this Agreement); (v) such assignee will, independently and without reliance upon any Agent, such assignor Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to any Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

(e)                                  The Administrative Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a record of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans, accrued and unpaid interest and other fees due thereunder owing to, and the applicable Letter of Credit Exposure Amount and Swingline Exposure (if any) of, each Lender from time to time.  The entries in the register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agents and the Lenders may treat each person the name of which is recorded therein as a Lender hereunder for all purposes of the Loan Documents.  Such records shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)                                    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the Note(s) subject to such assignment, the written consent to such assignment and the fee payable in respect thereto, the Administrative Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the Lenders.  Contemporaneously with the receipt by the Borrowers of such Assignment and Acceptance and the surrender Note(s), the applicable Borrower, at the Borrowers’ own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note(s), a new Note or Notes payable to the order of such assignee in an amount equal to the applicable Commitment, Loans, Letter of Credit Exposure Amount and Swingline Exposure, if any (without duplication) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, Loans, Letter of Credit Exposure Amount and/or Swingline Exposure hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the applicable Commitment, Loans, Letter of Credit Exposure Amount and/or Swingline Exposure retained by it hereunder.  Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the surrendered Note(s).  Such surrendered Note shall be marked canceled and returned to the applicable Borrower.

(g)                                 Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.12, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party and/or any of its Subsidiaries furnished to such Lender by or on behalf of such Credit Party or such applicable Subsidiary.

(h)                                 Notwithstanding anything herein to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.13                     Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding among the Credit Parties, the Agents and the Lenders relating to the subject matter hereof and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof.  Any conflict between the provisions of this Agreement and the provisions of any other Loan Documents shall be governed by the provisions of this Agreement.  The Credit Parties certify that they are relying on no representation, warranty, covenant or agreement except for those set forth in this Agreement and the other Loan Documents of even date herewith.

10.14                     Severability.  If any provision of any Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

10.15                     Disclosures.  Every reference in the Loan Documents to disclosures of any Borrower or any other Credit Party to the Applicable Agent(s) and the applicable Lenders in writing, to the extent that such references refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Applicable Agent(s) and the applicable Lenders in an orderly manner prior to or concurrently with the execution hereof.

10.16                     Capital Adequacy.

(a)                                  If after the date of this Agreement, any Lender shall have determined that the adoption or effectiveness (regardless of whether previously announced) of any applicable Legal Requirement or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of increasing the cost of, or reducing the rate of return on the capital of such Lender (or any holding company of which such Lender is a part) as a consequence of its obligations hereunder or under any Letter of Credit or its Note to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time, upon demand by such Lender (with a copy to the Administrative Agent) in the form of a certificate stating the cause of such demand and reasonably detailed calculations therefor, the applicable Borrower (subject to Section 10.6 hereof) owing the applicable related Obligations to such Lender agree to pay to such Lender such additional amount or amounts as will compensate such Lender or holding company for such reduction.

(b)                                 The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in Subsection 10.16(a) above (and setting forth the calculation thereof in reasonable detail) shall be conclusive and binding, absent manifest error.  The applicable Borrower owing the applicable related Obligations to such Lender shall pay such Lender the amount shown as due on any such certificate within five days after such Lender delivers such certificate.  In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

(c)                                  If any Lender requests compensation from any Borrower under this Section 10.16 or under Sections 2.9(b) or 10.17, then at any time within 120 days after the applicable Borrower’s receipt of the certificate from such Lender regarding the circumstances and calculation of the applicable compensation so requested, the Borrowers shall have the right to seek and obtain one or more substitute lenders approved by the Administrative Agent (which approval shall not be unreasonably withheld so long as each such substitute lender is an Eligible Assignee) to replace such Lender hereunder in compliance with all relevant provisions of Section 10.12 hereof. Contemporaneously with the replacement of such Lender hereunder with one or more such substitute lenders, the Borrowers shall cause such substitute lender(s) to pay in full, as the purchase price for such assignment, the Obligations owed to such replaced Lender, including all accrued, unpaid interest thereon and any Consequential Loss owing by such Borrower to such replaced Lender as a result of such payment, without payment to such replaced Lender of any prepayment fee otherwise payable to such Lender under the terms of Section 2.4(b) above.  Notwithstanding the foregoing terms and provisions of this Section 10.16, (i) the applicable Borrower shall remain obligated to make timely payment of the additional compensation set forth in the certificate presented to such Borrower by such replaced Lender under the terms of Section 10.16(b) above for the periods prior to the applicable replacement date, and (ii) no Agent or Lender shall have any obligation to the Borrowers to find or locate any substitute lender or lenders to replace any Lender requesting compensation from any Borrower under this Section 10.16.

10.17                     Taxes.

(a)                                  As used in this Section 10.17, the following terms shall have the following meanings:

(i)                                     “Indemnifiable Tax” means any Tax, but excluding, in any case, any Tax that (a) would not be imposed in respect of a payment to a Lender or any Agent under the Notes held by such Lender or under any of the other Loan Documents except for a present or former connection between the jurisdiction of the Governmental Authority imposing such Tax and such Lender or such Agent (or a shareholder or other Person with an interest therein), including a connection arising from such Lender’s or such Agent’s (or shareholder thereof) being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such Lender or such Agent having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement, the Notes held by such Lender, or under any other Loan Documents, (b) is imposed under United States federal income tax law or any state income or franchise tax law or (c) is described in the final sentence of Section 17(e).

(ii)                                  “Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest thereon and penalties and additions thereto) that is imposed by any Governmental Authority in respect of a payment to a Lender or any Agent under the Notes or under any of the other Loan Documents.

(b)                                 If any Borrower is required by any applicable Legal Requirement to make any deduction or withholding for or on account of any Tax from any payment to be made by it under this Agreement, under the Notes or under any other Loan Documents to a Lender or any Agent, then such Borrower shall (i) promptly notify the Lender or the Agent that is entitled to such payment of such requirement to so deduct or withhold such Tax, (ii) pay to the relevant Governmental Authorities the full amount required to be so deducted or withheld, (iii) promptly forward to such Lender or such Agent an official receipt (or copies thereof), or other documentation reasonably acceptable to such Lender or such Agent, evidencing such payment to such Governmental Authorities and (iv) if such Tax is an Indemnifiable Tax, pay, to the extent permitted by law to such Lender or such Agent, in addition to whatever net amount of such payment is paid to such Lender or such Agent, such additional amount as is necessary to ensure that the total amount actually received by such Lender or such Agent (free and clear of Indemnifiable Tax) will equal the full amount of the payment such Lender or such Agent would have received had no such deduction or withholding been required.  If any Borrower pays any additional amount to a Lender or any Agent pursuant to the preceding sentence and such Lender or such Agent shall receive a refund of an Indemnifiable Tax with respect to which, in the good faith opinion of such Lender or such Agent, such payment was made, such Lender or such Agent shall pay to the Borrower the amount of such refund promptly upon receipt thereof.

(c)                                  In the event that any Governmental Authority notifies any Borrower that it has improperly failed to withhold or deduct any Tax from a payment received by any Lender or any Agent under the Notes held by such Lender or such Agent or under any other Loan Documents, such Borrower agrees to timely and fully pay such Tax to such Governmental Authority and such Lender or such Agent shall, upon receipt of written notice of such payment with respect to any Tax other than an Indemnifiable Tax, promptly pay to such Borrower, an amount necessary in order that the amount of such payment to such Borrower after payment of all Taxes with respect to such payment, shall equal the amount of any Tax other than an Indemnifiable Tax that such Borrower paid to such Governmental Authority pursuant to this clause (c).

(d)                                 Each Lender or each Agent shall, upon request by any Borrower, take requested measures to mitigate the amount of Indemnifiable Tax required to be deducted or withheld from any payment made by such Borrower under this Agreement, under the Notes or under any other Loan Documents if such measures can, in the sole and absolute opinion of such Lender or such Agent, be taken without such Lender or such Agent suffering any economic, legal, regulatory or other disadvantage (provided, however, that no such Lender or such Agent shall be required to designate a funding office that is not located in the United States of America).

(e)                                  Each US Lender or each Agent that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.12 after the Closing Date (unless such Lender or such Agent was already a Lender or an Agent hereunder immediately prior to such assignment) shall execute and deliver to the Borrowers and the Administrative Agent one or more (as the Borrowers or the Administrative Agent may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s or such Agent’s entitlement to exemption from withholding or deduction of Taxes. No Borrower shall be required to pay additional amounts to any Lender or any Agent pursuant to this Section 10.17 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender or such Agent to comply with this paragraph.

(f)                                    Each Lender and each Agent agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to any amounts of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of any Borrower or (ii) previously deducted by any Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (b) above), the relevant Lender or Agent, as the case may be, shall reimburse such Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of any indemnity payments made, or additional amounts paid, by or on behalf of such Borrower under this Section 10.17 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that such Borrower, upon the request of such Lender or such Agent, agrees to repay to such Lender or such Agent, the amount paid over to such Borrower, in the event such Lender or such Agent is required to repay such amount to the relevant taxing authority.

(g)                                 Notwithstanding the foregoing, in no event shall the amount payable under this Section 10.17 (to the extent, if any, constituting interest under applicable laws) together with all amounts constituting interest under applicable laws and payable in connection with this Agreement or the Notes, exceed the Highest Lawful Rate or the maximum amount of interest permitted to be charged by applicable laws.

10.18                     Waiver of Claims.  Each Credit Party hereby waives and releases all Agents and all Lenders from any and all claims or causes of action which any Borrower or any other Credit Party may own, hold or claim in respect of any of them as of the date hereof.

10.19                     Right of Setoff.  The Lenders each are hereby authorized at any time and from time to time, without notice to any Credit Party (any such notice being expressly waived by each Credit Party), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by any Agent or such Lender to or for the credit or the account of any such Credit Party against any and all of the Obligations irrespective of whether or not any of the Obligations are then due and irrespective of whether or not Agent or such Lender shall have made any demand under this Agreement, the Notes or any other Loan Document; provided, however, that no US Lender shall exercise any right of setoff with respect to any deposit of any Canadian Credit Party to satisfy US Obligations.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Credit Party also hereby grants to each Agent and to each of the Lenders a security interest in and hereby transfers, assigns, sets over, and conveys to each Agent and to each of the Lenders, as security for payment of all Obligations, all such deposits, funds or property of any such Credit Party or Indebtedness of any Agent or any Lender to any such Credit Party; provided, however, that no Agent nor any US Lender shall exercise any right of setoff with respect to any deposit of any Canadian Credit Party to satisfy US Obligations.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Should the right of any Agent or any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to such Credit Party, pro rata in accordance with their respective Commitment Percentages.  Each Lender agrees to promptly notify the Borrowers and the Agents after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application.  The rights of the Agents and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agents or the Lenders may have.  This Section is subject to the terms and provisions of Section 2.12 hereof.

10.20                     Waiver of Right to Jury Trial.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS EVIDENCED THEREBY.

10.21                     Additional Provisions Regarding Collection of Accounts and other Collateral.

(a)                                  Each Credit Party hereby designates and constitutes the Administrative Agent or the Administrative Agent’s designee as such Credit Party’s attorney-in-fact with power to endorse such Credit Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidence of payment of any Accounts or any other Collateral that may come into its possession; to sign or endorse such Credit Party’s name on any invoice, bill of lading or other title or ownership documents relating to any Accounts or Inventory, drafts against any customers of any Credit Party, assignments and verifications of Accounts and notices to customers of any Credit Party; to send verifications of Accounts; and to notify the U.S. Postal Service or the Canadian postal authorities to change the address for delivery of mail addressed to any Credit Party to such address as the Administrative Agent may designate.  All acts of said attorney or designee are hereby ratified and approved by each Credit Party, and said attorneys or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that the Administrative Agent or its designee shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct or willful and knowing breach of any Loan Document.  The power of attorney granted under this subparagraph is coupled with an interest and is irrevocable until all of the Obligations are paid in full and this Agreement and the Commitments are terminated.

(b)                                 The Administrative Agent, without notice to or consent of any Credit Party, at any time after the occurrence and during the continuation of an Event of Default, (i) may sue upon or otherwise collect, extend the time. of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any instruments or insurance applicable thereto and/or release any account debtor thereon; (ii) is authorized and empowered to accept or direct shipments of Inventory and accept the return of the goods represented by any of the Accounts; and (iii) shall have the right to receive, endorse, assign and/or deliver in its name or the name of any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the

Accounts, and each Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.

(c)                                  Nothing herein contained shall be construed to constitute any Credit Party as agent of any Agent for any purpose whatsoever, and no Agent shall be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except to the extent it is determined by a final judicial decision that an Agent’s or a Lender’s act or omission constituted gross negligence of willful conduct or willful and knowing breach of any Loan Document).  The Agents and the Lenders shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that such Agent’s or such Lender’s error, omission or delay constituted gross negligence or willful misconduct or willful and knowing breach of any Loan Document).  The Agents and the Lenders do not, by anything herein or in any assignment or otherwise, assume any Credit Party’s obligations under any contract or agreement assigned to any Agent or any Lender, and the Agents and the Lenders shall not be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

(d)                                 Upon the occurrence and during the continuation of any Event of Default: (i) if any of the Accounts includes a charge for any tax payable to any governmental tax authority, the Administrative Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for, the account of any Credit Party and to charge or any Credit Party’s account therefor; and (ii) the Borrowers shall notify the Administrative Agent if any Accounts include any tax due to any such taxing authority and, in the absence of such notice, the Applicable Agent shall have the right to retain the full proceeds of such Accounts and shall not be liable for any taxes that may be due from any Credit Party by reason of the sale and delivery creating such Accounts.

(e)                                  Upon the occurrence and continuation of any Event of Default, the Administrative Agent may at any time and from time to time employ and maintain in the premises of any Credit Party a custodian selected by the Administrative Agent who shall have full authority to do all acts necessary to protect the Applicable Agent’s and Lenders’ interests and to report to the Administrative Agent thereon.  Each Credit Party hereby agrees to cooperate with any such custodian and to do so whatever the Administrative Agent may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Administrative Agent by reason of the employment of the custodian shall be charged to the Borrower’s account and added to the Obligations.

10.22                     Hedging Obligations; Cash Management Obligations.

(a)                                  The term “Obligations,” as defined and used in this Agreement, includes all Hedging Obligations and Cash Management Obligations of any Borrower or any of its Subsidiaries (collectively, “Related Obligations”) to any Agent, JPMorgan, JPMorgan Canada, any Lender or any of their respective affiliates and branches (each an “Obligee” and, collectively, the “Obligees”).  Accordingly, the benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of the Related Obligations solely on the condition and understanding, as among the Agents and all Obligees, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Applicable Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the Obligees, but no Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any Obligee; provided, however, that (1) no Agent nor any US Lender shall have any right against any Canadian Credit Party or any Canadian Collateral for application against or satisfaction of any US Obligations, and (2) no Agent nor any Canadian Lender shall have any right against any US Credit Party or any US Collateral for application against or satisfaction of any Canadian Obligations, (ii) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Obligee under any separate instrument or agreement or in respect of any Related Obligation, (iii) each Obligee shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitment and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Obligee or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no Obligee (except the Agents and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no Obligee shall exercise any right of setoff, banker’s lien or similar right except to the extent such right is exercised in compliance with Section 2.13.

(b)                                 Each Credit Party hereby, jointly and severally and irrevocably and unconditionally, guarantees to each of the Obligees the full and prompt payment and performance of any and all Related Obligations to each Obligee; provided, however, that notwithstanding the foregoing, (1) no Canadian Credit Party shall be deemed to guarantee any US Obligations, and (2) no US Credit Party shall be deemed to guarantee any Canadian Obligations.  Such guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection, and the applicable Credit Parties shall remain liable on such obligations hereunder until the payment and performance in full of the applicable Related Obligations.  No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which any Borrower or any of its Subsidiaries may have against any Obligee or any other party shall be available to, or shall be asserted by, any Credit Party against any Obligee or any subsequent holder of the Related Obligations or any part thereof or against payment of the Related Obligations or any part thereof.

(c)                                  If any Credit Party becomes liable for any obligations or indebtedness owing by any Subsidiary to any Obligee by endorsement or otherwise, other than under this Section 10.22, such liability shall not be in any manner impaired or affected hereby, and the rights of each Obligee shall be cumulative of any and all other rights that any Obligee may ever have against such Credit Party.

(d)                                 In the event of default in payment or performance of any of the Related Obligations, or any part thereof, when any part of the Related Obligations becomes due, whether by its terms, by acceleration, upon demand or otherwise, the applicable Credit Parties shall promptly pay the amount due thereon to the applicable Obligee without notice or demand in dollars and it shall not be necessary for any Obligee, in order to enforce such payment by the applicable Credit Parties, first to institute suit or exhaust its remedies against any Subsidiary or others liable on such Related Obligations, or to enforce any rights against any collateral which shall ever have been given to secure such Related Obligations.  Notwithstanding anything to the contrary contained in this Section 10.22, each Credit Party hereby irrevocably subordinates to the prior and defeasible payment in full of the Related Obligations, any and all rights such Credit Party may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating such Credit Party to the rights of any of the Obligees) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Subsidiary or any other party liable for payment of any or all of the Related Obligations for any payment made by any Credit Party under or in connection with this Section 10.22 or otherwise.

(e)                                  Each Credit Party hereby agrees that its obligations under this Section 10.22 shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of any Credit Party:  (i) the taking or accepting of collateral as security for any or all of the Related Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Related Obligations; (ii) any partial release of the liability of any Borrower or any other Credit Party hereunder, or the full or partial release of any other guarantor from liability for any or all of the Related Obligations; (iii) any disability of any Credit Party or any of its Subsidiaries, or the dissolution, insolvency, or bankruptcy of any Credit Party, any of its Subsidiaries, any guarantor or any other party at any time liable for the payment of any or all of the Related Obligations; (iv) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Related Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Related Obligations; (v) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by any Obligee to any Credit Party, any of its Subsidiaries, or any other party ever liable for any or all of the Related Obligations; (vi) any neglect, delay, omission, failure, or refusal of any Obligee to take or prosecute any action for the collection of any of the Related Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Related Obligations; (vii) the unenforceability or invalidity of any or all of the Related Obligations or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Related Obligations; (viii) any payment by any Subsidiary of any Credit Party or any other party to any Obligee is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason any Obligee is required to refund any payment or pay the amount thereof to someone else; (ix) the settlement or compromise of any of the Related Obligations; (x) the non-perfection of any security interest or lien securing any or all of the Related Obligations; (xi) any impairment of any collateral securing any or all of the Related Obligations; (xii) the failure of any Obligee to sell any collateral securing any or all of the Related Obligations in a commercially reasonable manner or as otherwise required by law; (xiii) any change in the corporate existence, structure, or ownership of any Borrower or any of its Subsidiaries; or (xiv) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Credit Party or any of its Subsidiaries.

(f)                                    Each Credit Party hereby waives promptness, diligence, notice of any default under the Related Obligations, demand of payment, notice of acceptance of this guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by any Subsidiary of any Credit Party of additional obligations or indebtedness, and all other notices and demands with respect to the Related Obligations and this guaranty.

10.23                     Construction.  Each Credit Party, each Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

10.24                     Joint and Several Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Documents, each Credit Party acknowledges that it and the other Credit Parties are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which the applicable Credit Party is a party.

10.25                     USA Patriot Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

10.26                     Confidentiality.  Each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law, regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to any Borrower unless such notice is legally prohibited or such disclosure is made during an examination of a Lender’s books and records by any state or federal regulatory agency), (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 10.26, (f) to the extent required in connection with any litigation between any Credit Party and any Lender with respect to the Loans or this Agreement and the other Loan Documents, or (g) with the Borrowers’ prior written consent

10.27                     No Rights, Duties or Obligations of Documentation Agent.  The Credit Parties, each Agent and each Lender acknowledge and agree that except for the rights, powers, obligations and liabilities under this Agreement and the other Loan Documents as a Lender, General Electric Capital Corporation, as Documentation Agent, shall have no additional rights, powers, obligations or liabilities under this Agreement or any other Loan Documents in its capacity as Documentation Agent.

10.28                     Financial Assistance Limitations.  Notwithstanding any provision of this Agreement or any of the other Loan Documents to the contrary, no Canadian Credit Party or non-Domestic Subsidiary that becomes a Credit Party will have any liability hereunder or thereunder for, nor shall any of the assets of any such Canadian Credit Party or non-Domestic Subsidiary that becomes a Credit Party (including proceeds of any Collateral owned by any such Canadian Loan Party) be applied against or issued to satisfy or offset, any indebtedness, obligations or liabilities (actual or contingent) of any US Credit Party, including any US Obligations.

10.29                     Judgment Currency.

(a)                                  If, for the purpose of obtaining or enforcing any judgment against any Borrower or any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.29 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the Dollar Equivalent and, in the case of other currencies, the rate of exchange prevailing on the Business Day immediately preceding (1) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (2) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.29 being hereinafter in this Section referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower or Credit Party shall pay such additional amount (if any, but in any event not lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Borrower or Credit Party under this paragraph shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The Term “rate of exchange” in this Section means the rate of exchange at which the Administrative Agent would, on the relevant date at or about 12:00 noon (New York time), be prepared to sell the Obligation Currency against the Judgment Currency.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

WALCO INTERNATIONAL, INC.,
a Delaware corporation, as US Borrower

By:	/s/ William F. Lacey
Name:	William F. Lacey
Title:	SR. V.P. & CFO

Address for Notices:
Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: Legal Department
Facsimile: (817) 859-3218

With a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Mark D. Smith
Facsimile: (617) 570-1231

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

KVSL ACQUISITION, LTD.,
an Alberta corporation, as Canadian Borrower

By:	/s/ Jeff Hyde
Name:	Jeff Hyde
Title:	Treasurer

Address for Notices:
KVSL Acquisition, Ltd.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: Legal Department
Facsimile: (817) 859-3218

With a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Mark D. Smith
Facsimile: (617) 570-1231

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.,
a national banking association, as a US Lender, as Administrative Agent, as US Administrative Agent, as US Collateral Agent, as an Issuing Bank and as Swingline Lender

By:	/s/ Kevin D. Padgett
Name:	Kevin D. Padgett
Title:	Vice President

Address for Notices:
2200 Ross Avenue, Sixth Floor
Dallas, Texas 75201
Attention: Kevin Padgett

Domestic Lending Office:
2200 Ross Avenue, Sixth Floor
Dallas, Texas 75201

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH,
a national banking association, as a Canadian Lender, as Canadian Administrative Agent, as Canadian Collateral Agent, and as an Issuing Bank

By:	/s/ Jeffrey Burdon
Name:	Jeffrey Burdon
Title:	Vice President

Address for Notices:
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto, Ontario M5J 2J2
Attention: Barry J Walsh

Canadian Lending Office:
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto, Ontario M5J 2J2

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation, as a US Lender and as Documentation Agent

By:	/s/ Mark Blankstein
Name:	Mark Blankstein
Duly Authorized Signatory

Address for Notices:
500 W. Monroe, 17th Floor
Chicago, Illinois 60661
Attention: Walco Account Manager
Facsimile: (312) 441-7026

Domestic Lending Office:
500 W. Monroe, 17th Floor
Chicago, Illinois 60661

THE CIT GROUP/BUSINESS CREDIT, INC.,
a New York corporation, as a US Lender

By:	/s/ Michael A. Robinson
Name:	Michael A. Robinson
Title:	AVP

Address for Notices:
c/o CIT Business Credit
5420 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attention: Mark Porter
Facsimile: (972) 455-1690

Domestic Lending Office:
1211 Avenue of the Americas
New York, New York 10036

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

SUNTRUST BANK,
a Georgia banking corporation, as a US Lender

By:	/s/ J. Haynes Gentry III
Name:	J. Haynes Gentry III
Title:	Vice President

Address for Notices:
303 Peachtree Street, 2nd Floor
Atlanta, Georgia 30308
Attention: Haynes Gentry
Facsimile: (404) 588-7061

Domestic Lending Office:
303 Peachtree Street, 2nd Floor
Atlanta, Georgia 30308

GE CANADA FINANCE HOLDING COMPANY,
an Ontario corporation, as a Canadian Lender

By:	/s/ Colin Lindyard
Name:	Colin Lindyard
Duly Authorized Signatory

Address for Notices:
500 W. Monroe
Chicago, Illinois 60661
Attention: Anthony Pope

Canadian Lending Office:
123 Front Street West
Suite 1400 PO Box 14
Toronto, ON, VA M5J 2M2

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

CIT FINANCIAL LTD.,
an Ontario corporation, as a Canadian Lender

By:	/s/ Evan Bennitt
Name:	Evan Bennitt
Title:	Vice President

Address for Notices:
5420 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attention: Michael A. Robinson

Canadian Lending Office:
207 Queens Quay West, Suite 700
Toronto, Ontario M5J 1A7

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

ANIMAL HEALTH INTERNATIONAL , INC.,
a Delaware corporation, as a Grantor

By:	/s/ William F. Lacey
Name:	William F. Lacey
Title:	SR. V.P. & CFO

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: Legal Department
Facsimile: (817) 859-3218

With a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Mark D. Smith
Facsimile: (617) 570-1231

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

AMERICAN LIVESTOCK AND PET SUPPLY, INC., a Delaware corporation, as a Guarantor

By:	/s/ Damian Olthoff
Name:	Damian Olthoff
Title:	Secretary

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: Legal Department
Facsimile: (817) 859-3218

With a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Mark D. Smith
Facsimile: (617) 570-1231

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

HAWAII MEGA-COR., INC., a Hawaii corporation, as a Guarantor

By:	/s/ Damian Olthoff
Name:	Damian Olthoff
Title:	Secretary

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: Legal Department
Facsimile: (817) 859-3218

With a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Mark D. Smith
Facsimile: (617) 570-1231

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

VETERINARIAN’S OUTLET, INCORPORATED, a California corporation, as a Guarantor

By:	/s/ Damian Olthoff
Name:	Damian Olthoff
Title:	Secretary

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: Legal Department
Facsimile: (817) 859-3218

With a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Mark D. Smith
Facsimile: (617) 570-1231

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

WALCO TEXAS ANIMAL HEALTH, LLC,
a Texas limited liability company, as a Guarantor

By:	/s/ William F. Lacey
William F. Lacey, President

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Animal Health International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention: Legal Department
Facsimile: (817) 859-3218

With a copy to:
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Mark D. Smith
Facsimile: (617) 570-1231

[SIGNATURE PAGE(S) TO CREDIT AGREEMENT]

Dallas, Texas

$	, 200

FOR VALUE RECEIVED, WALCO INTERNATIONAL, INC., a Delaware corporation (herein called “US Borrower”), promises to pay to the order of                                            (herein called “Payee”), a                                           , at the banking office of JPMORGAN CHASE BANK, N.A., a national banking association acting in its capacity as US Administrative Agent under the Credit Agreement, located at 2200 Ross Avenue, Sixth Floor, Dallas, Texas 75201, Attention:  Kevin Padgett, or at such other place as Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of                                                  Dollars ($                            ), (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates provided for in the Credit Agreement and interest on all past due amounts, both principal and accrued interest, at the Past Due Rate; provided, that for the full term of this note, the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Highest Lawful Rate, if any, applicable to Payee.

If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Highest Lawful Rate, if any, applicable to Payee, the holder of this note shall refund to the payor or, at the holder’s option, credit against the principal of this note such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Highest Lawful Rate, if any, applicable to payee.  All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note.

This note has been issued pursuant to the terms of a Second Amended and Restated Credit Agreement (which, as it may have been or may be amended, restated, modified or supplemented from time to time, is herein called the “Credit Agreement”) of even effective date herewith, by and among US Borrower, Payee, each of the other Credit Parties which is now or hereafter a party thereto, JPMorgan Chase Bank, N.A., a national banking association, in its capacity as Administrative Agent and its other respective capacities specified therein, JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian Administrative Agent and its other respective capacities specified therein, and certain other signatory financial institutions named therein or which may be a party thereto from time to time, to which reference is made for all purposes.  This note is a US Revolving Credit Note under the terms of the Credit Agreement, and advances against this note by Payee or other holder hereof, payments and prepayments hereunder and acceleration hereof shall be governed by the Credit Agreement.  Capitalized words and phrases used herein and not defined herein and which are defined in the Credit Agreement shall have the same meanings herein as are ascribed to them in the Credit Agreement.

The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments

EXHIBIT A-1

1

made on this note by or for the account of US Borrower.  All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect US Borrower’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect US Borrower’s entitlement to credit for that payment as of the date received by the holder.

US Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.  Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THE CONFLICTS OF LAWS PRINCIPLES THEREOF) AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

WALCO INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

2

Toronto, Ontario

$	, 200

FOR VALUE RECEIVED, KVSL ACQUISITION, LTD., an Alberta corporation (herein called “Canadian Borrower”), promises to pay to the order of                                                      (herein called “Payee”), at the banking office of JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, acting in its capacity as Canadian Administrative Agent under the Credit Agreement, located at 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto, Ontario M5J 2J2, Attention:  Barry J. Walsh, or at such other place as Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of                                                                                      and             /100 Dollars ($                              ), (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates provided for in the Credit Agreement and interest on all past due amounts, both principal and accrued interest, at the Default Rate; provided, that for the full term of this note, the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the highest lawful rate, if any, applicable to Payee under Section 10.6 (c) of the Credit Agreement.

This note has been issued pursuant to the terms of a Second Amended and Restated Credit Agreement (which, as it may have been or may be amended, restated, modified or supplemented from time to time, is herein called the “Credit Agreement”) of even effective date herewith, by and among Walco International, Inc., a Delaware corporation (the “Borrower”), Canadian Borrower, Payee, each of the other Credit Parties which is now or hereafter a party thereto, JPMorgan Chase Bank, N.A., a national banking association, in its capacity as Administrative Agent and its other respective capacities specified therein, JPMorgan Chase Bank, N.A., Toronto Branch, in its respective capacities specified therein, and certain other signatory financial institutions named therein or which may be a party thereto from time to time, to which reference is made for all purposes.  This note is a Canadian Revolving Credit Note under the terms of the Credit Agreement, and advances against this note by Payee or other holder hereof, payments and prepayments hereunder and acceleration hereof shall be governed by the Credit Agreement.  Capitalized words and phrases used herein and not defined herein and which are defined in the Credit Agreement shall have the same meanings herein as are ascribed to them in the Credit Agreement.

The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Canadian Borrower.  All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Canadian Borrower’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Canadian Borrower’s entitlement to credit for that payment as of the date received by the holder.

EXHIBIT A-2

1

Canadian Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.  Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THE CONFLICTS OF LAWS PRINCIPLES THEREOF) AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

KVSL ACQUISITION, LTD., an Alberta corporation

By:
Name:
Title:

2

Dallas, Texas

$15,000,000.00	, 200

FOR VALUE RECEIVED, WALCO INTERNATIONAL, INC., a Delaware corporation (herein called “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A. (herein called “Payee”), a national banking association, at the banking office of JPMORGAN CHASE BANK, N.A. a national banking association acting in its capacity as US Administrative Agent under the Credit Agreement, located at 2200 Ross Avenue, Sixth Floor, Dallas, Texas 75201, Attention:  Kevin Padgett, or at such other place as Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of Fifteen Million Dollars ($15,000,000.00), (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates provided for in the Credit Agreement and interest on all past due amounts, both principal and accrued interest, at the Past Due Rate; provided, that for the full term of this note, the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Highest Lawful Rate, if any, applicable to Payee.

If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Highest Lawful Rate, if any, applicable to Payee, the holder of this note shall refund to the payor or, at the holder’s option, credit against the principal of this note such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Highest Lawful Rate, if any, applicable to payee.  All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note.

This note has been issued pursuant to the terms of a Second Amended and Restated Credit Agreement (which, as it may have been or may be amended, restated, modified or supplemented from time to time, is herein called the “Credit Agreement”) of even effective date herewith, by and among US Borrower, each of the other Credit Parties which is now or hereafter a party thereto, JPMorgan Chase Bank, N.A., a national banking association, in its capacity as Payee, as Administrative Agent and its other respective capacities specified therein, JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian Administrative Agent and its other respective capacities specified therein, and certain other signatory financial institutions named therein or which may be a party thereto from time to time, to which reference is made for all purposes.  This note is the Swingline Note under the terms of the Credit Agreement, and advances against this note by Payee or other holder hereof, payments and prepayments hereunder and acceleration hereof shall be governed by the Credit Agreement.  Capitalized words and phrases used herein and not defined herein and which are defined in the Credit Agreement shall have the same meanings herein as are ascribed to them in the Credit Agreement.

The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments

EXHIBIT B

1

made on this note by or for the account of US Borrower.  All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect US Borrower’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect US Borrower’s entitlement to credit for that payment as of the date received by the holder.

US Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.  Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THE CONFLICTS OF LAWS PRINCIPLES THEREOF) AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

WALCO INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

2

OFFICER’S CERTIFICATE

Date:

[Name and address of Lender
or Agent, as the case may be]

Attention:

Re:                              Financial Statements Required under Second Amended and Restated Credit Agreement (as the same may have been amended, modified and restated from time to time, the “Credit Agreement”) dated as of                               , 2007, by and among Walco International, Inc., KVSL Acquisition, Ltd., each of the Credit Parties which is now or hereafter a Guarantor thereunder, JPMorgan Chase Bank, N.A., a national banking association, in its capacity as Administrative Agent and its other respective capacities specified therein, and JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian Administrative Agent and its other respective capacities specified therein, and certain other signatory financial institutions named therein or which may be a party thereto from time to time, to which reference is made for all purposes

Gentlemen:

Capitalized words and phrases used herein and not defined herein and defined in the Credit Agreement are used herein with the same meanings as are assigned to them in the Credit Agreement.

The undersigned hereby certifies, warrants and represents to the addressee named above that to the best knowledge of the undersigned:

(1)                                 He or she is the duly appointed and acting [Insert title of executing Responsible Officer] of US Borrower;

(2)                                 The attached financial statements dated as of                                were prepared in conformity with GAAP consistently applied, subject only to normal and customary adjustments, and present fairly the financial position of Parent and its Subsidiaries, on a Consolidated and, if applicable, a consolidating basis, as of the date thereof and the results of its operations for the period covered thereby.

(3)                                 The following constitute true, correct and complete financial calculations, in accordance with the applicable provisions of the Credit Agreement (it being understood and agreed that some of such applicable provisions of the Credit Agreement may cause such financial calculations to not be in accordance with GAAP), for the Parent and its Subsidiaries, on a Consolidated basis, as of the end of the period covered by the attached financial statements:

EXHIBIT C

1

(a)                                  FIXED CHARGE COVERAGE RATIO:

(i)	EBITDA (see calculation below):	$
(ii)	Unfinanced Capital Expenditures:	$
(iii)	cash payments of federal, state, and local income or franchise taxes:	$
(iv)	[Line (i) less Line (ii) less Line (iii)]:	$
(v)	Debt Service Expense:	$
(vi)	cash Interest Expense:	$
(vii)	Unfinanced Cash Dividends	$
(viii)	[Line (v) plus Line (vi) and Line (vii)]:	$
(ix)	Actual Fixed Charge Coverage Ratio [ratio of Line (iv) to Line (viii)]:		to 1.00
(x)	Required Fixed Charge Coverage Ratio:		1.10 to 1.00

(b)                                 CAPITAL EXPENDITURES:

(i)	Actual Capital Expenditures for current fiscal year:	$
(ii)	Maximum Allowed Capital Expenditures each fiscal year:	$5,000,000

(c)                                  EBITDA:

(i)	Net Income:	$
(ii)	Interest Expense:	$
(iii)	Federal, state and local income and franchise taxes:	$
(iv)	depreciation and amortization expense:	$
(v)	any extraordinary charges:	$
(vi)	Permitted Management Fees:	$
(vii)	customary and reasonable director’s fees and board expenses for board of directors of the Credit Parties:	$

2

(viii)	amounts used to repurchase from Charlesbank and/or any of its Affiliates the equity securities of the Parent to the extent included within Permitted Affiliate Transactions:	$
(ix)

any other non-cash charges (including without limitation, (A) the issuance of restricted stock or stock options, (B) equity losses of Affiliates that are not a Subsidiary of any Credit Party, and (C) all charges attributable to the use of the purchase accounting method), but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of Inventory:

$
(x)	[Sum of Lines (i) through (ix)]:	$
(xi)	cash payments made during such period in respect of non-cash charges described in clause (ix) above taken in a prior period:	$
(xii)	any extraordinary gains and any non-cash items of income:	$
(xiii)	[Line (xi) plus Line (xii)]:	$
(xiv)	Actual EBITDA [Line (x) minus Line (xiii)]		$

(4)                                 The undersigned hereby certifies to his or her best knowledge as follows:

(a)                                  each representation or warranty of the Credit Parties set forth in the Credit Agreement or any other Loan Document is true and correct in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and of this date, except for (i) those representations and warranties which relate only to the Closing Date or (ii) such changes in the representations and warranties otherwise permitted by the terms of the Credit Agreement; and

(b)                                 no Event of Default or Default under the Credit Agreement has occurred and is still continuing.

3

Name:

4

[Borrower’s Letterhead]

REQUEST FOR EXTENSION OF CREDIT

Date:

JPMorgan Chase Bank, N.A., Agent
2200 Ross Avenue, Sixth Floor
Dallas, Texas 75201
Attention:  Kevin Padgett

Re:                               Loan under Second Amended and Restated Credit Agreement (as the same may have been amended, modified and restated from time to time, the “Credit Agreement”) dated as of                               , 2007, by and among Walco International, Inc., KVSL Acquisition, Ltd., the financial institutions or party thereto from time to time, each of the Credit Parties which is now or hereafter a Guarantor thereunder, JPMorgan Chase Bank, N.A., a national banking association, in its capacity as Administrative Agent and its other respective capacities specified therein, and JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian Administrative Agent and its other respective capacities specified therein (as the same may have been amended, modified and/or restated from time to time, the “Credit Agreement”)

Gentlemen:

Capitalized words and phrases used herein, but not defined herein, shall have the same meanings as are ascribed to them in the Credit Agreement.

[US Borrower requests that a US Revolving Loan be made under the Credit Agreement in the amount of $                                   and that such US Revolving Loan be made on                             , 20      , which is a Business Day (unless this request for a US Revolving Loan is received by Agent after 1.00 p.m., Chicago, Illinois time, in which case, then on the next to occur Business Day hereafter)].

[Canadian Borrower requests that a Canadian Revolving Loan be made under the Credit Agreement in the amount of [C$                                ] [Dollars                               ] and that such Canadian Revolving Loan be made on                             , 20    , which is a Business Day (unless this request for a Canadian Revolving Loan is received by Agent after 1:00 p.m., Chicago, Illinois time, in which case, then on the next to occur Business Day hereafter)].

The [US] [Canadian] Revolving Loan is to be an (check one) [] Alternate Base Rate Borrowing [] LIBOR Borrowing [] Adjusted US Base Rate (Canada) [] Adjusted Canadian Prime Rate [] Adjusted CDOR Rate.  If the [US] [Canadian] Revolving Loan is to be a [LIBOR Borrowing] [] Adjusted CDOR Rate, the Interest Period is to be (check one) [ [] one [] two [] three [] six months] [[] thirty (30), [] sixty (60), [] ninety (90) or [] one hundred eighty (180) days].

EXHIBIT D

1

[ [US] [Canadian] Borrower further requests that simultaneously with the making of the [US] [Canadian] Revolving Loan described above, the current [Alternate Base Rate Borrowing] [LIBOR Borrowing] [Adjusted US Base Rate (Canada)] [Adjusted Canadian Prime Rate] [Adjusted CDOR Rate] which matures on the same day that said [US] [Canadian] Revolving Loan is to be made (i) be converted to a [LIBOR Borrowing] [CDOR Rate Borrowing] with the same Interest Period selected for such [US] [Canadian] Revolving Loan and (ii) have its unpaid principal balance be combined with the new [US] [Canadian] Revolving Loan so that the aggregate thereof is treated as a single [LIBOR Borrowing] [CDOR Rate Borrowing] for the Interest Period designated for the new [US] [Canadian] Revolving Loan above and for all other purposes in the Credit Agreement.]

[US] [Canadian] Borrower hereby represents and warrants as follows:

(i)                                     each representation or warranty of the Credit Parties contained in the Credit Agreement is true in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and of this date, except for (1) those representations and warranties which relate only to the Closing Date or (2) such changes in the representations and warranties otherwise permitted by the terms of the Credit Agreement;

(ii)                                  no Event of Default or Default under the Credit Agreement has occurred and is still continuing;

(iii)                               so far as is known to or is ascertainable by the officers of [US] [Canadian] Borrower, the business and operations of [US] [Canadian] Borrower and all of its Subsidiaries, as conducted at all times relevant to the transactions contemplated by the Credit Agreement to and including the close of business on the date hereof, have been and are in compliance with all applicable Legal Requirements materially affecting the business and operations of [US] [Canadian] Borrower or any of its Subsidiaries.

2

The undersigned Responsible Officer executing this Request for Extension of Credit on behalf of [US] [Canadian] Borrower is the duly elected, qualified and acting                               .

[WALCO INTERNATIONAL, INC., a Delaware corporation]

[KVSL ACQUISITION, LTD., an Alberta corporation]

By:
Name:
Title:

3

RATE SELECTION NOTICE

Walco International, Inc., KVSL Acquisition, Ltd., the financial institutions or party thereto from time to time (collectively, the “Lenders”), each of the Credit Parties which is now or hereafter a Guarantor thereunder, JPMorgan Chase Bank, N.A., a national banking association, in its capacity as Administrative Agent and its other respective capacities specified therein, and JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian Administrative Agent and its other respective capacities specified therein, under that certain Second Amended and Restated Credit Agreement (as amended, supplemented and restated, the “Credit Agreement”) dated as of October         , 2007.  Any term used herein and not otherwise defined herein shall have the meaning herein ascribed to it in the Credit Agreement.

In accordance with the Credit Agreement, [US] [Canadian] Borrower hereby notifies Administrative Agent of the exercise of an Interest Option.

D.	Current borrowing(s)

	1.	Interest Option now in effect:

	2.	Amount:		$

	3.	Expiration of current Interest Period, if applicable:		, 20

E.	Proposed borrowing

	1.	Amount:		$

	2.	Date Interest Option is to be effective:		, 20

	3.	Interest Option to be applicable (check one):

☐ Alternate Base Rate
☐ LIBOR Rate
☐ Adjusted US Base Rate (Canada)
☐ Adjusted Canadian Prime Rate
☐ Adjusted CDOR Rate

	4.	Interest Period (check one if applicable):

		☐ 1 month	☐ 3 months
		☐ 2 months	☐ 6 months

		☐ thirty (30)	☐ sixty (60)
		☐ ninety (90)	☐ one hundred eighty (180) days

EXHIBIT E

1

[US] [Canadian] Borrower represents and warrants that the Interest Option and the Interest Period (if applicable) selected above comply with all provisions of the Credit Agreement and that there exists no Event of Default or Default under the Credit Agreement.

[WALCO INTERNATIONAL, INC., a Delaware corporation]

[KVSL ACQUISITION, LTD., an Alberta corporation]

By:
Name:
Title:

2

BORROWING BASE CERTIFICATE

(See Attached)

EXHIBIT F

1

***WALCO INTERNATIONAL, INC.
Borrowing Base Calculation
27-Jun-05

BORROWING BASE

(A)	Total Trade Accounts Receivable	$67,537,590
	Ineligible Accounts Receivable
	Intercompany	—
	Over 60 days past due date	540,130
	Credits Greater than 60 Days Past Due	661.260
	50% Cross Aged	109,574
	Employee or other Affiliate Sales	55,119
	Finance Charges	96,912
	Reserve for Eligible Extended Term A/R in excess of 10% of total Eligible A/R	8,989,256
	Extended Term Receivables 180 days from invoice date	262,817
	Cash Sates/COD’s	69,127
	Non U.S. or Canadian Receivable	11,814
	Contra Accounts	—
	Notes Receivable from Customers	—
	Government A/R	1,455
	Accounts exceeding 30% concentration limit	—
	Other Ineligible Categories	185,550
(B)	Total Ineligible A/R	$10,983,015

	Eligible A/R (line A less line B)	$56,554,575
(C)	Available at 85% Advance Rate A/R Availability	$48,071,389

(D)	Total Inventory Per G/L	$74,830,604
	Ineligible Inventory
	Intercompany Profit	$686,483
	Slow Moving and Obsolete including Damaged/Expired	1,003,401
	Consigned In/Out	1,268,557
	Freight In	381,065
	Raw Material	16,844
	Shipping materials, maintenance parts, supplies	—
	Non U.S. or Canadian inventory	—
	Offsite Storage	617,269
	Other Ineligible Categories	—
(E)	Total Ineligible Inventory	$3,973,619

	Eligible Inventory (line D less file E)	$70,856,985
	Available at tower of 65% Advance Rate or 85% Net Recovery Rate
(F)	Inventory Availability	$44,781,615

(G)	Eligible Equipment Per Appraisals	$2,432,910

(H)	Eligible Real Estate Per Appraisals	$5,320,000

	Eligible Real Estate & Equipment (line G plus line H)	$7,751,910

(I)	Real Estate & Equipment Availability at 75% Advance Rate	$5,814,683
	(Not to exceed $10,000,000)

EXHIBIT F

1

	A/R Availability	$48,071,389
	Inventory Availability	44,781,615
	RE&E Availability	5,814,683
(J)	Borrowing Base (line C plus line F plus line I)		98,667,686

	Aggregate Outstanding Revolving Credit and Swingline Loans	80,000,000
	Aggregate Letter of Credit Obligations	272,000
	Sales Tax Payable	241,754
	Rent Reserves estimated	500,000
	Environmental Reserves estimated	320,000
(K)	Total Non SOFA Credit Obligations		81,333,754

	Collateral Availability (line J less fine K)		$17,333,931

	Total Availability
		Core Collateral	17.333,931
		Cash on hand	2.954,046
			20,287,978

2

FORM OF INVENTORY DESIGNATION REPORT

(See Attached)

EXHIBIT G

1

Walco International, Inc. Credit Agreement
Inventory Designation Report

Subject:  Walco International, Inc., Inc

Only insert numbers m shaded Cells
We hereby certify the following information:
Date                           , 200

I. Gross inventory per General Leger		$0

Core Finished Goods Inventory	$0
Slow Moving/Obsolete/Damaged Finished Goods Inventory	$0
Cosigned Inventory	$0
Intercompany Profit	$0
Other (including offsite)	$0

Total Gross Inventory Per General Leger		$0

II. Ending Core Finished Goods inventory per Last Inventory Report	$0

plus: Inventory Manufactured/Purchased	$0
plus: Other	$0
less: Core Finished Good Product Sales	$0
less: Transfers to Slow Moving/Obsolete/Damaged Goods Inventory	$0
less: Shrinkage	$0
less: Other (including offsfte)	$0

Ending Core Finished Goods Inventory as of , 200		$0

Schedule 1.1(a)

Real Estate

1.                                       550 East Frye Road, Suite I
Chandler, Arizona 85225
(Maricopa County)

2.                                       1203 N. Imperial Avenue
El Centro, CA 92243
(Imperial County)

4.                                       303 8th Avenue
Greeley, Colorado 80631
(Weld County)

23.                                 Main & Lafayette Streets
343 W. Main Street
Mayo, Florida 32066
(Lafayette County)

5.                                       10418 Main Street
Thonotosassa, Florida 33592
(Hillsborough County)

6.                                       203 4th Avenue West
P.O. Box 1275
Twin Falls, Idaho 83301
(Twin Falls County)

24.                                 1210 East Trail Street
P.O. Box 1635
Fort Dodge Road
Dodge City, Kansas 67801
(Ford County)

7.                                       3390 W. Jones Avenue
P.O. Box 475
Garden City, Kansas 67846
(Finney County)

8.                                       3490 Jones Avenue
Garden City, Kansas 67846
(Finney County)

25.                                 1449-A West Old Highway 40
Salina, Kansas 67401
(Salina County)

9.                                       901 W. Brady Avenue
P.O. Box 459
Clovis, New Mexico 88101
(Curry County)

10.                                 1517 Highway 54 N.E.
P.O. Box 827
Guymon, Oklahoma 73942
(Texas County)

11.                                 7100 West Reno Avenue
Oklahoma City, Oklahoma 73127
(Oklahoma County)

12.                                 1601 East Rice Street
Sioux Falls, South Dakota 57103
(Minnehaha County)

13.                                 2840 Vanocker Road
P.O. Box 849
Sturgis, South Dakota 57785
(Meade County)

14.                                 310 S. Manhattan (1 acre empty lot)
Amarillo, Texas 79104
(Randall County)

26.                                 2912 SE 3rd Avenue
P.O. Box 30428
Amarillo, Texas 79104
(Potter County)

15.                                 9602 South Washington Street
Amarillo, Texas 79118
(Randall County)

16.                                 25 Dupree Drive
P.O. Box 1440
Buda, Texas 78610
(Hays County)

17.                                 806 West 7th Street
P.O. Box 245
Dalhart, Texas 79022
(Dallas County)

18.                                 2112 Jo Drive
DeSoto, Texas 79022
(Dallas County)

19.                                 11199 Rojas Drive
El Paso, Texas 75115
(El Paso County)

27.                                 802 West Oaklawn Road (Hwy 97W)
P.O. Box 89
Pleasanton, Texas 78064
(Atascosa County)
[NOTE: Borrower is currently negotiating to sell this property.]

20.                                 1802 Pulliam Street
San Angelo, Texas 76905
(Tom Green County)

21.                                 3054 W. Washington Street
Highway 377 West
P.O. Box 954
Stephenville, Texas 76401
(Erath County)

28.                                 426 N. Highway 87
P.O. Box 141
Tulia, Texas 79088
(Swisher County)

22.                                 2921 Central Freeway North
P.O. Box 3098
Wichita Falls, Texas 76306
(Wichita County)

29.                                 640 and 620 South Main Street
Spanish Fork, UT 84660
(Utah County)

Third Party Rights to Use or Occupy Owned Properties

1.                                      On July 27, 2004, Borrower entered into an Agreement with Newport Laboratories, Inc. (“Newport”) whereby Borrower agreed to allow Newport to use specified assets (specifically CAVL’s customer list, a portion of the Amarillo facility, specified equipment, and the “CAVL” name except in establishing any vendor accounts) in return for a royalty on all vaccine sales by Newport to CAVL customers existing on March 1, 2004.  In conjunction with the lease described above, Newport has the right to use a portion of the property located at 9602 South Washington Street, Amarillo, TX.

SCHEDULE 1.1(b)

LENDER COMMITMENTS

US REVOLVING CREDIT COMMITMENTS

JPMorgan Chase Bank, N.A	$49,585,714.28
General Electric Capital Corporation	$29,700,000.00
The CIT Group/Business Credit, Inc	$26,785,714.29
SunTrust Bank	$28,928,571.43
US TOTAL REVOLVING CREDIT COMMITMENTS	$135,000,000.00

CANADIAN REVOLVING CREDIT COMMITMENTS

JPMorgan Chase Bank, N.A., Toronto Branch	$8,723,809.52
GE Canada Finance Holding Company	$3,300,000.00
CIT Financial Ltd	$2,976,190.48
CANADIAN TOTAL REVOLVING CREDIT COMMITMENTS	$15,000,000.00

Schedule 5.4

Other Debt

None

Schedule 5.5

Litigation

Micro Beef Technologies, Inc. v. Lextron, Inc., et al., Civil Action No. 2:  00CV100 (N.D. Tex.).  Plaintiff, Micro Beef Technologies, Inc. (“MBT”) alleges that Walco infringed several of MBT’s patents concerning animal health technologies.  Walco answered, denying infringement, and counterclaimed, seeking a declaration that certain MBT patents were invalid.  In late 2005, in response to the on-going settlement discussions, and as a sign of good faith, Walco redesigned its health management software at issue.

Ricky Rushing v. Walco International, Inc.; Cause Number 05-C-0750-202; State of Texas; District Court, Bowie County. Plaintiff, a former employee of Walco, seeks a declaratory judgment with regard to certain non-solicitation covenants he agreed to as part of employment with Walco.  Walco filed a cross-complaint seeking enforcement of the non-competition covenants, and further alleging misappropriation of trade secrets and breach of fiduciary duty.  This case is currently in the discovery phase.

Walco International v. Chad Spitzer; Cause Number 342-210794-05, State of Texas, District Court of Tarrant County. Plaintiff, Walco, alleges breach of contract and is seeking damages in an unspecified amount and specific performance with regard to certain non-solicitation covenants Defendant agreed to as part of employment with Walco.  This case is currently in the discovery phase.

In the Matter of Sales of Unregistered Pesticide Products vs. Walco International, Inc., etc.; Case #E2006/07-1, State of California, Director of the Department of Pesticide Registration. The State of California alleges that Defendant, Walco sold unlicensed pesticides within the state of California.  This matter has been settled and we are awaiting the dismissal document.

Walco International, Inc. v. Jacob Mullican; Cause Number 0J 7-222983-07, State of Texas, District Court of Tarrant County. Plaintiff, Walco, alleges breach of contract and misappropriation and is seeking damages in an unspecified amount and specific performance with regard to certain non-solicitation covenants Defendant agreed to as part of employment with Walco.  Walco is awaiting Defendants response to the original compliant.

Bill Risinger d/b/a Risinger Farms v. Intervet, Inc., Friona Industries, Walco International, Inc., et al; Cause No. CJ-2003-372; State of Texas, District Court, Jackson County. Plaintiff, Bill Risinger d/b/a Risinger Farms alleged negligence, manufacture and sale of a defective product, failure to properly test a product in compliance with industry standards, and delivery of a “bad batch” of vaccine.  Claim resulted from damages alleged to have been incurred incident to the use of a vaccine manufactured and marketed by Intervet and sold to the Plaintiff by Hi-Pro Animal Health, a division of Friona Industries, L. P. (“Friona”) in July, 2001.  Walco was joined in the lawsuit after its acquisition of Friona’s Hi-Pro Animal Health division. Zurich, Intervet’s insurer has indemnified and defended Walco.  Plaintiff is attempting to certify this case as a class action lawsuit. This case is currently in the discovery phase and the pleadings allege damages “in excess of $10,000.”

McCosker Farms, LLC v. Walco International, Inc. et al.; Cause Number FCS027633; State of California; Superior Court, Solano County. Plaintiff, McCosker Farms, filed suit on April 7, 2006, alleging negligence, strict liability, and breach of implied warranty.  Claim resulted from damages allegedly incurred from the use of Vigortone No. 32S Plus, a product manufactured by Vigortone AG Products, Inc., and sold to Plaintiff by Walco.  Walco has filed a cross complaint for indemnification from Vigortone AG Products, Inc.  Plaintiff has alleged damages in excess of $2,000,000, but Walco’s exposure in the matter is limited to its self insurance retention of $50,000.  This case is currently in the discovery phase.

This Schedule does not include open insurance claims or other claims covered by insurance.

Schedule 5.6

Taxes

None

Schedule 5.8
Subsidiaries

Credit Party	Subsidiary and Jurisdiction of Incorporation or Organization	Percentage of the Credit Party’s Ownership of the Equity Interests of the Subsidiary
Walco International, Inc. (Borrower), a Delaware corporation	Walco do Brasil Produtos Veterinarios Ltda., a Brazilian corporation*	Credit Party owns 999 quotas; Luis Eduardo Schoueri owns 1 quota
	Walco Mexico, S.A. De C.V., a Mexican corporation*	Credit Party owns 9,999 shares; Jose Francisco Hinojosa Cuellar owns 1 share
	Province Livestock Supply, Ltd.,** a Canadian corporation	100%
	Western Veterinary Supplies Ltd.**, a Canadian corporation	100%
	American Livestock and Pet Supply, Inc., a Delaware corporation	100%
	Walco Texas Animal Health, LLC, a Texas limited liability company	100%
	Hawaii Mega-Cor., Inc., a Hawaii corporation	100%
	Cattleman’s Supply, Inc., a Arizona corporation*	100%
	KVSL Acquisition Ltd. an Alberta corporation	100%
	Veterinarian’s Outlet Incorporated, a California corporation, f/k/a Paul E. Blackmer, D.V.M., Inc.	100%
Animal Health International, Inc., a Delaware corporation	Walco International, Inc., a Delaware corporation	100%
Province Livestock Supply, Ltd.**, a Canadian corporation	Walco Canada Animal Health Ltd.,** a Canadian corporation	100%

*                                         Inactive.  Information provided is based on records available to the Borrower that may be incomplete and/or outdated.

**                                  These companies will be merged into KVSL Acquisition Ltd., with KVSL Acquisition being the surviving company, on 10/11/07.

Inactive Subsidiaries

1.             Walco do Brasil Productos Veterinarios Ltda., a Brazilian corporation

2.             Walco Mexico, S.A. De C.V., a Mexican corporation

3.             Cattleman’s Supply, Inc., a Arizona corporation. Dissolution of this company will be completed in February 2008.

Schedule 5.12

Leased Property

Tenant Name	Landlord Name	City	State	Zip Code	Lease Date	Address
Walco Canada Animal Health Ltd.	Grafton Utility Supply (Western) Ltd., Sublessor	Edmonton	AB	T6B2L7	07/01/05	9471 49th Street
Walco International, Inc.	Roger Dunn	Boaz	AL	35950	05/01/00	990 River Oaks Road
Walco International, Inc	Oscar M. Hall Marital Trust	Springdale	AR	72764-4628	04/01/00	1202 & 1204 ESI Dr.
Walco International, Inc.	Angelo L. Mazzei and Mary E. Mazzei	Bakersfield	CA	93307	08/01/04	4840 E. Brundage Lane
Paul E. Blackmer, D.V.M., Inc., d/b/a Veterinarian’s Outlet, Inc.	Paul E. Blackmer, D.V.M. and Bonnie Blackmer Revocable Trust, dated 4/3/87	Bakersfield	CA	93314	11/17/06	830 & 900 Enos Lane
Walco International, Inc.	11th Street Investments LP	Ceres	CA	95307	06/25/03	1910 Rockefeller Drive
Walco International, Inc.	Sybrand Vander Dussen	Chino	CA	91710	05/03/07	14058 Euclid Ave.
Walco International, Inc.	Carl Ross, d/b/a Safari Business Center	Ontario	CA	91761-8009	04/01/04	1906 E. Cedar Avenue
Walco International, Inc.	Andrew F. & Beverly Ann Giambroni, Trustees of the	Red Bluff	CA	96080	09/01/98	115 Metzger Road
Walco International, Inc.	Paul E. Blackmer, D.V.M. and Bonnie Blackmer Revocable Trust, dated 4/3/87	Tulare	CA	93274	04/13/07	2400 South K Street
Walco International, Inc.	Golden Valley Dairy Products	Tulare	CA	93275	01/01/96	1025 Bardsley
Walco International, Inc.	Tucker B. Partners, LLC	Visalia	CA	93792	03/08/07	8711 W. Doe Avenue
Walco International, Inc.	Walker, LLC	Okeechobee	FL	34974	06/01/03	2300 Northwest 9th St
Hawaii Mega-Cor, Inc.	Thomas E. Hayes	Aiea	HI	96701	10/01/04	99-994 Iwaena Street
Hawaii Mega-Cor., Inc.	INJ, LLC	Aiea	HI	96701	01/01/05	99-940 Iwaena Street
Walco International, Inc.	Ralph Rollin & Mabel M. Olson	Puukapu, Waimea, South Kohata	HI	96741	05/01/93	Carter Bldg., 1 Kauka Lane
Walco International, Inc.	GF Land Partnership	Spencer	IA	51301	07/15/06	1401 38th Avenue W
Western Veterinary Supply	R.S. Properties	Walcott	IA	52773	11/01/94	126 E. Meadow Lane
Walco International, Inc.	Col-Tan LLC	Caldwell	ID	83605	10/19/06	321 N. 21st Avenue
Walco International, Inc.	Garden City Leasing Company LLC	Garden City	KS	67846	01/10/05	3997 West Jones Ave.
Walco International, Inc.	Charlie Schwab	Scott City	KS	67871	09/01/05	1421 S. Hwy 83
Walco International, Inc.	Bobby & Barbaras Nance (BFCO, Inc.?)	Wichita	KS	67213	11/01/01	3031 W. Pawnee, Ste 400
Walco International, Inc.	Camary Properties L.L.C.	Hammond	LA	70405	04/01/05	1215 E. Morris St., Suite Al
Walco International, Inc.	International Church of the Four Square Gospel	Great Falls	MT	59405	07/01/91	4700 10th Avenue South
Walco International, Inc.	Arrow-Stevens Realty LLC	Clinton	NC	28328	09/01/02	315 Industrial Drive
Walco International, Inc.	Daniel C. Porter	Dickinson	ND	58601	06/01/97	2540 4th Street East
Walco International, Inc.	Sharon Cedarburg	Axtell	NE	68924	01/01/07	574 M Road
Walco International, Inc.	R. F. Wartig	Fremont	NE	68025	09/01/05	4221 North Broad Street
Walco International, Inc.	Panhandle Gren, Inc.	Gering	NE	69341	04/01/93	2840 N. 10th Street
Walco International, Inc.	Borley Moving & Storage, Inc. a Nebraska corporati	Hastings	NE	6801-6052	01/01/07	120 S. Lincoln

Tenant Name	Landlord Name	City	State	Zip Code	Lease Date	Address
Walco International, Inc.	Davidf Brown and Teresa Brown	Wisner	NE	68791	04/01/03	1615 Avenue E
Walco International, Inc.	Brett and Ginger Johnson	Clovis	NM	88101	07/05/07	5000 E. Mabry Drive
Walco International, Inc.	Joe W. Bevers	Roswell	NM	88201	12/01/01	1709-1713 S.E. Main
Walco International, Inc.	Steven D. and Jody L. Smith	Elko	NV	89801	01/01/01	2091 Last Chance Road
Walco International, Inc.	Dan Urquart	Fallon	NV	89406	11/01/91	150 Industrial Way
Walco International, Inc.	Charles Rose & Ross Zimmerman	Winnemucca	NV	89445	11/01/02	4320 W Winnemucca Blvd.
Walco International, Inc.	Woodward Livestock Auction, Inc.	Woodward	OK	73801	01/01/06	900 N. Lakeview
Walco International, Inc.	William Nels Smith	Clackamas	OR	97015	11/30/88	15760 SE 130th Street
Walco International, Inc.	Glatco Company, d/b/a West Sioux Company	Sioux Falls	SD	75104	11/01/06	1105 North Cliff Avenue
Hawaii Mega-Cor., Inc.	Tak Hop Ltd. Co.	Taipei	TI		08/01/05	575 Linsen N. Road, Ste. 602
Walco International, Inc.	A. L. Dougherty - Tennessee, LLC	Memphis (Hickory Hill Rd)	TN	38141	02/01/07	4605 Hickory Hill Road
Walco International, Inc.	Christopher R. Folk	Memphis (Raines Rd)	TN	38175	06/28/99	4869 E. Raines Road
Walco International, Inc.	Abilene Auction, Inc.	Abilene	TX	79601	09/01/05	3265 Judge Ely Blvd.
Walco International, Inc.	Bowie Livestock Commission	Bowie	TX	76230	06/03/02	Business Hwy 287
Walco International, Inc.	Peeples Family, LTD	Dalhart	TX	79022	07/01/06	1721 E. 16th Street
Walco International, Inc.	Francis Rojas, Ltd.	El Paso	TX	79935	09/01/05	11220 Rojas Dr.
Walco International, Inc.	Tarrant County Limited Partnership	Grapevine	TX	76051	06/05/02	1240 E. Northwest Hwy., #106
Walco International, Inc.	Maurice N. Waters	Hereford	TX	79045	07/01/94	200 West First Street
Walco International, Inc.	Workman Enterprises, Inc.	Nacogdoches	TX	75961	05/01/04	1413 South University Dr.
Walco International, Inc.	South Texas Commercial Builders, LLC	Pleasanton	TX	79935	07/20/07	1375 J-R Boulevard
Walco International, Inc.	Mac Family Partnership, Ltd., a TX LP	Stephenville	TX	76401	07/01/05	3058 W. Washington St
Walco International, Inc.	LPR Livestock Auction Company	Texarkana	TX	75501	06/03/02	1815 South Kings Hwy.
Walco International, Inc.	RJN Properties, LTD	Uvalde	TX	78801	10/02/02	1412 N. Getty St.
Walco International, Inc.	Maguire Partners - Solana Limited Partnership	Westlake - Solana	TX	76262	06/01/05	7 Village Circle, Ste. 200
Walco Texas Animal Health, LLC	S&S Dairy Supply, Inc.	Winnsboro	TX	75494	06/18/06	20115 Texas Hwy. 11E.
Walco International, Inc.	Dairy Farmers of America, Inc.	Amalga (Cache Valley)	UT	84335	01/02/02	6350 North 2150 West
Walco International, Inc.	Bovine Practitioners Associated, LLC	Sunnyside	WA	98944	03/02/07	445 Barnard Blvd.
Walco International, Inc.	Broken Arrow, LLC	Sunnyside	WA	98944	01/01/05	120 E. South Hill Road
Walco International, Inc.	Triple R Associates, LLC	Madison	WI	53708	12/15/97	613 Atlas Avenue

Schedule 5.13

Assumed Names

Walco International, Inc., d/b/a:

Sunwest Industries

DVM Resources

Walco Feed Additives

Central Arizona Veterinary Laboratories (“CAVL”)

Holt

Holt Products

M & M Supply Company of Florida

Paragon Logistics

R & R Olson

RXV Products

Walco Technologies

Agripharm Products

Glo-Vet

Farm City Animal Supply

Farm City Supply

Farm & City Supply

Veterinarian’s Outlet

Veterinarian’s Outlet of Sunnyside

Westlake Cattle Company

Visalia Animal Health

American Livestock and Pet Supply, Inc., d/b/a:

Triple R

Schedule 5.16

Agreements

1.                                       Term Loan Agreement made and entered into as of August 10, 2007 by and among Walco International, Inc., each of the credit parties which is now or hereafter a guarantor thereunder from time to time, each of the financial institutions which is a signatory thereto or which may from time to time become a party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for such financial institutions.

2.                                       Letter of Credit, issued on December 28, 2005 to Aetna Life Insurance Company in the amount of $132,677.10.

3.                                       Letter of Credit, issued on January 20, 2005, as amended on January 1, 2006, to Employers Insurance of Wasau, a Mutual Company, H.O. Financial in the amount of $300,000.00.

4.                                       Promissory Note, dated October 19, 2006, in the amount of $800,000 payable by Walco International, Inc. to Carl G. Izumi, Trustee of the Carl G. Izumi Trust, Dated April 29, 1994.

5.                                       Promissory Note, dated October 19, 2006, in the amount of $800,000 payable by Walco International, Inc. to Eric B. Johnson and Leslie G. Johnson, Trustees under the Eric and Les Johnson Living Trust Agreement Dated April 20, 2001.

6.                                       Promissory Note, dated October 19, 2006, in the amount of $800,000 payable by Walco International, Inc. to Charles M. Nakamura, Jr., Trustee of the Charles M. Nakamura, Jr. Trust, Dated July 1, 2004.

Schedule 5.17

Environmental Matters

None

Schedule 5.22

Transactions with Related Parties

None

Schedule 5.23
Patents, Trademarks and Copyrights

United States Trademark Registrations

Trademark	Registration No.	Filing Date	Issuance Date
AFTER-BIRTH	2,655,779	02/28/01	12/03/02
AGRI BLOCK	3,106,174	12//14/04	06/20/06
AGRIPHARM (standard character)	3,060,223	02/09/05	02/21/06
AMERICAN LIVESTOCK SUPPLY	2,249,071	11/24/97	06/01/99
ANEM-X (stylized)	2,448,175	10/16/98	05/01/01
ANIMALHEALTHPROS	2,892,087	06/10/03	10/05/04
BOVI FRESH	3,160,513	01/26/05	10/17/06
BOVI-PLAZ	2,906,705	11/18/03	11/30/04
BP-1	2,957,103	12/19/03	05/31/05
CANINE IMUNO-VAX	2,980,723	11/26/02	08/02/05
COCCICOR	1,698,740	07/24/91	07/07/92
COMEBACK	2,255,087	12/08/97	06/22/99
COVERT	2,647,268	12/18/00	11/05/02
D/TOX/BESC	2,935,544	03/31/03	03/22/05
DERMALOG	2,580,432	03/16/01	06/11/02
DEXASONE	2,857,871	12/20/02	06/29/04
DUO PEN	962,500	05/08/72	07/03/73
EQUI-DEX APPLE	3,022,062	05/06/04	11/29/05
EQUI-DEX CHERRY	3,033,106	05/06/04	12/20/05
EQUI-MINTIC SPR	2,958,000	02/26/03	05/31/05
EQUI-THRUSH	2,950,022	05/16/03	05/10/05
EXALT	2,456,199	06/21/99	05/29/01
EXIT	2,058,430	02/12/96	04/29/97
E-Z TEAR	3,140,682	05/17/05	09/05/06
FIRST COMPANION	2,392,486	10/11/96	10/10/00
FIRST IMPRESSIONS	3,184,678	02/23/05	12/12/06
GAUGE	2,644,536	12/22/00	10/29/02
GOOD START	1,955,002	03/29/95	02/06/96
ITA (and design)	2,521,274	06/01/00	12/18/01
IVERMAX	2,733,324	08/25/02	07/01/03
JUST LIKE MOM	3,146,768	01/26/05	09/19/06
KETA-STHETIC	1,915,956	10/17/94	09/05/95
LUBISEPTOL	1,837,664	07/23/93	05/31/94
MASTI-VAX	3,158,750	01/12/06	10/17/06
MINERAL MAX	3,245,245	02/11/03	05/22/07
MIRACLE FLX PELLETS	3,033,104	05/06/04	12/20/05
MIRACLE FLX SOLUTION	3,022,061	05/06/04	11/29/05
MIRACLE HOOF	3,033,105	05/06/04	12/20/05

Trademark	Registration No.	Filing Date	Issuance Date
MIRACLE SHEEN	3,219,922	04/14/06	03/20/07
MIRACLE WEIGHT GAIN	3,158,755	01/17/06	10/17/06
NASAL-VAX	2,701,501	12/28/01	03/25/03
NEOVET	1,063,116	08/25/76	04/12/77
NUTRI-SORB	2,978,920	06/10/03	07/26/05
Octagon Logo	3,176,970	06/12/85	11/28/06
ORIGIN	2,453,950	06/21/99	05/22/01
OTO SOOTHE	2,656,711	02/05/02	12/03/02
OXY-MYCIN	1,087,993	08/17/77	03/28/78
PACESETTER (and design)	2,751,326	04/11/01	08/12/03
PARAGON	2,069,515	05/31/96	06/10/97
PERFECT COAT	3,074,544	05/07/04	03/28/06
RE-NU	3,088,524	05/07/04	05/02/06
RESIST	2,794,958	01/30/03	12/16/03
RXV	1,408,163	06/12/85	09/09/86
RXV PRODUCTS	1,376,847	06/12/85	01/07/86
SCOURVAX	2,716,602	09/13/01	05/13/03
SUPPRESSOR	2,012,726	02/27/95	10/29/96
SUPRA-SULFA	1,064,285	11/07/75	04/26/77
TETNI-VAX	2,730,779	06/24/03	06/24/03
TRJPLE-HISTAMINE	2,129,878	06/10/96	01/20/98
VITA-JEC	969,052	08/02/72	09/25/73
WI/WALCO (and design)	2,193,857	11/04/97	10/06/98

United States Trademark Applications

Trademark	Serial No.	Filing Date
AMERICAN PET SUPPLY	78/313,745	10/15/03
CEFTI-JEC	78/808,086	02/06/06
CHORHEXIZOLE	78/766,781	12/05/05
DIA-ROBE	78-793141	01/17/06
EQUI-SPONGE	78/903,864	06/08/06
EXCELLENCE IN ANIMAL HEALTH	78/208,459	01/29/03
EXILE	78/907,720	06/14/06
LAST FLIGHT	78/863,712	04/18/06
MIRACLE SAND OUT	78-809119	02/07/06
NAX-C-FUR	78/836,278	03/14/06
OUTLAST	78-766802	12/05/05
PRO-SHIELD	77/130,562	03/14/07
RANCH PACK	78-593519	03/23/05
WI Walco Technologies Excellence in Animal Management	78/836276	03/14/06

United States Patents (owned)

Patent	Patent Number	Filing Date	Issuance Date
“Accurate Metering and Control System and Method for Livestock Feeding Operation.”	5,424,957	10/07/93	06/13/95

State Trademark Registrations

Trademark	Registration No.	Issue Date	State
HOLTPRODUCTS COMPANY	061,016	12/17/97	Wisconsin
HOLT PRODUCTS	061,017	12/17/97	Wisconsin
HOLT	061,018	12/17/97	Wisconsin

Canadian Trademark Registrations

Trademark	Registration No.	Issue Date
SUPPRESSOR	CA1249362	3/3/05
NOROMYCIN	CA1249363	3/3/05
NOROVET	CA1249364	3/3/05

Patent Applications

Patent Title	Application No.	Filing Date
Calf Bottle	10/995,452	11/23/04

Schedule 6.15

Financial Institutions and Accounts

Credit Party	Financial Institution
Animal Health International, Inc.	JP Morgan Chase
Walco International, Inc.	The City National Bank & Trust
Walco International, Inc.	First National Bank
Walco International, Inc.	The Bank of Alice
Walco International, Inc.	Bank of Colorado
Waico International, Inc.	US Bank
Walco International, Inc.	US Bank
Walco International, Inc.	Wells Fargo Bank
Walco International, Inc.	State National Bank
Walco International, Inc.	Wells Fargo South Dakota, N. A.
Walco International, Inc.	Heritage Bank
Walco International, Inc.	Lafayette County State Bank
Walco International, Inc.	Centura
Walco International, Inc.	First Western Bank
Walco International, Inc.	Bancorp South
Walco International, Inc.	Citizens State Bank
Walco International, Inc.	Hibernia Nafl Bank
Walco International, Inc.	Jacksboro Natl Bank/The Bowie Bank
Walco International, Inc.	The Citizens Natl Bank of Wisner
Walco International, Inc.	MidFirst Bank
Walco International, Inc.	Bank of the West
Walco International, Inc.	Zions First National Bank
Walco International, Inc.	First Interstate Bank
Walco International, Inc.	Zions First National Bank
Walco International, Inc.	First Hawaiian Bank
Walco International, Inc.	M&I Marshall & Dsley Bank #50720
Walco International, Inc.	Bank of America
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	JP Morgan Chase
Walco International, Inc.	Heritage Bank

Credit Party	Financial Institution
Walco Holdings, Inc.	JP Morgan Chase
Walco Texas Animal Health	First National Bank of Winnsboro
Hawaii Mega-Cor., Inc.	Central Pacific Bank
Hawaii Mega-Cor., Inc.	Central Pacific Bank
Hawaii Mega-Cor., Inc.	Central Pacific Bank
Hawaii Mega-Cor., Inc.	Central Pacific Bank
Hawaii Mega-Cor., Inc.	Central Pacific Bank
Hawaii Mega-Cor., Inc.	Central Pacific Bank
Hawaii Mega-Cor., Inc.	First Bank
Paul E. Blackmer, D.V.M., Inc.	Citizens National Bank
Paul E. Blackmer, D.V.M., Inc.	Citizens National Bank
Paul E. Blackmer, D.V.M., Inc.	Citizens National Bank
Paul E. Blackmer, D.V.M., Inc.	Citizens National Bank
Western Veterinarian Supplies Ltd.	Royal Bank of Canada
Walco Canada Animal Health Ltd.	Royal Bank of Canada
Province Livestock Supplies Ltd.	Royal Bank of Canada
Veterinarian’s Outlet, Incorporated	JP Morgan Chase
Veterinarian’s Outlet, Incorporated	JP Morgan Chase
Walco International, Inc. FBO KVSL Financing LP	JP Morgan Chase
Walco International, Inc. FBL KVSL Acquisition Ltd	JP Morgan Chase

Schedule 7.2

Liens

None

Schedule 7.6

Permitted Affiliate Transactions

Employment Agreement by and between Borrower and James C. Robison, effective as of May 1, 1997, as amended.

Employment Agreement by and between Borrower and Greg Eveland, effective as of September 1, 1997, as amended.

Employment Agreement by and between Borrower and William F. Lacey, effective as of August 15, 2003, as amended.

Employment Agreement by and between Borrower and Damian Olthoff, effective as of April 1, 2006.

The property leased by Borrower at 2300 Northwest 9th Street, Okeechobe, Florida is owned by Walker, LLC, an entity controlled by Borrower’s employee, Emory Walker.

Business Management Agreement between W&W Supply Company of Florida, Inc. and Borrower dated as of May 1, 2003. Emory Walker, an employee of Borrower, is the proprietor of W&W Supply Company of Florida.

The property leased by Hawaii Mega-Cor., Inc. at 99-940 Iwaena Street, Aiea, Hawaii is owned by IN J LLC, a Hawaii limited liability company owned by Carl Izumi, an officer of Hawaii Mega-Cor., Inc.

The property leased by Veterinarian’s Outlet Incorporated at 830 and 900 Enos Lane, Bakersfield, California is owned by Paul E. Blackmer, D. V.M. and Bonnie Blackmer Revocable Trust. Paul E. Blackmer is an employee is Borrower.

The property leased by Borrower at 2400 South “K” Street, Tulare, California is owned by Paul E. Blackmer, D.V.M. and Bonnie Blackmer Revocable Trust. Paul E. Blackmer is an employee is Borrower.

Animal Health International, Inc. 2007 Stock Option and Incentive Plan.

[Indemnification Agreements with Directors & Officers - Goodwin Procter, LLP to provide]

Borrower has severance agreements in place with the following individuals:

Last Name	First Name	Agreement w/Severance	Date Signed

Acker	Glenn	6 months	12/14/00
Adams	Dale	6 months	11/19/02
Aldax	Mark	6 months	03/01/00
Allgood	Judy	6 months	12/11/00

Last Name	First Name	Agreement w/Severance	Date Signed

Anshutz	Mike	6 months	12/28/00
Badgett	Mark	6 months	12/11/00
Bagnall	Brian	6 months	12/5/00
Bednorz	Morgan	6 months	06/30/02
Bisgard	Todd	6 months	12/05/00
Borelli	Dario	6 months	12/06/00
Borges	Frank	6 months	02/29/00
Broadstreet	Ken-	6 months	06/21/02
Bunker	Joel	6 months	07/05/02
Burch	Mindie	6 months	11/18/02
Burnham	Dave	6 months	11/16/02
Callahan	Ken	6 months	12/08/00
Carmichael	Alan	6 months	02/04/00
Castleman	Dale	6 months	11/20/02
Clark	Bruce	6 months	02/28/00
Cooke	Tim	6 months	03/06/00
Davis	Delbert	6 months	03/03/00
Davis	Mike	6 months	02/28/00
DeWeese	Mark	6 months	02/29/00
Dorethy	Darron	6 months	06/25/02
Edling	Craig	6 months	03/01/00
Edmonson	David	6 months	11/14/02
Evangelo	John	6 months	02/29/00
Evangelo	Joseph	6 months	03/01/00
Fanjul	Roger	6 months	09/03/03
Fennell	Kevin	6 months	02/29/00
Fien	Arnie	6 months	02/28/00
Fleenor	Berton	6 months	01/02/01
Goodwin	Ken	6 months	02/05/02
Gould	Walt	6 months	02/28/00
Greydanus	Conrad	6 months	03/06/00
Griggs	Paula	6 months	08/27/01
Grothusen	Todd	6 months	09/25/00
Harris	Doug	6 months	02/03/00
Hassenpflug	Kathy	6 months	03/10/00
Hetzel	Fred	6 months	02/25/00
Hirsbrunner	Richard	6 months	03/08/02
Hudecek	Scott	6 months	03/06/00
Kamrath	Kevin	6 months	02/04/02
Kaye	Jon	6 months	03/01/00
Kleine	Cody	6 months	12/06/00
Knight	Keith	6 months	03/08/00

Last Name	First Name	Agreement w/Severance	Date Signed

Konechne	Rich	6 months	11/14/02
Krause	Paul	6 months	02/24/00
Kuehl	Jon	6 months	02/03/00
Laird	Dan	6 months	01/12/00
Lewis	Clint	6 months	03/09/00
Lindley	Loyd	6 months	02/12/02
Long	James	6 months	09/14/01
Marquis	Tracy	6 months	02/24/00
Marshall	Cheryl	6 months	03/10/00
Mart	Rob	6 months	04/27/07
Middleton	Mark	6 months	02/04/00
Miller	David	6 months	06/20/01
Moorman	James	6 months	06/09/00
Moorman	Mitch	6 months	03/07/00
Morris	David	6 months	03/01/00
Moses	John	6 months	02/25/00
Murray	James	6 months	03/02/00
Ogle	Scott	6 months	12/07/00
Peterson	Hal	6 months	11/14/02
Powers	Roger	6 months	03/07/00
Richards	Mark	6 months	06/21/02
Riepma	Ellen	6 months	03/06/00
Salmans	Keith	6 months	03/02/00
Sarver	Paul	6 months	03/06/00
Schafer	Greg	6 months	02/12/02
Schultz	Larry	6 months	12/26/00
Sehl	Thomas	6 months	02/28/00
Smith	Harold	6 months	03/09/01
Smith	Steve	6 months	12/12/00
Snyder	Jim	6 months	11/21/00
Sommer	Tim	6 months	02/04/00
Spitzer	Todd	6 months	07/22/02
Spurlock	Larry	6 months	02/26/00
Stacy	Leon	6 months	11/11/00
Swafford	Uarda	6 months	12/07/00
Taylor	Terry	6 months	02/28/00
Tiexeira	Johnny	6 months	11/22/02
Turnage	Diana	6 months	12/03/00
Van Doren	Keith	6 months	03/07/00
Van Dyke	Patricia	6 months	03/06/00
Vander Meer	Rick	6 months	02/29/00
VanderVoort	Jeff	6 months	03/10/00

Last Name	First Name	Agreement w/Severance	Date Signed

Von Mertz	Allison	6 months	11/22/02
Watson	Rodney E.	6 months	02/27/00
Weeter	Jim	6 months	03/07/00
Wheeler	Dan	6 months	11/14/02
White	Raymond	6 months	03/04/00
Williams	Jeff	6 months	01/31/00
Williams	Johnny	6 months	02/28/00
Wilson	Dick	6 months	03/04/00
Wilson	Dave	6 months	11/26/02

Schedule 7.18

Restrictive Agreements

None